UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISA INC.

P.O. Box 8999

San Francisco, California 94128

December     , 2010

Dear Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held on January 27, 2011 at 8:30 a.m. Pacific Time at Le Méridien Hotel, 333 Battery Street, San Francisco, California 94111.

At the Annual Meeting, stockholders will be asked to vote on each of the eight proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. If you receive a paper copy of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

If you wish to attend the Annual Meeting in person, you must reserve your seat by January 25, 2011 by contacting our Investor Relations Department at (415) 932-2213. Additional details regarding requirements for admission to the Annual Meeting are described in the Proxy Statement under the heading “Do I have to do anything in advance if I plan to attend the Annual Meeting in person?”

If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact our Investor Relations Department at (415) 932-2213. If your shares are held by a broker or other nominee (that is, in “street name”), please contact the broker or other nominee for questions concerning the Annual Meeting. For questions related to voting procedures, you may contact Phoenix Advisory Partners, our proxy solicitor, at (800) 576-4314 (within the U.S.) or +1 (212) 493-3910 (International). If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, Wells Fargo Shareowner Services, by telephone at (866) 456-9417 (within the U.S.) or +1 (651) 306-4433 (International).

Thank you for your continued support. We look forward to seeing those of you who will be able to attend the Annual Meeting.

Sincerely yours,

Joseph W. Saunders
Chief Executive Officer and
Chairman of the Board

VISA INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

January 27, 2011

8:30 a.m. Pacific Time

Visa Inc.’s 2011 Annual Meeting of Stockholders will be held on January 27, 2011, at 8:30 a.m. Pacific Time, at Le Méridien Hotel, 333 Battery Street, San Francisco, California 94111. At our Annual Meeting, our stockholders will be asked:

1.	To amend our Certificate of Incorporation to declassify the board of directors;

2.	To amend our Certificate of Incorporation to implement a majority vote standard in uncontested elections of directors;

3.	To elect the ten directors nominated by our board of directors and named in the proxy statement if Proposal 1 to declassify our board is approved;

4.	To elect the three directors nominated by our board of directors and named in the proxy statement as Class I directors to serve for a three year term if Proposal 1 to declassify our board is not approved;

5.	To hold an advisory vote on executive compensation;

6.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

7.	To approve the Visa Inc. Incentive Plan, as amended and restated;

8.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2011; and

9.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

Only stockholders of our Class A common stock at the close of business on December 3, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

On or about December     , 2010, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our Class A common stock at the close of business on December 3, 2010, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

By Order of the Board of Directors

Ariela St. Pierre Corporate Secretary

San Francisco, CA

December     , 2010

Page

AUDITOR SERVICES AND FEES	74

REPORT OF THE AUDIT AND RISK COMMITTEE	75

ADDITIONAL ANNUAL MEETING INFORMATION	76

OTHER INFORMATION	76

ANNEXES
ANNEX A – Amendments to the Fifth Amended and Restated Certificate of Incorporation to Declassify the Board of Directors	A-1
ANNEX B – Amendments to the Fifth Amended and Restated Certificate of Incorporation to Implement a Majority Vote Standard in Uncontested Elections of Directors	B-1
ANNEX C – Visa Inc. Incentive Plan, as Amended and Restated	C-1

Please note that the contents of our website are not incorporated into this proxy statement.

VISA INC.

P.O. Box 8999

San Francisco, California 94128

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

JANUARY 27, 2011

We are providing you with these proxy materials in connection with the solicitation by the board of directors of Visa Inc. of proxies to be used at our 2011 Annual Meeting of Stockholders. The Annual Meeting will be at held at Le Méridien Hotel, 333 Battery Street, San Francisco, California 94111 on January 27, 2011 at 8:30 a.m. Pacific Time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Visa” or the “Company” refers to Visa Inc., a Delaware corporation.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form, and our 2010 Annual Report to Stockholders will be made available to our stockholders on or about December     , 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To amend our Certificate of Incorporation to declassify the board of directors;

•	Proposal 2: To amend our Certificate of Incorporation to implement a majority vote standard in uncontested elections of directors;

•	Proposal 3: To elect the ten directors nominated by our board of directors and named in this proxy statement if Proposal 1 to declassify the board is approved;

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Proposal 4: To elect the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three year term if Proposal 1 to declassify the board is not approved;

•	Proposal 5: To hold an advisory vote on executive compensation;

•	Proposal 6: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	Proposal 7: To approve the Visa Inc. Incentive Plan, as amended and restated;

•	Proposal 8: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the amendment to our Certificate of Incorporation to declassify the board of directors;

•	FOR the amendment to our Certificate of Incorporation to implement a majority vote standard in uncontested elections of directors;

•	FOR the election of the ten directors nominated by our board of directors and named in this proxy statement if Proposal 1 to declassify the board is approved;

•

FOR the election of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three year term if Proposal 1 to declassify the board is not approved;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation;

•	FOR the Visa Inc. Incentive Plan, as amended and restated; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. A stockholder has proposed to submit a resolution at the Annual Meeting, stating that employees and retirees of the Company should be allowed an active vote in the provision of prescription drug benefits, and the board of directors should provide a report regarding expenses associated with such benefits. If this resolution is determined to be properly presented at the Annual Meeting, the persons named on the proxy card will use their discretionary authority to vote against such resolution. We do not expect any other items of business to be brought before the Annual Meeting because the deadlines for stockholder proposals and nominations have already passed.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A common stock at the close of business on December 3, 2010, or the Record Date, may vote at the Annual Meeting. We refer to the holders of our Class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Class A common stock held as of the Record Date.

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the Record Date for any purpose germane to the Annual Meeting for ten days preceding the Annual Meeting, at our offices in Foster City, CA or at the Annual Meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (415) 932-2213 to schedule an appointment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I did not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Yes. Stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (415) 932-2213 by January 25, 2011 to reserve a seat at the Annual Meeting.

Individuals who are the beneficial owners of their Class A common stock must also bring with them to the Annual Meeting a legal proxy from the organization that holds their shares or a brokerage statement showing ownership of shares as of the close of business on the Record Date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the Record Date and are authorized to vote on behalf of the institution.

Anyone seeking admittance to the Annual Meeting who cannot prove ownership or representation as of the close of business on the Record Date, and has not reserved his or her seat in advance, may not be admitted. In addition, you must also bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about December     , 2010, we will mail the Notice of Internet Availability of Proxy Materials to stockholders of our Class A common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?”

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than January 26, 2011 to be voted at the Annual Meeting.

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By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the Notice. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 Eastern Time on January 26, 2011.

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In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 Eastern Time on January 26, 2011 will be counted;

•	attending the Annual Meeting in person and voting again; or

•	delivering a written revocation to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999, before the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange, or the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 3, 4, 5, 6 and 7. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposals 1, 2 and 8.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the amendment of our Certificate of Incorporation to declassify the board of directors (Proposal 1);

•	FOR the amendment of our Certificate of Incorporation to implement a majority vote standard in uncontested elections of directors (Proposal 2);

•	If Proposal 1 is approved, FOR the election of the ten directors nominated by our board of directors and named in this proxy statement (Proposal 3);

•	If Proposal 1 is not approved, FOR the election of the three Class I directors nominated by our board of directors and named in this proxy statement (Proposal 4);

•	FOR the approval of the compensation of our named executive officers (Proposal 5);

•	FOR the approval of an annual advisory vote on executive compensation (Proposal 6);

•	FOR the Visa Inc. Incentive Plan, as amended and restated (Proposal 7);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011 (Proposal 8); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees have the discretion to vote on routine matters such as Proposals 1, 2 and 8, but do not have discretion to vote on non-routine matters such as Proposals 3, 4, 5, 6 and 7. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposals 1, 2 and 8 and any other routine matters properly presented for a vote at the Annual Meeting.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented

at the Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had              shares of Class A common stock outstanding and entitled to vote at the Annual Meeting, meaning that              shares of Class A common stock must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals 3, 4 and 6) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 5 or 7).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 – Amendment of Certificate of Incorporation to declassify the board of directors	Majority of Shares Outstanding	Yes

Proposal 2 – Amendment to Certificate of Incorporation to allow for implementation of majority vote	Majority of Shares Outstanding	Yes

Proposal 3 – Election of ten directors (if Proposal 1 is approved)	Plurality of Votes Cast	No

Proposal 4 – Election of three Class I directors (if Proposal 1 is not approved)	Plurality of Votes Cast	No

Proposal 5 – Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 6 – Advisory vote on frequency of advisory vote on executive compensation	Plurality of Votes Cast	No

Proposal 7 – Approval of Visa Inc. Incentive Plan, as amended and restated	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 8 – Ratification of auditors for Fiscal Year 2011	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 1, 2, 5, 7 and 8, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 3, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from who you WITHHOLD your vote. The ten nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than ten directors and stockholders may not cumulate votes in the election of directors.

With respect to Proposal 4, which will only be presented for stockholder consideration at the Annual Meeting if Proposal 1 fails, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.

With respect to Proposal 6, you may vote FOR Every Year, FOR Every Two Years, FOR Every Three Years, or ABSTAIN.

If you abstain from voting on Proposals 3, 4 or 6, the abstention will not have an effect on the outcome of the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate stockholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions, and broker non-votes. We have also retained an independent inspector of election, who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

We will bear the expense of soliciting proxies. We have retained Phoenix Advisory Partners to solicit proxies for a fee of $10,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Visa personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer, our Chief Financial Officer, our President, our General Counsel, our Chief Risk Officer, and other officers and employees, and by reviewing materials provided to them and participating in meetings of the board of directors and its committees.

Corporate Governance Changes in Fiscal Year 2010 and for Fiscal Year 2011

Because our board of directors is committed to strong and effective corporate governance, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE’s listing standards. During fiscal year 2010 and for fiscal year 2011, our board made substantial changes to our corporate governance policies and practices including:

•	proposing an amendment to our Certificate of Incorporation for our stockholders’ consideration to immediately declassify our board of directors at the Annual Meeting (see Proposal 1);

•	proposing an amendment to our Certificate of Incorporation for our stockholders’ consideration to implement a majority vote standard in uncontested elections of directors (see Proposal 2);

•	instituting a director resignation policy in uncontested elections of directors, subject to our stockholders’ approval of Proposal 2 at the Annual Meeting;

•

decreasing the size of our board of directors from 17 to ten directors, effective from and after the day of our Annual Meeting, which also is discussed in the section of this proxy statement entitled “– Structure of the Board of Directors;”

•	having a board of directors comprised of 90% independent directors;

•	adopting a Claw Back Policy, which is discussed in the section of this proxy statement entitled “– Compensation Discussion and Analysis;”

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adopting an Executive Severance Plan in lieu of individual employment contracts with our senior executive officers, other than the Chief Executive Officer, which also is discussed in the section of this proxy statement entitled “– Compensation Discussion and Analysis;”

•	recommending that an advisory vote on executive compensation be held annually (see Proposal 6); and

•	adopting a political contributions policy, which is discussed in the section of this proxy statement entitled “– Political Contributions Policy.”

The changes made to our corporate governance polices and practices build upon our solid corporate governance structure, which is exemplified by:

•	a strong independent Lead Director who is elected annually by the board and whose duties and responsibilities are set forth in our Bylaws;

•	the charters of the board’s committees, which clearly establish the roles and responsibilities of each of the committees;

•	board committees that are comprised and chaired solely by independent directors;

•	our non-employee and independent directors meeting regularly in executive session;

•	a “no-hedging” policy in our insider trading policy, which prohibits our directors and executive officers from hedging the economic risk in the Visa shares they own;

•	a strong risk management program with specific responsibilities assigned to management, the board, and the board’s committees;

•	a director orientation and continuing education program;

•	our clear Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers;

•	our Corporate Governance Guidelines;

•	our limitation on the use of perquisites for directors and executive officers; and

•	the Compensation Committee’s engagement of an independent compensation consultant.

Additional information regarding the above aspects of our corporate governance and the changes made or proposed by our board of directors for fiscal years 2010 and 2011 is provided in this proxy statement in the sections entitled “Board of Directors and Committees of the Board” and “– Compensation Discussion and Analysis” and in Proposals 1 and 2.

Corporate Governance Guidelines

As a part of our board of directors’ commitment to sound corporate governance, our board has adopted a set of Corporate Governance Guidelines, which govern the operation of the board and its committees. The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines at least annually and recommends any changes to our board of directors for its consideration and approval. Our Corporate Governance Guidelines were amended in April 2010 and again in July 2010. As discussed under “Proposal 2 – Amendment to Certificate of Incorporation to Implement a Majority Vote Standard in Uncontested Elections of Directors”, the amendments approved in July 2010 are contingent on our stockholders approving Proposal 2. If Proposal 2 is approved, our Corporate Governance Guidelines as amended will be posted on our website after the Annual Meeting.

Our Corporate Governance Guidelines cover, among other topics:

•	director independence;

•	board structure and composition;

•	board member nomination and eligibility requirements;

•	board leadership and executive sessions;

•	limitations on other board and committee service;

•	committees of the board;

•	director responsibilities;

•	board and committee resources, including access to officers and employees;

•	director compensation;

•	director orientation and ongoing education;

•	succession planning; and

•	board and committee self evaluations.

Our Corporate Governance Guidelines are available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

Board Leadership Structure and Lead Director

Our board leadership structure is currently composed of a combined Chairman of the board of directors and Chief Executive Officer, an independent Lead Director, an independent Audit and Risk Committee Chairman, an independent Nominating and Governance Committee Chairwoman, and an independent Compensation Committee Chairman.

Visa Inc. has undergone a transition from a group of regional bank associations into a global public company. To lead this transition, Visa’s predecessor board in May 2007 appointed Joseph W. Saunders as Chairman and Chief Executive Officer. Our board believes it is appropriate to continue this combined role, especially given the current economic and regulatory environment. Mr. Saunders is a payments industry veteran who previously served as the Executive Chairman of our Transition Governance Committee and who is intimately familiar with our history and business. By serving as both our Chairman and Chief Executive Officer, Mr. Saunders is able to provide strong and consistent leadership and a unified voice for the Company during this transition period. The Nominating and Corporate Governance Committee of the board reviews our corporate governance profile and the board’s leadership structure on an annual basis, and may consider separating the Chairman and Chief Executive Officer roles in the future.

The executive Chairman position is paired with a strong independent Lead Director, who is annually elected by the board and whose duties and responsibilities are set forth in our Bylaws. John A. Swainson has served as our Lead Director since October 2007. Mr. Swainson is an experienced former public company chief executive officer, executive and director. For additional information regarding Mr. Swainson’s professional experience, please see “Proposal 3 – Election of Directors”.

As our Lead Director, Mr. Swainson has the following responsibilities, among others:

•	chairing executive sessions of the non-management directors at each regularly scheduled meeting of our board, and more often as necessary;

•	calling, setting the agenda for, and chairing periodic executive sessions and meetings of the independent directors and reporting accordingly to the full board;

•	chairing meetings of our board in the absence of the Chairman and Chief Executive Officer or when it is deemed appropriate in light of the Chairman’s management role;

•

providing feedback to the Chairman and Chief Executive Officer on corporate and board policies and strategies and, when requested by the board, acting as a liaison between the board and the Chief Executive Officer;

•	facilitating one-on-one communication between directors and committee chairs and the Chairman and Chief Executive Officer and other senior managers to keep abreast of their perspectives;

•	overseeing the evaluation of our Chief Executive Officer;

•	advising on the agenda and schedule of meetings for our board and strategic planning sessions based on input from directors; and

•	providing feedback on board materials in advance of board meetings.

Our board of directors also has three key committees: the Nominating and Corporate Governance Committee, chaired by Suzanne Nora Johnson; the Audit and Risk Committee, chaired by Robert W. Matschullat; and the Compensation Committee, chaired by William S. Shanahan. Each of these committees plays an important role in the governance and leadership of our board and each is chaired by an independent director with significant public company director experience. For additional information regarding these committees, please see the section of this proxy statement entitled “– Committees of the Board of Directors” and for the biographies of the Chairpersons of each of the committees, please see “Proposal 3 – Election of Directors”.

The Board of Directors’ Role in Risk Oversight

Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Visa and its stockholders. While the Chairman and Chief Executive Officer, Chief Risk Officer, and other members of our senior leadership team are responsible for the day-to-day management of risk, our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through the Lead Director, independent board committees, and majority independent board composition, with an experienced Chairman and Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of the Company uniquely positions him to promptly identify and raise key business risks to the board, call special meetings of the board when necessary to address critical issues, and focus the board’s attention on areas of concern. The Lead Director, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. The board believes there is a well-functioning and effective balance between the Lead Director, non-executive board members and the Chairman and Chief Executive Officer, which enhances risk oversight.

The board of directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at the board’s quarterly meetings, and more often as needed. On at least an annual basis, the board conducts a review of our long-term strategic plans and the Chief Risk Officer and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal and regulatory matters. On a regular basis between board meetings, our Chairman and Chief Executive Officer provides written reports to the board on the critical issues we face and recent developments in each of our principal operating areas. These reports include a discussion of business risks as well as a discussion regarding enterprise risk.

The Audit and Risk Committee is responsible for reviewing our Enterprise Risk Management, or ERM, framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit and Risk Committee meets regularly with our Chief Financial Officer, Chief Risk Officer, Chief Auditor, Chief Compliance Officer, independent auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and ERM framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. The Audit and Risk Committee meets regularly in separate executive session with the Chief Financial Officer, Chief Risk Officer, Chief Auditor, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Executive Compensation – Risk Assessment of Compensation Programs”.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Independence of Directors

The NYSE’s listing standards and our Corporate Governance Guidelines require that a majority of our board of directors and every member of the Audit and Risk, Compensation, and Nominating and Corporate Governance Committees are “independent.” Our Certificate of Incorporation further requires that at least fifty-eight percent (58%) of our board of directors is independent. Under the NYSE’s listing standards, our Corporate Governance Guidelines, and our Certificate of Incorporation, no director will be considered to be independent unless and until our board of directors affirmatively determines that such director has no direct or indirect material relationship with Visa or our management. Our board of directors reviews the independence of its members annually.

Our board of directors adopted categorical director independence standards to assist it in making its independence determinations. Our categorical director independence standards are a part of our Corporate Governance Guidelines and are available on the Investor Relations section of our website at http://investor.visa.com, under “Corporate Governance.” They are also available in print free of charge to any stockholder who requests a copy from our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999. Our board of directors uses our categorical director independence standards, which generally track the NYSE’s listing standards, to determine whether or not our directors are “independent.” When making “independence” determinations, our board of directors broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other applicable regulatory body or self-regulatory body. When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

In October 2010, our board of directors undertook its annual review of director independence and found that each of Gary P. Coughlan, Mary B. Cranston, Francisco Javier Fernandez-Carbajal, Suzanne Nora Johnson, Robert W. Matschullat, Cathy E. Minehan, David J. Pang, William S. Shanahan and John A. Swainson qualify as independent directors within the meaning of the NYSE’s listing standards, our Certificate of Incorporation and our categorical director independence standards. The board of directors also determined that Mr. Campbell, who resigned as a member of our board of directors on January 14, 2010, was independent during the portion of the fiscal year he served as a director. As an executive officer of Visa, Mr. Saunders, our Chief Executive Officer, does not meet the NYSE’s bright-line independence test.

In determining that the directors listed above are independent, the board of directors, through the Nominating and Corporate Governance Committee, considered the financial services, commercial, familial and other relationships between each director and his or her immediate family members or affiliated entities, on the one hand, and Visa and its subsidiaries, on the other hand, described below:

•

Ms. Minehan’s spouse is a managing director of the Goldman Sachs Group, Inc., or Goldman Sachs, a financial services company which, through its affiliates, in fiscal years 2008 and 2009 provided us with investment banking and certain related financial services in the ordinary course of business. No fees were paid to Goldman Sachs in fiscal year 2010 for such services. In addition, we have paid an affiliate of Goldman Sachs rent under a long-term real estate lease. Our board of directors has determined that the amounts paid to Goldman Sachs were not more than the greater of 2% of the annual consolidated gross revenues of Goldman Sachs or $1 million. Our relationship with Goldman Sachs predated Ms. Minehan’s election to our board of directors, and neither she nor her husband has played a role in our dealings with Goldman Sachs. Our board of directors has concluded that our relationship with Goldman Sachs was not a material relationship that would impede the exercise of independent judgment by Ms. Minehan.

•

Ms. Cranston’s daughter married one of our employees, Russell Hamilton, in September 2008. Mr. Hamilton is not an executive officer of the Company. However, because his compensation is approximately $225,000 per year, Mr. Hamilton is both a “Related Party” and his employment is a “Related Party Transaction” for purposes of our Statement of Policy with Respect to Related Party Transactions. Both the Audit and Risk Committee, with Ms. Cranston abstaining, and the board of directors reviewed the circumstances surrounding Mr. Hamilton’s employment and his relationship to Ms. Cranston and concluded that they are not material. Accordingly, the Audit and Risk Committee, with Ms. Cranston abstaining, approved Mr. Hamilton’s continued employment and compensation, and our board of directors determined that the relationship would not impede the exercise of independent judgment by Ms. Cranston.

•

Ms. Nora Johnson is a member of the board of directors of American International Group, Inc., or AIG, a holding company which, through its subsidiaries, provides insurance products to Visa, issues Visa cards and uses the Visa network to process Visa card payments. Visa’s relationship with AIG predated Ms. Nora Johnson’s election to our board of directors, and she has played no role in the dealings between AIG and Visa. Our board of directors concluded that our business relationship with AIG is in the ordinary course of business and would not impede the exercise of independent judgment by Ms. Nora Johnson.

•

On December 31, 2009, Mr. Swainson retired as the Chief Executive Officer of CA, Inc., an information technology company that provides us with certain software products and related services in the ordinary course of business. While Mr. Swainson was employed by CA, our board of directors had concluded that our relationship with CA satisfied the NYSE’s and our director independence standards and did not otherwise represent a material relationship that would impede the exercise of independent judgment by Mr. Swainson.

•

Contributions to certain charitable organizations with which our independent directors are affiliated also were reviewed by the board of directors. The contributions complied with the NYSE’s and our director independence standards, and the board of directors determined that they would not represent a material relationship that would impede the exercise of independent judgment by our independent directors.

Nomination of Directors

Criteria for Nomination to the Board of Directors and Diversity

Candidates for nomination to our board of directors are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board regarding director candidate qualifications. The Nominating and Corporate Governance Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board from time to time, there is not a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, and charters of the board’s committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including a candidate’s:

•	record of accomplishment in his or her chosen field;

•	depth and breadth of experience at an executive, policy-making level in business, financial services, academia, law, government, technology or other areas relevant to the Company’s activities;

•	personal and professional ethics, integrity and values;

•	commitment to enhancing stockholder value;

•	ability to exercise good judgment and provide practical insights and diverse perspectives;

•	absence of real and perceived conflicts of interest;

•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;

•	ability to attend all or almost all board of directors’ meetings in person;

•	ability to develop a good working relationship with other members of the board of directors; and

•	ability to contribute to the board of directors’ working relationship with senior management.

When considering nominees, the Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the board of directors’ overall composition and needs. In addition, our Corporate Governance Guidelines and the qualification criteria adopted by the board specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the board of directors in the director nominee identification and nomination process. Accordingly, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis prescribed by law. The Committee will assess the effectiveness of this approach as part of its review of the board’s composition as well as in the course of the board of directors’ and Committee’s self-evaluation process.

To assist it with its evaluation of the director nominees for election at the Annual Meeting, the Committee took into account the factors listed above and utilized a skills matrix highlighting the experience of our directors in areas such as leadership and policy-making, financial services, payment services, international and multi-national operations, financial literacy, risk management, and independence. Under the heading “Proposal 3 – Election of Directors”, we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Committee and the board of directors believe will best serve the interests of the board, the Company and our stockholders.

Stockholder Proposed Nominees

The Nominating and Corporate Governance Committee will consider director candidates who are timely proposed by our stockholders in accordance with our Bylaws and other procedures established from time to time by the Nominating and Corporate Governance Committee.

To propose a candidate to be considered for nomination at our 2012 annual meeting of stockholders, stockholders must deliver or mail their nomination submission and such submission must be received by our Corporate Secretary no earlier than one hundred twenty (120) days and not less than ninety (90) days prior to the date of the stockholders’ meeting to ensure adequate time for meaningful review by the Nominating and Corporate Governance Committee and board of directors. However, if we give stockholders less than one hundred (100) days’ notice or other prior public disclosure of the date of our 2012 annual meeting of stockholders, we must receive stockholder nomination submissions no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made.

Each stockholder nomination submission must include the following information:

•	a description of the candidate and the reasons for making the nomination;

•	the name and address, as they appear on our books, of the stockholder making the nomination, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of common stock owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•

a description of all arrangements and understandings, whether or not in writing, between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made;

•	the name, age, business address and residential address of such nominee;

•	the class, series and number of shares of capital stock of the Company owned beneficially and of record by such nominee;

•	the written consent of the proposed nominee to being named in the solicitation material and to serving as a director if elected;

•

a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, distribution, stock purchase or other extraordinary transaction involving the Company or any of its subsidiaries or the assets or securities of the Company or any of its subsidiaries;

•

a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any solicitation of proxies or consents from stockholders, any stockholder proposal, the election, removal or appointment of directors or executive officers of the Company or any of its subsidiaries or the policies, affairs or strategy of the Company or any of its subsidiaries; and

•

such other information regarding each nominee as would be required to be included in solicitations of proxies, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act.

For additional information about the stockholder nominee submission process, please see our Bylaws which are available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

Board of Directors and Committee Self-Evaluations

Our board of directors and each of the Nominating and Corporate Governance, Compensation and Audit and Risk committees conduct an annual self-evaluation, which includes both a qualitative and quantitative assessment by each director of the performance of the board of directors and the committee or committees on which the director sits. The Nominating and Corporate Governance Committee oversees the evaluation process and reports the results to the committees and full board of directors following the end of each year.

Code of Business Conduct and Ethics

Our board of directors has adopted a written Code of Business Conduct and Ethics that applies to all executive officers, employees and directors of the Company. Additionally, the board of directors has adopted a supplemental Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, whom we refer to collectively as senior officers. These Codes require the senior officers to engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and provide mechanisms to report unethical conduct. Our senior officers will be held accountable for their adherence to the Codes.

A copy of each of the Codes is available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.” If we amend or grant any waiver from a provision of our Codes, we will publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above or by filing a current report on Form 8-K.

Political Contributions Policy

In October 2010, we adopted a political contributions policy. Under the policy, all political contributions to be made with corporate funds must be pre-approved by the Nominating and Corporate Governance Committee. Beginning in 2011, we will post an annual report of our political contributions on our website at www.visa.com. The Nominating and Corporate Governance Committee will review the policy annually.

Communication with the Board of Directors

We believe that communications between our board of directors, our stockholders and other interested parties are an important part of our corporate governance process. As a result, our board of directors has adopted a formal process by which stockholders or other interested persons may communicate with the board or any of its members. Stockholders and other interested parties may send communications in writing to any or all directors (including the Lead Director, the Chairman of the Board, or the non-management directors as a group) electronically to board@visa.com or by mail c/o our Corporate Secretary, P.O. Box 8999, San Francisco, California 94128. Communications that meet the procedural and substantive requirements of the process approved by the board of directors will be delivered to the specified member of the board of directors, non-management directors as a group or all members of the board of directors, as applicable, on a periodic basis, which generally will be in advance of or at each regularly scheduled meeting of the board of directors. Communications of a more urgent nature will be referred to the General Counsel, the Corporate Secretary, or the Head of Global Corporate Legal, who will determine whether it should be delivered more promptly. Additional information regarding the procedural and substantive requirements for communicating with our board of directors may be found on our website at http://investor.visa.com, under “Corporate Governance” and “Board of Directors.”

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or the Codes, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to our General Counsel, our Corporate Secretary, or our Head of Global Corporate Legal. The communication will be forwarded to the chair of the Audit and Risk Committee if the General Counsel, the Corporate Secretary, or the Head of Global Corporate Legal determines that the matter has been submitted in conformity with our whistleblower procedures or otherwise determines that the communication should be so directed.

The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Availability of Corporate Governance Documents

To learn more about Visa’s corporate governance and to view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and the charters of each of the board of directors’ committees, please visit the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.” Copies of these documents are also available in print free of charge by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Structure of the Board of Directors

Current Structure of the Board of Directors

As a part of the restructuring of the Visa enterprise in October 2007, it was determined that upon completion of our initial public offering until the date of our 2011 Annual Meeting, our board of directors would be comprised of 17 directors, as follows:

•	at least ten directors who are independent under the NYSE’s rules and our Certificate of Incorporation;

•	six directors who are drawn from our principal geographic regions (known as our Regional Directors); and

•	our Chief Executive Officer.

Also as a part of our restructuring, it was agreed that our board of directors would be divided into three classes serving staggered terms. The three classes, which are required to be as nearly equal in number as possible, are designated Class I, Class II and Class III as follows:

Class I directors. Each of our Regional Directors currently serves as a Class I director. Our Class I directors were reelected at our 2009 annual meeting and will continue to serve for a term expiring on the date of our 2011 Annual Meeting.

Class II directors. Our Chief Executive Officer and five of our independent directors serve as Class II directors. Our six Class II directors were reelected at our 2009 annual meeting and, if Proposal 1 is not approved, will (subject to the exceptions noted below) serve for a term expiring on the date of our 2012 annual meeting.

Class III directors. Our remaining five independent directors serve as Class III directors. Our five Class III directors were reelected at our 2010 annual meeting and, if Proposal 1 is not approved, will (subject to the exceptions noted below) serve for a term expiring on the date of our 2013 annual meeting.

Our Certificate of Incorporation provides that from and after the day of our 2011 Annual Meeting, the number of members comprising our board of directors will be determined by an affirmative vote of the majority of the board of directors. At all times at least a majority of the members of the board must be independent pursuant to the NYSE’s listing standards and fifty-eight percent (58%) must be independent pursuant to our Certificate of Incorporation.

Structure of the Board of Directors after the Annual Meeting

During fiscal year 2010, our Nominating and Corporate Governance Committee and our board of directors undertook a review of the board’s size and composition. After careful consideration, in October 2010, the board, acting on the recommendation of the Nominating and Corporate Governance Committee, decided to reduce its overall size from 17 directors to ten directors, effective from and after the day of our 2011 Annual Meeting. As a result, our current Class I Regional Directors, Hani Al-Qadi, Charles T. Doyle, Peter Hawkins, David I. McKay, Charles W. Scharf and Segismundo Schulin-Zeuthen, whose terms expire at the Annual Meeting will not stand for re-election at the Annual Meeting.

In addition, in July 2010, the board decided to declassify the board of directors and institute annual elections of directors effective at the Annual Meeting, subject to stockholder approval of amendments to our Certificate of Incorporation at the Annual Meeting. As a result of the board of directors’ decisions, if Proposal 1 is approved by our stockholders, the stockholders will elect ten directors at the Annual Meeting, each of whom will serve until the 2012 annual meeting of stockholders (see Proposal 3). In the event Proposal 1 is not approved, two Class II directors (Mr. Saunders and Ms. Nora Johnson) and one Class III director (Mr. Swainson) will resign from their respective classes and stand for election in Class I, in place of the Regional Directors (see Proposal 4).

Following the Annual Meeting, our Nominating and Corporate Governance Committee and our board of directors will continue to consider the appropriate size and composition of the board, to determine if additional changes are necessary.

Attendance at Board of Directors’, Committee and Annual Stockholders’ Meetings

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The board of directors met twelve times during fiscal year 2010, including meetings of our independent directors. Each director attended at least 75% or more of the aggregate of (a) the total number of meetings of the board of directors and independent directors held during fiscal year 2010 and (b) the total number of meetings held by all committees of the board of directors on which such director served during fiscal year 2010. The total number of meetings held by each committee is set forth below, under “– Committees of the Board of Directors.”

It is our policy that all members of our board of directors should endeavor to attend annual meetings of stockholders at which directors are elected. All of our directors attended the 2010 annual meeting of stockholders.

Executive Sessions of the Board of Directors

The non-executive members of our board of directors and all committees of our board of directors meet in executive session without management present at each regularly scheduled in-person board and committee meeting. Additionally, the independent members of our board of directors are afforded regular opportunities to meet both with management present and in executive session without management present. John Swainson, our Lead Director, presides over executive sessions and meetings of our non-executive and independent directors, and the committee chairs, each of whom is independent, preside over executive sessions of the committees.

Committees of the Board of Directors

The current standing committees of the board of directors are the Nominating and Corporate Governance Committee, the Audit and Risk Committee, and the Compensation Committee. Each of the standing committees operates pursuant to a written charter, which is available on the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit and Risk	Nominating and Corporate Governance	Compensation
Gary P. Coughlan	M
Mary B. Cranston	M
Francisco Fernandez-Carbajal	M
Suzanne Nora Johnson		C	M
Robert W. Matschullat	C
Cathy E. Minehan	M
David J. Pang		M	M
William S. Shanahan		M	C
John A. Swainson		M	M

Audit and Risk Committee and Audit and Risk Committee Financial Expert

Members:	Robert W. Matschullat (Chairperson)

Gary P. Coughlan

Mary B. Cranston

Francisco Javier Fernandez-Carbajal

Cathy E. Minehan

Number of Meetings in Fiscal Year 2010:	Eight

Independence:	The board of directors has determined that each member of the Audit and Risk Committee is independent as defined by the NYSE’s listing standards, our Certificate of Incorporation, and our categorical director independence standards. Each member of the Audit and Risk Committee is also independent within the meaning of Rule 10A-3 under the Exchange Act.

Financial Expert:	Our board of directors has unanimously determined that Robert W. Matschullat is an “audit committee financial expert” as that term is defined under the SEC’s rules.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•

Overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm;

•	Selecting, retaining, compensating, overseeing and terminating the work of our independent registered public accounting firm;

•	Reviewing and discussing with management the disclosures required to be included in our annual report on Form 10-K;

•	Monitoring compliance with our Code of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and applicable legal requirements;

•	Reviewing the implementation and effectiveness of the Company’s compliance and ethics programs;

•	Reviewing and approving or ratifying all related person transactions in accordance with the Company’s policies and procedures with respect to related person transactions;

•	Reviewing the Company’s risk management programs and internal corporate risk management reports; and

•

Establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other Audit Committee Memberships:	No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including Visa Inc.

Compensation Committee

Members:	William S. Shanahan (Chairperson)

Suzanne Nora Johnson

David J. Pang

John A. Swainson

Number of Meetings in Fiscal Year 2010:	Four

Independence:	The board of directors has determined that each member of our Compensation Committee is independent as defined by the NYSE’s listing standards, our Certificate of Incorporation, and our categorical director independence standards. Each member of the Compensation Committee is also a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•	Establishing and reviewing the Company’s overall compensation philosophy;

•	Reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

Evaluating the performance of our Chief Executive Officer and other executive officers in light of the corporate goals and objectives and, based on such evaluation, determining, approving and reporting to the full board the annual compensation of our Chief Executive Officer and other executive officers, including salary, bonus, stock options and other benefits;

•	Reviewing and recommending the form and amount of compensation of our directors to the full board;

•	Monitoring the Company’s incentive and equity-based compensation plans;

•	Reviewing on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•

Reviewing and considering whether the Company’s incentive compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company; and

•	Reviewing and discussing with the Company’s management the compensation disclosures required to be included in the Company’s annual filings.

Nominating and Corporate Governance Committee

Members:	Suzanne Nora Johnson (Chairperson)

David J. Pang

William S. Shanahan

John A. Swainson

Number of Meetings in Fiscal Year 2010:	Seven

Independence:	The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the NYSE’s listing standards, our Certificate of Incorporation, and our categorical director independence standards.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•	Identifying individuals qualified to become our directors and selecting, or recommending that our board of directors select, nominees for our board of directors;

•	Developing and recommending to the board of directors a set of Corporate Governance Guidelines;

•	Recommending to the board of directors categorical or other standards to use in determining director independence;

•	Reviewing the qualifications and independence of the members of the board of directors;

•

Recommending to the board of directors criteria to use in identifying individuals qualified to become our directors, including specific minimum qualifications, if any, necessary for our directors to possess;

•	Recommending changes to the board of directors as to the composition or size of the board and its committees, as well as to the board’s committee structure and committee functions;

•

Establishing and monitoring a process that ensures a management continuity plan is in place and reviewed at least annually with the board of directors, including policies and principles for the selection of the Chief Executive Officer;

•	Overseeing the board of director orientation and continuing education programs; and

•	Overseeing the evaluation of the board of directors and its committees, and executive management.

Director Compensation

The following tables set forth information concerning the total compensation paid to our non-employee directors during fiscal year 2010 for their service as a member of our board of directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non- Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value & Non-qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Hani Al-Qadi	82,000	161,966	—	—	—	—		243,966
Thomas Campbell (4)	25,500	161,966	—	—	—	—		187,466
Gary Coughlan	87,000	161,966	—	—	—	20,000	(2)	268,966
Mary B. Cranston	87,000	161,966	—	—	—	17,500	(2)	266,466
Charles T. Doyle	82,000	161,966	—	—	—	20,000	(2)	263,966
Francisco Javier Fernandez-Carbajal	87,000	161,966	—	—	—	—		248,966
Peter Hawkins	82,000	161,966	—	—	—	—		243,966
Suzanne Nora Johnson	94,500	161,966	—	—	—	20,000	(2)	276,466
Robert W. Matschullat	104,500	161,966	—	—	—	20,000	(2)	286,466
David I. McKay	82,000	161,966	—	—	—	15,000	(2)	258,966
Cathy E. Minehan	87,000	161,966	—	—	—	2,500	(2)	251,466
David J. Pang	83,250	161,966	—	—	—	14,823	(2)	260,039
Charles W. Scharf	82,000	161,966	—	—	—	20,000	(3)	263,966
Segismundo Schulin-Zeuthen	82,000	161,966	—	—	—	—		243,966
William S. Shanahan	102,000	161,966	—	—	—	10,000	(2)	273,966
John A. Swainson	112,000	161,966	—	—	—	10,000	(2)	283,966

(1)	The amounts in column (c) represent the aggregate grant date fair value of the awards granted to each director computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 18-Share-Based Compensation to our fiscal year 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 19, 2010. The actual full grant value of the stock award was $161,966 for each director receiving an award. As of September 30, 2010, each active non-employee director had 2,035 unvested shares of restricted stock or restricted stock units outstanding.
(2)	Directors are eligible to participate in our Charitable Contribution Matching Gift Program, under which contributions by directors meeting the guidelines of our program are eligible for matching contributions. Amounts reflect the matching contributions we made on behalf of our directors for fiscal year 2010.
(3)	The amount represents meeting fees paid to Mr. Scharf by our subsidiary, Visa U.S.A. Inc., for his service on the Visa U.S.A. Litigation Committee. This committee met eight times during fiscal year 2010.
(4)	Mr. Campbell ceased to be a director on January 14, 2010. Amounts represent one-quarter of the annual board of directors’ retainer, Compensation Committee member retainer and Nominating and Corporate Governance Committee chair retainer.

Name (a)	Board Retainer ($)(b)		Lead Director Retainer ($)(c)	Audit & Risk Committee Chair/ Member Retainer ($)(d)		Comp. Committee Chair/ Member Retainer ($)(e)		Nominating & Corp. Governance Committee Chair Retainer ($)(f)
Hani Al-Qadi	82,000		—	—		—		—
Thomas Campbell	20,500	(1)	—	—		1,250	(1)	3,750
Gary Coughlan	82,000		—	5,000		—		—	(1)
Mary B. Cranston	82,000		—	5,000		—		—
Charles T. Doyle	82,000		—	—		—		—
Francisco Javier Fernandez-Carbajal	82,000		—	5,000		—		—
Peter Hawkins	82,000		—	—		—		—
Suzanne Nora Johnson	82,000		—	—		5,000		7,500
Robert W. Matschullat	82,000		—	22,500	(3)	—		—	(2)
David I. McKay	82,000		—	—		—		—
Cathy E. Minehan	82,000		—	5,000		—		—
David J. Pang	82,000		—	—		1,250	(4)	—
Charles W. Scharf	82,000		—	—		—		—
Segismundo Schulin-Zeuthen	82,000		—	—		—		—
William S. Shanahan	82,000		—	—		20,000		—
John A. Swainson	82,000		25,000	—		5,000		—

(1)	Mr. Campbell ceased to be a director on January 14, 2010. Amounts represent one-quarter of the annual board of directors’ retainer, Compensation Committee member retainer and Nominating and Corporate Governance Committee chair retainer.

(2)	Ms. Nora Johnson became the chair of the Nominating and Corporate Governance Committee in April 2010. Amount represents a partial annual payment for Ms. Nora Johnson’s service as chair of the Nominating and Corporate Governance Committee.
(3)	The Audit and Risk Committee chair retainer was increased from $20,000 to $25,000 in April 2010. Amount represents one-half of the fiscal year at an annual rate of $20,000 and one-half of the fiscal year at an annual rate of $25,000.
(4)	Mr. Pang became a member of the Compensation Committee in April 2010. Amount represents a partial annual payment for Mr. Pang’s service on the Compensation Committee.

Pursuant to our director compensation program, we use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the board of directors in an amount that is commensurate with their role and involvement. In setting director compensation, we consider the significant amount of time our directors will expend in fulfilling their duties as well as the skill level required of our board of directors.

Mr. Saunders, who is also our Chief Executive Officer, does not receive additional compensation for his service as a director. Each non-employee director receives compensation for service on our board of directors as described below.

Cash Compensation

Each director who is not a full-time employee is paid an annual retainer of $82,000. John A. Swainson receives an additional annual retainer of $25,000 for serving as our Lead Director. Each non-employee director who serves as a chairperson of a committee receives the following additional annual retainer for serving as such: $25,000 to the Audit and Risk Committee chairperson, which was raised from $20,000 effective April 2010, $20,000 to the Compensation Committee chairperson, and $15,000 to the Nominating and Corporate Governance Committee chairperson. An annual retainer of $5,000 is also paid to each non-employee director who serves as a member (non-chairperson) of the Audit and Risk or the Compensation Committees. In addition, customary expenses for attending board of director and committee meetings are reimbursed.

Equity Compensation

Each non-employee director receives an annual stock grant with a value of $162,000. Grants made to U.S. based directors are made in the form of restricted stock and grants made to non-U.S. based directors are made in the form of restricted stock units. In each case, the shares and units vest on the first anniversary of the grant dates, but may be accelerated upon completion of service on the board of directors.

Stock Ownership Guidelines

The board of directors established stock ownership guidelines for our non-employee directors. A guideline of three times the annual retainer was established to reinforce the importance of aligning the interests of the members of the board of directors with the interests of our stockholders. Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the director, shares jointly owned, and restricted shares and restricted stock units. Directors have five years to attain these ownership levels. Although all directors are still within this five year period, each director currently meets or exceeds the guideline. We also have an insider trading policy which, among other things, prohibits directors from hedging the economic risk of their stock ownership.

PROPOSAL 1 – AMENDMENT OF CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS

After careful consideration, in July 2010, our board of directors voted unanimously to approve, and to recommend to our stockholders that they approve, an amendment to our Fifth Amended and Restated Certificate of Incorporation to declassify the board of directors effective at the Annual Meeting. This will allow our stockholders to vote on the election of our entire board of directors each year, rather than on a staggered basis as with our current classified board structure.

If approved by our stockholders, our Certificate of Incorporation will be amended to provide for the annual election of all directors commencing immediately at the Annual Meeting (see Proposal 3 to elect ten nominees). As of October 20, 2010, each of our directors whose term does not expire at the Annual Meeting has tendered his or her resignation under our Declassification Director Resignation Policy. Each resignation is contingent and effective upon stockholder approval of this Proposal 1. If our stockholders do not approve this Proposal 1, our board will remain classified, the contingent resignations will be ineffective, and our stockholders will instead be asked to elect only three Class I directors at the Annual Meeting (see Proposal 4 to elect three nominees).

Current Classified Board Structure

Article V, Section 5.1 of our Certificate of Incorporation currently requires that our board of directors be divided into three classes of approximately equal size (Class I, Class II and Class III), each with a three-year term. Generally, absent the earlier resignation or removal of a director, the terms of the classes are staggered, meaning that only one of the three classes stands for re-election at each annual meeting of stockholders.

Rationale for Declassification

In determining whether to propose declassifying the board to our stockholders, the board of directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of Visa and our stockholders to amend our Certificate of Incorporation to declassify the board.

The board of directors recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the board will always have prior experience with the Company. Additionally, classified boards provide effective protection against unwanted takeovers and proxy contests as they make it difficult for a substantial stockholder to gain control of the board without the cooperation or approval of incumbent directors.

However, the board of directors also recognizes that a classified structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Proposed Declassification of the Board of Directors

Declassification of the board of directors requires several changes to our Certificate of Incorporation. Specifically, Article V, Section 5.1(e), Section 5.2(b) and Section 5.4 of our Certification of Incorporation must be amended to delete the references to the classified board structure. The text of the revised Article V, Section 5.1(e), Section 5.2(b) and Section 5.4, marked to show the proposed deletions and insertions, is attached as Annex A to this proxy statement. If approved by our stockholders, the amendment to our Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which would occur during the Annual Meeting and prior to consideration of the proposal to elect directors). Our board of directors will then be declassified immediately, so that every director will stand for election at the Annual Meeting (and thereafter) for a one-year term.

Stockholders are requested in this Proposal 1 to approve the proposed amendment to the Certificate of Incorporation to declassify the board of directors effective at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO

DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 2 – AMENDMENT OF CERTIFICATE OF INCORPORATION

TO IMPLEMENT A MAJORITY VOTE STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

Also in July 2010, our board of directors voted unanimously to approve, and to recommend to our stockholders that they approve, an amendment to our Certificate of Incorporation to implement a majority vote standard in uncontested elections of directors, effective at the 2012 annual meeting of stockholders.

Current Plurality Voting Standard

Our Certificate of Incorporation currently provides that our directors are elected by a plurality of the votes cast in the election of directors. Under this plurality vote standard, the director nominees who receive the highest number of affirmative votes cast are elected as directors. Accordingly, a director may be elected without receiving a majority of votes cast “For” his or her election and even if the number of “Withheld” votes exceeds the number of “For” votes.

Rationale for Implementation of Majority Voting Standard

As a part of the ongoing review of our corporate governance, our board of directors determined that it is in the best interest of Visa and our stockholders to implement a majority vote standard in uncontested director elections. The board of directors concluded that the adoption of a majority vote standard will reinforce the board’s accountability to our stockholders, by requiring that a nominee must obtain more “For” than “Against” votes in order to be elected.

The board believes, however, that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the board than the number of authorized board seats. Accordingly, we will retain plurality voting in contested elections.

Proposed Implementation of Majority Vote Standard

The implementation of the majority vote standard requires an amendment to our Certificate of Incorporation. This amendment consists of deleting the final sentence of Article V, Section 5.1, paragraph (d) of the Certificate of Incorporation, which refers to plurality voting. The text of the revised Article V, Section 5.1, paragraph (d), marked with the proposed deletion, is attached as Annex B to this proxy statement. If approved by our stockholders, this amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which is expected to occur promptly following the Annual Meeting).

The board of directors has already approved an amendment to Article III, Section 3.3 of our Amended and Restated Bylaws to provide for a majority vote standard in uncontested director elections. The amendment to the Bylaws will be effective upon the amendment to the Certificate of Incorporation, at which time the standard for the election of directors in uncontested elections will be set in our Bylaws as a majority vote standard. However, as noted above, a plurality vote standard will continue to apply in the event of a contested director election.

Additionally, because Visa is incorporated in Delaware, our board of directors also has approved amendments to our Corporate Governance Guidelines to add a director resignation policy consistent with the majority vote standard. Under the Delaware General Corporation Law, even if an incumbent director does not receive the vote required for re-election, that director will continue to serve as a “holdover director” until a successor is elected and qualified. The amended Corporate Governance Guidelines will require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive more votes cast “For” than “Against” their election, our Nominating and Corporate Governance Committee will recommend to the board of directors that it accept the nominee’s contingent resignation, unless it determines that acceptance of the resignation would not be in Visa’s best interests. The board of directors will decide whether to accept or reject the contingent resignation offer at its next regularly scheduled meeting, but in no event later than 120 days following certification of the election results. The board’s decision and its reasons will be promptly disclosed in a periodic or current report filed with the SEC.

If our stockholders do not approve the amendment of our Certificate of Incorporation to implement a majority vote standard in uncontested director elections, the corresponding amendments to our Bylaws and Corporate Governance Guidelines discussed above will not be implemented.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTE STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS.

PROPOSAL 3 – ELECTION OF DIRECTORS

If our stockholders approve Proposal 1 at the Annual Meeting, our stockholders will be asked to consider ten nominees for election to our board of directors to serve for a one year term until the 2012 annual meeting of stockholders. If our stockholders do not approve Proposal 1, this Proposal 3 will not be submitted to a vote of our stockholders at the Annual Meeting, and instead Proposal 4 (Election of Class I Directors) will be submitted in its place.

The names of the ten nominees for director, their current positions and offices, tenure as a Visa director, and their board committee memberships are set forth in the table below. All of the nominees are current Visa directors and, with the exception of Mr. Saunders, have been determined by our board to be independent. Our Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to our board of directors that each nominee be submitted to a vote of our stockholders at the Annual Meeting. The board unanimously approved the Committee’s recommendation at its meeting on October 20, 2010.

The board of directors expects each nominee to be able to serve if elected. If a nominee is unable to serve, your proxy may be voted for any substitute candidate nominated by the board of directors. In accordance with our current Certificate of Incorporation, as amended by Proposal 1, and Bylaws, the ten nominees receiving the most FOR votes will be elected for a one year term.

Name	Position with Visa	Age	Director Since	Committee Membership
Gary P. Coughlan	Director	66	October 2007	Audit and Risk Committee
Mary B. Cranston	Director	62	October 2007	Audit and Risk Committee
Francisco Javier Fernandez-Carbajal	Director	55	October 2007	Audit and Risk Committee
Robert W. Matschullat	Director	62	October 2007	Audit and Risk Committee (Chair and Audit Committee Financial Expert)
Cathy E. Minehan	Director	63	October 2007	Audit and Risk Committee
Suzanne Nora Johnson	Director	53	October 2007	Compensation Committee Nominating and Corporate Governance Committee (Chair)
David J. Pang	Director	67	October 2007	Compensation Committee Nominating and Corporate Governance Committee
Joseph W. Saunders	Chief Executive Officer and Chairman of the Board	64	May 2007	None
William S. Shanahan	Director	70	October 2007	Compensation Committee (Chair) Nominating and Corporate Governance Committee
John A. Swainson	Lead Independent Director	56	October 2007	Compensation Committee Nominating and Corporate Governance Committee

The following is additional information about each of the nominees as of the date of this proxy statement, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our board of directors to determine that the nominees should serve as one of our directors.

Gary P. Coughlan was the Chief Financial Officer and Senior Vice President of Finance of Abbott Laboratories, a global, broad-based health care company, from May 1990 until his retirement in March 2001. Prior to joining Abbott Laboratories, Mr. Coughlan was employed by Kraft Foods in various financial positions, the last one being Senior Vice President and Chief Financial Officer. He also previously served as a director of The Hershey Company, Arthur J. Gallagher & Co., and General Binding Corporation. Mr. Coughlan holds a Bachelor of Arts degree in Economics from St. Mary’s College, a Masters degree in Economics from the University of California, Los Angeles and a Master of Business Administration degree from Wayne State University.

Qualifications, Experience, Key Attributes and Skills: Mr. Coughlan has more than 30 years of leadership and financial experience with U.S. publicly-traded companies, having served in senior finance roles at Abbott Laboratories and Kraft Foods and as a member of the board of directors of The Hershey Company, Arthur J. Gallagher & Co., and General Binding Corporation. While at Abbott Laboratories, Mr. Coughlan was responsible for treasury, controllership, tax, audit, corporate strategy and development, investor relations, public affairs, information technology, e-commerce, administration and purchasing, areas that are directly relevant to Visa’s operations and activities as well as to Mr. Coughlan’s service on our Audit and Risk Committee. Mr. Coughlan also has extensive experience reviewing corporate strategic risks, determining risk appetites, and overseeing processes for risk identification, avoidance and mitigation, through his prior roles as Chief Financial Officer and audit committee chairman for several major companies.

Mary B. Cranston is the Firm Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. She was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of the firm until December 2006. Ms. Cranston also serves as a director of GrafTech International, Ltd., Juniper Networks, Inc., Exponent, Inc. and International Rectifier Corporation. Ms. Cranston holds an A.B. degree in Political Science from Stanford University, a Juris Doctor degree from Stanford Law School, and a Master of Arts degree in Educational Psychology from the University of California, Los Angeles.

Qualifications, Experience, Key Attributes and Skills: Through her tenure at the Pillsbury law firm, Ms. Cranston has gained a broad understanding of the business and regulation of the financial services industry as well as of the management of a global enterprise. Ms. Cranston has represented banks and financial institutions for over 30 years, and as Chief Executive Officer of the firm, she regularly met with senior executives from its banking clients, covering their concerns and issues relevant to the financial services industry. She also oversaw the opening of the firm’s offices in London, Singapore, Sydney and Hong Kong, and expanded the Tokyo office. In addition to her financial services background, Ms. Cranston has substantial expertise in complex antitrust, class action and securities law and was recognized by the National Law Journal in 2002 as one of the “100 Most Influential Lawyers in America.” As a director of four other U.S. publicly-traded companies she has regularly reviewed corporate strategies, financial and operational risks and throughout her legal career has identified and managed legal risks for many Fortune 500 companies. Ms. Cranston’s experience and background provide her with significant insight into the legal and regulatory issues facing Visa and its clients, as well as into the challenges of operating a diverse multi-national enterprise.

Francisco Javier Fernandez-Carbajal has been a consultant for public and private investment transactions and a wealth management advisor since January 2002. From July 2000 to January 2002, Mr. Fernandez-Carbajal served as Chief Executive Officer of the Corporate Development Division of Grupo Financiero BBVA Bancomer, S.A., a Mexico-based banking and financial services company that owns BBVA Bancomer, one of Mexico’s largest banks. Prior to this role, he held other senior executive positions at Grupo Financiero Bancomer since joining in September 1991, serving as President from October 1999 to July 2000, and as Chief Financial Officer from October 1995 to October 1999. Until August 2007, Mr. Fernandez-Carbajal also served as a member of the boards of several publicly-traded companies in Mexico, including Grupo Bimbo, S.A.B. de C.V., Grupo Gigante, S.A.B. de C.V., IXE Grupo Financiero, S.A.B. de C.V., Grupo Lamosa, S.A.B. de C.V. and, until March 2008, as a member of the board of El Puerto de Liverpool, S.A.B. de C.V. He currently serves on the boards of directors of Fomento Economico Mexicano, S.A.B. de C.V., Grupo Aeroportuario del Pacifico, S.A.B. de C.V., Fresnillo, Ltd., ALFA S.A.B., and several privately held companies. Mr. Fernandez-Carbajal holds a degree in Mechanical and Electrical Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey and a Master of Business Administration degree from Harvard Business School.

Qualifications, Experience, Key Attributes and Skills: Mr. Fernandez-Carbajal has substantial payment systems, financial services, and leadership experience from his tenure with Grupo Financiero BBVA Bancomer, for which he served in a variety of senior executive roles, including Chief Executive Officer of the Corporate Development Division, Executive Vice President of Strategic Planning, Deputy President of Systems and Operations, Chief Information Officer, Deputy President, President and Chief Financial Officer. Mr. Fernandez-Carbajal’s background and career in the payments and financial services industry in Mexico enables him to bring global perspectives to the board and to provide relevant insights regarding Visa’s strategies, operations and management. In addition, while at BBVA Bancomer, Mr. Fernandez-Carbajal chaired the bank’s Assets and Liabilities Committee, Credit Committee, and Operational Risk Committee, which enhanced his understanding of risk management of large, complex organizations. As the Chief Financial Officer of a large publicly traded company, and through his board and committee membership with several large companies in Mexico, Mr. Fernandez-Carbajal has accumulated extensive experience in corporate finance and accounting, financial reporting, and internal controls, which contributes to his service on our Audit and Risk Committee.

Robert W. Matschullat is a private equity investor. From March 2006 to October 2006, Mr. Matschullat served as the interim Chairman and interim Chief Executive Officer of The Clorox Company, a global consumer products company. From January 2004 through January 2005, and from January 2005 through March 2006, he served as both Chairman and Presiding Director of the Clorox board, respectively. He also served as the Vice Chairman of the board of directors and as Chief Financial Officer of The Seagram Company Limited, a global company with entertainment and beverage operations, from 1995 until 2000. Previously, he was head of worldwide investment banking at Morgan Stanley & Co. Incorporated, a securities and investment firm, from 1991 to 1995 and served on the board of directors of Morgan Stanley from 1992 to 1995 and McKesson Corporation from 2002 to 2007. Mr. Matschullat currently serves on the board of directors of Clorox and The Walt Disney Company. Mr. Matschullat holds a Bachelor of Arts degree in Sociology from Stanford University and a Master of Business Administration degree from the Stanford Graduate School of Business.

Qualifications, Experience, Key Attributes and Skills: Mr. Matschullat has substantial leadership, financial services, and risk management experience, having served as the head of worldwide investment banking and a director of Morgan Stanley, the Vice Chairman and Chief Financial Officer of Seagram, and the Chairman and interim Chief Executive Officer of Clorox. While at Seagram, Mr. Matschullat was responsible for all finance, strategic planning, corporate communications, government, tax, accounting and internal auditing, mergers and acquisitions, and risk management functions. Mr. Matschullat also has served as the chair of the audit committees of Clorox and Disney and as chair of the finance committee and a member of the audit committee of McKesson, roles that enhanced his expertise in the areas of corporate finance, accounting, internal controls and procedures for financial reporting, risk management oversight, and other audit committee functions. Mr. Matschullat’s background and experience are directly relevant to his service on our board of directors and our Audit and Risk Committee, for which he serves as both chairman and audit committee financial expert. Mr. Matschullat also has experience managing multinational operations from his tenure at Morgan Stanley, which operates in over 35 countries around the world, as well as Seagram and Clorox, which operates in over 23 countries.

Cathy E. Minehan retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System. From July 1994 until her retirement, she was the President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee, the body responsible for U.S. monetary policy. She also was the First Vice President and Chief Operating Officer of the Bank from July 1991 to July 1994. Ms. Minehan has served as Managing Director of Arlington Advisory Partners, an advisory services firm, since July 2007. She also serves as a director of Becton, Dickinson and Company, Massachusetts Mutual Life Insurance Company (MassMutual), MITRE Corporation, and as a member of the board of several not-for-profit organizations. Ms. Minehan holds a Bachelor of Arts degree in Political Science from the University of Rochester and a Master of Business Administration degree from New York University.

Qualifications, Experience, Key Attributes and Skills: Ms. Minehan has extensive payment systems, financial services, risk management, leadership, and financial and economic policy-making experience from her long tenure with the Federal Reserve System. She has served as the President and Chief Executive Officer, as well as the First Vice President and Chief Operating Officer, of the Federal Reserve Bank of Boston, and as Senior

Vice President of the Funds, Securities and Accounts Group of the Federal Reserve Bank of New York. While at the Federal Reserve Bank of Boston, she chaired the Financial Services Policy Committee, which oversees the activities of the Federal Reserve Banks’ product and function offices in providing $1 billion in financial services to U.S. financial organizations. She also was a member of the Payment System Policy Advisory Committee, a committee of Governors and Reserve Bank Presidents that considers issues related to systemic risk in national and international payment systems and advises Reserve Bank officials on public policy issues in the nation’s retail payment system. As President and Chief Executive Officer of the Federal Reserve Bank of Boston, she oversaw the Bank’s Enterprise Risk Management (ERM) process and, as Chair of the Conference of Reserve Bank Presidents, oversaw ERM discussions among all of the Reserve Banks. She also was a participant in regulatory oversight of risk management systems at large financial institutions in New England. Ms. Minehan has remained current on risk management issues and best practices for audit committees and boards through her service on the audit committees of Becton, Dickinson and MassMutual, experience which is directly relevant to her board and Audit and Risk Committee service at Visa.

Suzanne Nora Johnson served as the Vice Chairman of The Goldman Sachs Group, Inc., a bank holding company and a global investment banking, securities and investment management firm, from November 2004 until her retirement in January 2007. Prior to this position, she served in various leadership roles since joining Goldman Sachs in 1985, including Chair of the Global Markets Institute, head of the Global Investment Research Division and head of the firm’s Global Healthcare Business. Ms. Nora Johnson currently serves as a director of the American International Group, Inc., Intuit Inc., Pfizer Inc., and as a member of the board of several not-for-profit organizations. Ms. Nora Johnson holds a Bachelor of Arts degree in Economics, Philosophy/Religion and Political Science from the University of Southern California and a Juris Doctor degree from Harvard Law School.

Qualifications, Experience, Key Attributes and Skills: Ms. Nora Johnson has extensive financial services, international and executive leadership experience from her 21 year tenure at Goldman Sachs. As Vice Chairman of the firm, as well as in her prior roles as Chair of the Global Markets Institute, head of the Global Investment Research Division, and head of the firm’s Global Healthcare Business, Ms. Nora Johnson gained expertise in strategic and financial planning, risk oversight, and multinational operations, which enable her to provide sound guidance and insight regarding Visa’s strategies and management. Ms. Nora Johnson also has significant financial experience from her work in investment banking and investment research, including a thorough understanding of financial statements, corporate finance, accounting and capital markets. Prior to joining Goldman Sachs, Ms. Nora Johnson clerked for the United States Court of Appeals for the Fourth Circuit and practiced transactional and banking law at a pre-eminent national law firm, background that provides her with critical insight on the laws and regulations that impact Visa. Ms. Nora Johnson’s board and committee service for Pfizer, American International Group, and Intuit similarly contribute to her strong understanding of corporate governance and the best practices of effective publicly-traded company boards, which facilitate her role as Chair of our Nominating and Corporate Governance Committee.

David J. Pang currently serves as Chief Executive Officer of Kerry Group Kuok Foundation Limited, a charitable organization, and as Chairman of the board of directors of SCMP Group Limited, a diversified media company whose publications include the South China Morning Post. Dr. Pang has been an adjunct Professor in the Faculty of Business Administration of The Chinese University of Hong Kong since 2002 and the Faculty of Business of City University of Hong Kong since 2004. He served as Chief Executive Officer of the Airport Authority of Hong Kong, a statutory body in Hong Kong, from January 2001 to February 2007. Dr. Pang was Corporate Vice President of E.I. DuPont de Nemours and Company, a global science and technology company, and the Chairman of DuPont Greater China from 1995 to 2000. He holds a Masters degree in Engineering from the University of Rhode Island and a Ph.D. in Engineering from the University of Kentucky.

Qualifications, Experience, Key Attributes and Skills: Dr. Pang has significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses, and a long record of achievement as a senior executive for multinational corporations and organizations operating in the United States, Asia and elsewhere. As the Chief Executive Officer of the Airport Authority of Hong Kong, he substantially improved the financial and operational performance of the Hong Kong Airport, and played a leading role in its long-term commercial growth and development. The Airport was named the world’s best airport for five consecutive years during his tenure. Dr. Pang also enjoyed a successful career with E.I. DuPont, where he was Corporate Vice

President in charge of DuPont’s worldwide nonwovens business and Chairman of DuPont Greater China. While at DuPont, Dr. Pang held a number of progressively senior positions across various DuPont businesses, with management responsibilities spanning Asia Pacific, North America, Europe, the Middle East, and South America. Dr. Pang also has taught and lectured on business and engineering at universities in North America and Asia. Dr. Pang’s demonstrated leadership ability and broad international business and academic experience enhance the board’s diversity of knowledge and perspectives, and contribute to the board’s understanding of the global markets in which Visa operates.

Joseph W. Saunders was named Chairman of the board and Chief Executive Officer of Visa Inc. upon its formation in May 2007. Prior to this role, Mr. Saunders was President and Chief Executive Officer of Providian Financial Corporation from November 2001, and Chairman of the board of directors from May 2002, until Washington Mutual’s acquisition of Providian in 2005. Following the acquisition Mr. Saunders agreed to remain with Washington Mutual as President of Card Services, for a transitional period from October 2005 to February 2007. Washington Mutual filed for Chapter 11 voluntary bankruptcy in September 2008. From 1997 until 2001, Mr. Saunders served as Chairman and Chief Executive Officer of Fleet Credit Card Services at FleetBoston Financial Corporation. Prior to joining FleetBoston, Mr. Saunders spent 12 years at Household International, Inc., where he held various senior roles including Chief Executive of Card Services and head of the private label credit card business. Mr. Saunders also was a member of the Visa U.S.A. board of directors from October 2002 to February 2007, a member of the Visa International Service Association board of directors from October 2005 to February 2007, and the Executive Chairman of Visa International’s Transition Governance Committee until the formation of Visa Inc. in May 2007. From 1993 to 1997, while Mr. Saunders was at Household International, Mr. Saunders served as a member of the boards of MasterCard International Inc. and MasterCard U.S.A., and was elected Chairman of MasterCard International’s board in 1996. He also served as a director of NewStar Financial, Inc. from December 2006 to October 2007. Mr. Saunders holds a Bachelor of Science degree in Business Administration and a Master of Business Administration degree, both from the University of Denver.

Qualifications, Experience, Key Attributes and Skills: Mr. Saunders is an industry veteran who has more than 30 years of payment systems, financial services, leadership, and international experience, as well as comprehensive knowledge of our Company and its operations. Mr. Saunders has had the benefit of viewing Visa from many perspectives, both as a former customer and board member and as our current Chief Executive Officer and Chairman. As the prior Chairman of Visa’s Transition Governance Committee and as our Chief Executive Officer, Mr. Saunders led the Company through its merger and transition from a group of regional operating companies into a global, integrated public enterprise.

Mr. Saunders is responsible for managing all facets of Visa’s domestic and international businesses, a role that provides him with critical insight into our operations and the challenges and opportunities we face. In addition, in his prior senior executive roles with Washington Mutual, Providian, Fleet Credit Card Services, and Household International, as well as his board service with MasterCard, Mr. Saunders gained extensive experience in the payment card and financial services industry and in executive management. This experience, coupled with his in-depth knowledge of our Company, contributes to Mr. Saunders’s effective leadership of our board of directors and facilitates the board’s oversight of risk, strategic and financial planning, and other critical management functions.

William S. Shanahan was the President of Colgate-Palmolive Company, a global consumer products company, from 1992 to September 2005. Previously, he served as Colgate-Palmolive’s Chief Operating Officer, a position he held from 1989 until his appointment as President in 1992. While at Colgate-Palmolive, Mr. Shanahan worked in senior management positions for a number of Colgate-Palmolive’s foreign subsidiaries, and from 1978 to 1980 was the Chief Executive Officer of Helena Rubinstein, Inc., a global cosmetics company (then a Colgate subsidiary). From 1980 to 1981 Mr. Shanahan ran Colgate Palmolive’s Latin American division and from 1982 to 1984 he was the Group Vice President of Europe and Africa. Mr. Shanahan also has served on the board of directors of several publicly-traded companies, including Diageo plc. from 1999 to 2009 and Life Technologies, Inc. from 2008 to 2010. Mr. Shanahan currently serves on the board of directors of Central European Distribution Corporation, an international alcoholic beverage company, and is a Management Advisor to ValueAct Capital LLC, a privately owned hedge fund based in San Francisco. Mr. Shanahan holds a Bachelor of Arts degree from Dartmouth College and has done graduate studies in Japan and the Philippines.

Qualifications, Experience, Key Attributes and Skills: Mr. Shanahan has significant leadership, operational and international experience from his long tenure as a senior executive and director of large, multinational corporations. For almost 40 years, Mr. Shanahan served in positions of increasing responsibility at Colgate-Palmolive, most recently as its President from 1992 until his retirement in September 2005, and as its Chief Operating Officer from 1989 to 1992. While serving as President, Mr. Shanahan was responsible for all of Colgate Palmolive’s operating divisions worldwide, including its businesses in Latin America, Europe, Africa, Central Europe and Russia, the United States, Canada, the Caribbean, Asia Pacific, and the South Pacific. He also was responsible for global manufacturing, research and development, global marketing, global sales, information technology, and global diversity. Previously, Mr. Shanahan served in leadership positions with several foreign and domestic Colgate-Palmolive subsidiaries, including as the Chief Executive Officer of Helena Rubinstein, a subsidiary with global operations. In addition, Mr. Shanahan has been a director of several large, publicly-traded international companies, including Diageo plc, Life Technologies, Inc., and prior to 2005, The Mead Corporation, The Molson Companies Limited, and Duracell International, Inc. Mr. Shanahan’s many senior executive and global roles provide him with a unique perspective regarding Visa’s worldwide operations and strategies, as well as regarding corporate performance, leadership development, and best practices and processes for complex organizations.

John A. Swainson has served as a Senior Advisor to Silver Lake, a global private investment firm, since June 2010. Mr. Swainson was the Chief Executive Officer of CA, Inc. (now CA Technologies), an information technology management software company, from February 2005 to December 2009 and was President and a director of CA, Inc. from November 2004 to December 2009. Prior to his joining CA, Inc., from July 2004 to November 2004 Mr. Swainson was the Vice President of Worldwide Sales for the Software Group of International Business Machines Corporation (IBM), a globally integrated technology company. From 1997 to 2004, Mr. Swainson was General Manager of the Application Integration Middleware division of IBM. He also served as a director of Visa U.S.A. from April 2006 to October 2007, and currently serves as a director of Cadence Design Systems, Assurant Inc. and Broadcom Corporation. Mr. Swainson holds a Bachelor of Applied Science degree in Engineering from the University of British Columbia.

Qualifications, Experience, Key Attributes and Skills: Mr. Swainson has significant experience in the information technology industry, as well as in executive management, international operations, strategy, sales and marketing, from his tenure at CA and IBM. As the Chief Executive Officer of CA, Mr. Swainson oversaw the strategic direction and day to day operations of the company, which is a multinational enterprise serving clients around the globe. He also spent 26 years as a senior executive at IBM, including as Vice President of Worldwide Software Sales, where he oversaw sales for all IBM software products globally. Prior to that he served as the General Manager of the Application Integration and Middleware Division, IBM’s largest software division, where he and his team developed, marketed and launched highly successful middleware products. Mr. Swainson’s experience enables him to provide valuable insight into Visa’s product and growth strategies and other key aspects of the Company’s day to day business and management. In addition, Mr. Swainson’s board and committee service for Cadence Design Systems Inc., Assurant Inc. and Broadcom Corporation broadens his exposure to new technologies, and provides him with relevant expertise in the corporate governance of U.S. publicly-traded companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES TO SERVE AS DIRECTORS.

PROPOSAL 4 – ELECTION OF CLASS I DIRECTORS

PROPOSAL 4 WILL NOT BE ADOPTED IF OUR STOCKHOLDERS APPROVE PROPOSAL 1

Our Certificate of Incorporation currently provides for a classified board of directors. Each person elected as a Class I director at the Annual Meeting will serve for a three-year term expiring on the date of the 2014 annual meeting of stockholders. Our board of directors has nominated Joseph W. Saunders, Suzanne Nora Johnson, and John A. Swainson for election as Class I directors at the Annual Meeting – ONLY in the event Proposal 1 is NOT APPROVED and the board of directors remains classified. Information about each of the nominees as of the date of this proxy statement, including their current positions and offices, business experience, director positions held currently or at any time during the last five years, tenure as a Visa director, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our board of directors to determine that the nominees should serve as one of our directors is set forth in “Proposal 3 – Election of Directors” above. In the event Proposal 1 is NOT APPROVED and the Class I nominees standing for election at the Annual Meeting are elected, the directors will serve in the classes specified below:

Name	Class I (Standing for election for a term expiring at 2014 Annual Meeting)	Class II (Term expires at 2012 Annual Meeting)	Class III (Term expires at 2013 Annual Meeting)
Gary P. Coughlan		X
Mary B. Cranston		X
Francisco Javier Fernandez-Carbajal		X
Robert W. Matschullat			X
Cathy E. Minehan			X
Suzanne Nora Johnson	X
David J. Pang			X
Joseph W. Saunders	X
William S. Shanahan			X
John A. Swainson	X

The board of directors expects each nominee to be able to serve if elected. If a nominee is unable to serve, your proxy may be voted for any substitute candidate nominated by the board of directors. In accordance with our current Certificate of Incorporation and Bylaws, the three nominees receiving the most FOR votes will be elected for a three year term.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL THREE

NOMINEES TO SERVE AS CLASS I DIRECTORS.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

On February 1, 2008, the Audit and Risk Committee adopted a written Statement of Policy with Respect to Related Party Transactions, or the Policy, governing any transaction, arrangement or relationship between the Company and any Related Party where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest. Under the Policy, the Audit and Risk Committee or its management delegate(s) shall review Related Party Transactions and may approve them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a Related Party Transaction, the Audit and Risk Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to: (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to Visa; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party.

In the event we become aware of a Related Party Transaction that was not previously approved or ratified under the Policy, the Audit and Risk Committee or management delegate(s) shall evaluate all options available, including ratification, revision or termination of the Related Party Transaction. The Policy is intended to augment and work in conjunction with our other policies having code of conduct and/or conflict of interest provisions, including our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers.

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, executive officers, greater than five percent stockholders and their immediate family members, each a Related Party, may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these entities on customary terms, and, in many instances, our directors and executive officers may not be aware of them. To our knowledge, since the beginning of fiscal year 2010, no Related Party has had a material interest in any of our business transactions or relationships other than as described below.

Texas Independent Bancshares Inc.

Texas Independent Bancshares, Inc. is a non-equity member of our subsidiary, Visa U.S.A. Inc. Charles T. Doyle, our Regional Director from our U.S.A. region, is the Chairman of the Board, Chief Executive Officer and a major stockholder of Texas Independent Bancshares. In October 2004, Texas Independent Bancshares was named as a defendant in litigation involving Visa U.S.A. and certain of its members known as In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, which we refer to as the interchange litigation. Texas Independent Bancshares is also a party to a joint defense agreement relating to the interchange litigation. Pursuant to a Visa U.S.A. board of directors resolution dated April 18, 2007, which was approved by a majority of the independent directors of Visa U.S.A., Visa U.S.A. reimburses Texas Independent Bancshares for reasonable costs and expenses incurred in defending itself in the interchange litigation and as a participant in the joint defense agreement. In the board resolution, the Visa U.S.A. board of directors noted its belief that Texas Independent Bancshares would not have been named as a defendant in the interchange litigation absent Mr. Doyle’s being a member of the Visa U.S.A. board of directors at the time. Visa U.S.A. has reimbursed Texas Independent Bancshares approximately $123,928 for such expenses since the beginning of fiscal year 2010. This agreement was entered into prior to the adoption of the Policy, but was subsequently ratified by the Audit and Risk Committee of our board of directors, which found that it is in, or not inconsistent with, the best interests of the Company and its stockholders.

Relationship with a Visa U.S.A. Employee

Mary B. Cranston is one of our independent directors. In September 2008, Ms. Cranston’s daughter married a Visa employee, who is not an executive officer. More information regarding this relationship is contained in this proxy statement under the heading “Corporate Governance – Independence of Directors”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about persons that, based on our stock ownership as of November 5, 2010, beneficially own five percent or more of our Class A common stock. Except where otherwise indicated, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

This table assumes the total number of shares of Class A common stock outstanding as of November 5, 2010 is as follows:

Class A common stock	496,647,905

Name and Address of Beneficial Owner	Class of Common Stock	Shares Owned	Percentage of Class (%)
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	Class A	35,316,848	7.1

(1)	Based on a Schedule 13G/A filed on February 16, 2010, as of December 31, 2009: (i) FMR LLC reported beneficial ownership of 35,316,848 shares, sole voting power as to 572,443 of the shares, and sole dispositive power as to 35,316,848 of the shares, (ii) Fidelity Management & Research Company, or Fidelity, reported beneficial ownership of 34,739,405 shares, and Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole dispositive power as to 34,739,405 of the shares, (iii) Strategic Advisers, Inc., through FMR LLC, reported beneficial ownership of 111,725 of the shares, (iv) Pyramis Global Advisors, LLC, or PGALLC, reported beneficial ownership of 96,620 of the shares, and Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole voting and dispositive power as to 96,620 of the shares, (v) Pyramis Global Advisors Trust Company, or PGATC, reported beneficial ownership of 236,596 of the shares, and Edward C. Johnson 3d and FMR LLC, through its control of PGATC, has sole voting as to 231,596 and sole dispositive power as to 236,596 of the shares, and (vi) FIL Limited, which is a separate and independent corporate entity from FMR LLC, reported beneficial ownership of 132,502 of the shares, indicating that partnerships controlled by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

The following table sets forth information about the beneficial ownership of our directors and executive officers as of November 5, 2010. Except where otherwise indicated, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The below table assumes the total number of shares of all classes of common stock outstanding as of November 5, 2010 is as follows:

Class A common stock	496,647,905
Class B common stock(1)	245,513,385
Class C common stock	94,690,736

The address of each director and executive officer is c/o Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

Name of Beneficial Owner	Class of Common Stock	Shares Owned (#)		Shares Issuable Pursuant to Options Exercisable Within 60 days of November 5, 2010 (#)		Total of Shares Beneficially Owned	Percentage of Class (%)
Named Executive Officers:
Joseph W. Saunders	Class A	148,490	(2)	617,485		765,975	*
John M. Partridge	Class A	67,012	(3)	321,719		388,731	*
Byron H. Pollitt	Class A	47,108	(4)	201,107		248,215	*
Joshua R. Floum	Class A	54,751		133,625		188,376	*
William M. Sheedy	Class A	26,051		92,571		118,622	*
John C. (Hans) Morris(5)	Class A	0		379,094		379,094	*

Directors (not including Chief Executive Officer):
Hani Al-Qadi	Class C	108,078	(6)	0		108,078	*
Thomas J. Campbell	Class A	0		0		0	*
Gary P. Coughlan	Class A	14,705	(7)	0		14,705	*
Mary B. Cranston	Class A	15,405	(8)	0		15,405	*
Charles T. Doyle	Class B	2,438	(6)(9)	0		2,438	*
Charles T. Doyle	Class C	22,705	(6)	0		22,705	*
Francisco Javier Fernandez-Carbajal	Class A	38,535		0		38,535	*
Peter Hawkins	Class A	15,175		0		15,175	*
Suzanne Nora Johnson	Class A	20,705		0		20,705	*
Robert W. Matschullat	Class A	10,364		0		10,364	*
David I. McKay	Class A	11,675		0		11,675	*
Cathy E. Minehan	Class A	27,205	(10)	0		27,205	*
David J. Pang	Class A	8,675		0		8,675	*
Charles W. Scharf	Class C	10,705	(6)	0		10,705	*
Segismundo Schulin-Zeuthen	Class A	8,017		0		8,017	*
William S. Shanahan	Class A	70,705	(11)	0		70,705	*
John A. Swainson	Class A	12,705		0		12,705	*
All directors and executive officers as a group (27 persons)	Class A	680,686	(12)	2,012,239	(12)	2,692,925	*
All directors and executive officers as a group	Class B	2,438		0		2,438	*
All directors and executive officers as a group	Class C	141,488		0		141,488	*

*	Represents less than 1 percent.
(1)	The total number of Class B shares outstanding and the percentage ownership calculation of Class B common stock excludes 123,525,417 shares of Class B common stock held as treasury shares by our subsidiary, Visa U.S.A. Inc.
(2)	Includes 375 shares of Class A common stock held by Mr. Saunders’s son. Also includes 6,001 shares of Class A common stock held by the Joseph W. and Sharon P. Saunders Trust dated 03/21/2000 of which Mr. Saunders and his wife are the sole trustees and beneficiaries and of which Mr. Saunders exercises shared voting and investment power and 30,000 shares held by the Saunders Family Charitable Fund of which Mr. Saunders exercises dispositive power.
(3)	Includes 16,413 shares of Class A common stock held by the Partridge Revocable Trust of which Mr. Partridge and his wife are the sole trustees and beneficiaries and of which Mr. Partridge exercises shared voting and investment power. Also includes 3,540 shares of Class A common stock held in trusts for the benefit of Mr. Partridge’s children.
(4)	Includes 14,426 shares of Class A common stock held by the Pollitt Family Trust of which Mr. Pollitt and his wife are the sole trustees and of which Mr. Pollitt exercises shared voting and investment power.
(5)	Mr. Morris, our former President, left Visa during fiscal year 2010.

(6)	Except in special circumstances, holders of Class B and Class C common stock do not have voting rights.
(7)	Includes 3,000 shares of Class A common stock held by the Gary P. Coughlan 1991 Trust of which Mr. Coughlan is the sole trustee and beneficiary.
(8)	Includes 11,340 shares of Class A common stock held by the Mary B. Cranston Trust of which Ms. Cranston is the sole trustee and beneficiary.
(9)	Represents shares of Class B common stock held by Texas First Bank. Texas First Bank is a wholly-owned subsidiary of Texas Independent Bancshares, Inc., of which Mr. Doyle is Chairman of the Board, Chief Executive Officer and a major stockholder. Mr. Doyle disclaims beneficial ownership of the shares held by Texas First Bank.
(10)	Includes 9,000 shares of Class A common stock held by Ms. Minehan’s husband and 4,000 shares held in trusts for the benefit of Ms. Minehan’s children and step-children. Ms. Minehan disclaims beneficial ownership of the shares held by her husband, her children and her step-children.
(11)	Includes 60,000 shares of Class A common stock held in the William Shanahan Revocable Trust of which Mr. Shanahan is the sole trustee and beneficiary.
(12)	Includes 83,403 shares of Class A common stock and 266,638 shares of Class A common stock subject to options exercisable within 60 days of November 5, 2010 held by four additional executive officers.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, excluding Mr. Saunders’s biography, which is included under the heading “Proposal 3 – Election of Directors” above.

John M. Partridge, age 61, was appointed as President of Visa Inc. in October 2009. From October 2007 until October 2009, Mr. Partridge was the Chief Operating Officer of Visa Inc. He joined Visa U.S.A. in October 1999 and served as President and Chief Executive Officer of Inovant, the company that owns and operates VisaNet, from November 2000 until October 2007. From 1998 until joining Visa, Mr. Partridge served as Senior Vice President and Chief Information Officer of Unum Provident Corp., a disability insurance company, where he led a corporate restructuring initiative and had direct responsibility for technology and operations. From 1989 to 1998, Mr. Partridge was Executive Vice President for Credicorp Inc., where he was responsible for consumer banking, technology and operations. Prior to joining Credicorp Inc., Mr. Partridge held various management positions with Wells Fargo Bank. He currently serves as a member of the board of directors of CIGNA Corporation. Mr. Partridge holds a Bachelor of Science degree in Economics from the University of California, Berkeley.

Byron H. Pollitt, age 59, was appointed as Chief Financial Officer of Visa Inc. in October 2007. Prior to joining Visa, he was the Executive Vice President and Chief Financial Officer at the Gap Inc., a global specialty retailer, from January 2003 until September 2007. From 1990 until January 2003, Mr. Pollitt worked at The Walt Disney Company, a diversified worldwide entertainment company, including most recently as the Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts. Mr. Pollitt holds a Bachelor of Science degree in Business Economics from the University of California, Riverside and a Master of Business Administration degree from Harvard Business School.

Joshua R. Floum, age 52, was appointed as General Counsel of Visa Inc. in October 2007. Previously, he served as Executive Vice President, General Counsel and Secretary of Visa U.S.A., from January 2004 until October 2007 and as Corporate Secretary of Visa Inc. from October 2007 until July 2010. Prior to joining Visa U.S.A., Mr. Floum was a partner in the law firms of Holme, Roberts & Owen LLP from 2001 to 2004, Legal Strategies Group from 1996 to 2001, and Heller Ehrman White & McAuliffe LLP from 1985 to 1996. Mr. Floum holds a Bachelor of Arts degree in Economics and Political Science from the University of California, Berkeley and a Juris Doctor from Harvard Law School.

Ellen Richey, age 61, joined Visa Inc. as our Chief Enterprise Risk Officer in September 2007. Prior to joining Visa, Ms. Richey was the Senior Vice President of Enterprise Risk Management and Executive Vice President of Card Services at Washington Mutual Inc., a financial institution, from October 2005 until June 2006. From October 1999 until October 2005, she served as Vice Chairman of Providian Financial Corporation, until its acquisition by Washington Mutual. At Providian, Ms. Richey also served as the Vice Chairman, Enterprise Risk Management and Chief Legal Officer from 2003 to 2005, General Counsel from 1999 to 2003, Chief Enterprise Risk Officer from 2004 to 2005 and Corporate Secretary from 1999 to 2005. Ms. Richey holds a Bachelor of Arts degree in Linguistics and Far Eastern Languages from Harvard University and a Juris Doctor from Stanford Law School.

William M. Sheedy, age 43, was appointed Group Executive – Americas of Visa Inc. in July 2009. Prior to this role, he served as President of the North America region of Visa Inc. from September 2008 to July 2009 and as the Global Head of Corporate Strategy and Business Development from October 2007 to September 2008. He also served as the Executive Vice President of Finance and Accounting of Visa Inc., acting in the capacity of principal financial officer, from June 2007 until the completion of Visa’s reorganization in October 2007. Previously, he was the Executive Vice President of Interchange Strategy and Corporate Restructuring Initiatives at Visa U.S.A., and in November 2006 assumed responsibility for all financial-related matters associated with the reorganization. From 1990 until joining Visa U.S.A. in 1993, he was employed as a Senior Financial Manager in Corporate Finance at Ford Motor Company’s First Nationwide Bank. Mr. Sheedy holds a Bachelor of Science degree in Finance from West Virginia University and a Master of Business Administration degree from the University of Notre Dame.

Elizabeth Buse, age 49, was appointed Group Executive – International of Visa Inc. in March 2010. From October 2007 to March 2010, Ms. Buse served as Global Head of Product for Visa Inc. Previously, Ms. Buse served as Executive Vice President of Product Development and Management for Visa U.S.A. Inc. from

January 2002 until October 2007, where she was responsible for the product development cycle, including research, product innovation, new product development and product deployment and for managing Visa U.S.A.’s consumer, small business and commercial products. Prior to joining Visa U.S.A. in 1998, she served as Vice President of strategic initiatives for the Electronic Funds Division of First Data Corporation, from 1996 to 1998. She is a member of the board of directors of Monitise plc, a global mobile financial transactions company, and Artio Global Investors, Inc. Ms. Buse holds a Bachelor of Arts degree in Spanish Linguistics from the University of California, Los Angeles and a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley.

Antonio Lucio, age 51, was appointed the Chief Marketing Officer of Visa Inc. in February 2008. Prior to joining Visa Inc. in December 2007, Mr. Lucio was the Chief Innovation and Health and Wellness Officer for PepsiCo Inc. from 2005 until December 2007, the Senior Vice President and Chief Marketing Officer of PepsiCo Beverages International from 2000 to 2004, and the Vice President of Marketing Operations of PepsiCo International from 1999 to 2000. He was also the Vice President of Marketing for South America and the Caribbean for PepsiCo from 1996 to 1999 and the General Manager Designate of Pepsi-Cola North America from 1995 to 1996. Prior to joining PepsiCo, Mr. Lucio was the Director of Marketing at Kraft General Foods from 1985 to 1995. Mr. Lucio holds a Bachelor of Arts degree in History from Louisiana State University.

Oliver Jenkyn, age 37, joined Visa Inc. as Global Head of Strategy and Corporate Development in September 2009. Previously, from 2002 until August 2009, Mr. Jenkyn was a Partner with McKinsey & Company in London, New York, and San Francisco, and a leader in the firm’s North American Retail Banking Practice and Global Payments Practice. Mr. Jenkyn’s role at McKinsey also included extensive global experience across the financial services industry with a specialization in card payments (issuing, acquiring, processing), ACH, check processing and cash management. Prior to joining McKinsey & Company, Mr. Jenkyn worked at Bain & Company based out of London. Mr. Jenkyn holds a Bachelor of Arts degree in Economics from McGill University, and two Masters degrees in Business and Finance from Harvard University and Queen’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in fiscal year 2010 as well as each of our three most highly compensated executive officers employed at the end of fiscal year 2010, all of whom we refer to collectively as our named executive officers or NEOs. Our named executive officers for fiscal year 2010 are:

•	Chairman and Chief Executive Officer, Joseph W. Saunders;

•	Chief Financial Officer, Byron H. Pollitt;

•	President, John M. Partridge;

•	General Counsel, Joshua R. Floum; and

•	Group Executive – Americas, William M. Sheedy.

Additionally, we describe the compensation of our former President, John C. (Hans) Morris, who left Visa during fiscal year 2010 and received compensation in accordance with his employment agreement.

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Despite a challenging economic environment, we delivered strong financial results for fiscal year 2010 as seen in the year over year comparison set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2010 financial results.

	Fiscal Year 2010	Fiscal Year 2009	Change %(1)
Operating Revenues Growth, as reported(1)	16.7%	10.3%	n/a
Adjusted Net Income(2) (in millions)	$2,887	$2,116	36.4%
Adjusted Earnings per Share(2)	$3.91	$2.78	40.3%

(1)	Calculated based on whole numbers, not rounded numbers.
(2)	Fiscal year 2010 data reflect as reported GAAP results adjusted to exclude the revaluation of the Visa Europe put option, which is not subject to tax. Fiscal year 2009 data reflect as reported GAAP results adjusted to exclude the after-tax gain from the sale of our ownership interest in VisaNet do Brasil. When making its annual incentive award determinations under the Visa Inc. Incentive Plan, the Compensation Committee made additional adjustments to the Operating Revenues Growth, as reported and Adjusted Net Income metrics, which are discussed under the heading “—Annual Incentive Plan” below.

Our fiscal year 2010 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year:

•

Net Income and Operating Revenues Growth, adjusted to exclude items discussed in more detail below, are the key metrics for annual incentive awards. Operating Revenues Growth, as adjusted, is also referred to as Net Revenue Growth, as adjusted, in this proxy statement. Performance with respect to each of these metrics was above target and resulted in annual incentive awards between target and maximum for the NEOs.

•

Long-term Incentives make up a significant portion of each of the NEO’s compensation and the value of their equity awards is directly linked to the performance of our stock. Our NEOs’ total compensation for fiscal year 2010 was tempered because our stock price was relatively flat year-over-year.

•	Based on our analysis of the overall economy and our review of competitive positioning, we made no salary changes in fiscal year 2010 for our NEOs.

We made several adjustments to elements of our compensation programs during fiscal year 2010 and for fiscal year 2011 to further align our executive compensation structure with our stockholders’ interests and current market practices, including:

•

We lengthened the performance period used for our performance shares. Tying this incentive to two-year results rather than one-year results further encourages management to make decisions that align our long-term goals with our stockholders’ interests.

•

We added a relative total stockholder return, or TSR, measure to our long-term incentive awards. For performance shares issued in November 2009, the number of shares ultimately earned will be between 0 – 200% of the target amount and is dependent on our two-year net income and TSR results relative to the companies that comprise the Standard & Poor’s 500 index, or the S&P 500. This change was made to further align the compensation of our NEOs with our performance relative to our peers. We will continue to shift more emphasis to performance shares in our fiscal year 2011 and reduce the proportion of awards delivered as stock options based on the Compensation Committee’s determination that doing so is consistent with market practice and provides effective alignment between our NEOs’ and stockholders’ long-term interests.

•

We adopted a Clawback Policy to allow the board of directors to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive. The Clawback Policy is intended to reduce potential risks associated with our incentive plans, and thus better align the long-term interests of our NEOs and stockholders.

•

We made significant changes to our Executive Employment Agreements to reduce the number of individual agreements and to adjust our practice on certain elements to be more reflective of current compensation practices and trends. For named executive officers other than our Chief Executive Officer, we have adopted an executive severance plan in which each named executive officer will be eligible to participate and have notified each named executive officer that their existing contract will not be renewed beyond its original term. The Executive Severance Plan eliminates the gross-up for excise taxes that may be payable with respect to severance payments and other payments deemed to be made in connection with a change of control.

•

During the fiscal year, we adjusted our policy to further limit personal use of the corporate aircraft. Our revised policy prohibits any purely personal use of the corporate aircraft, except under extraordinary circumstances, however it does allow for one or more guests to accompany an executive on business flights.

The changes we made to our compensation program in fiscal year 2010 build upon our solid compensation governance framework and strong pay for performance philosophy, which are exemplified by:

•	Significant stock ownership guidelines that are met or exceeded by each of our named executive officers and directors.

•

A “no-hedging” policy in our insider trading policy that prohibits our directors, named executive officers, and other key executive officers from hedging the economic interest in the Visa shares they hold.

•	Elimination of most perquisites at the time of our initial public offering and all tax gross-ups, except for potential gross-ups related to relocation expenses.

•	Review of both the external marketplace and internal comparisons among the executive team in order to factor in internal equity considerations when making compensation determinations.

•	The Compensation Committee’s engagement of its own independent consultant that does not provide any services to management and had no prior relationship with any of our NEOs.

•	Existing NEO employment agreements, which require a termination of employment in addition to a change in control of Visa before change in control benefits are triggered.

•	A strong risk management program with specific responsibilities assigned to management, the board, and the board’s committees.

Compensation Philosophy and Objectives

Our global total rewards programs are designed to support a globally consistent compensation philosophy while accommodating the regulatory, cultural and/or practical differences in the different geographies in which we have operations. This approach enables us to attract, retain and motivate our employees and emphasizes performance-based differentiation of compensation that rewards employees for the achievement of corporate goals and the realization of increased stockholder value. In order to be competitively positioned to attract and retain key executives, we target total compensation for named executive officers, including salary, annual incentive target and long-term incentive target, at the 50th percentile of compensation paid to similarly situated executive officers of the companies comprising our compensation peer group. The actual level of total compensation is determined by individual or corporate performance and can approximate the 75th percentile of our compensation peer group’s total compensation to reward key executive officers who demonstrate exceptional experience, skills, competencies and performance.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and that aligns executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Our Compensation Committee also considers potential risks when reviewing and approving compensation programs and takes steps to prevent incentives that would encourage excessive levels of risk. Our Compensation Committee annually evaluates both the performance and compensation of key employees to ensure that:

•	Compensation levels remain competitive relative to our peer companies;

•	Compensation provided is consistent with the level of performance delivered; and

•	The mix of cash and equity-based incentives provides the proper incentive without encouraging excessive risk taking.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each executive officer (other than his own performance, which is reviewed by the Compensation Committee) relative to the annual performance goals established for the year. He then presents his compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee can and does exercise discretion in modifying any compensation recommendations relating to executive officers that were made by our Chief Executive Officer and approves all compensation decisions for our named executive officers.

Setting Executive Compensation

Our Compensation Committee structured our executive compensation program to include an annual cash incentive component and a long-term equity incentive component to motivate our named executive officers to achieve their business goals and reward them for achieving their goals.

The Compensation Committee engaged Frederic W. Cook & Co., which we refer to as Cook & Co., as its independent consultant to advise it on executive compensation and non-employee director compensation matters beginning in fiscal year 2010. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Cook & Co. will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2010, Cook & Co. provided no services to the Company other than its advice to the Compensation Committee on executive compensation issues.

The Compensation Committee reviewed with Cook & Co. an analysis of the fiscal year 2010 executive compensation program which reported on the aggregate level of total compensation of the executives, as well as the combination of elements used to compensate our executive officers and compared the compensation of our named executive officers to the compensation of named executive officers of other companies. In particular, the Compensation Committee reviewed compensation levels at the 50th percentile of our compensation peer group as a reference point of competitive compensation levels. The review was based on public information and data from Towers Watson’s Compensation DataBank regarding compensation paid by publicly-traded peer companies of similar size and focus, including financial services, processing and technology companies, which we refer to, collectively, as our compensation peer group.

The criteria used to identify our compensation peer group were: (1) industry – we expect we will compete for talent with financial services, processing and high technology companies; (2) geography – to ensure that the companies identified as peers have broad international presence because we have extensive global operations; and (3) financial scope – our management talent should be similar to that of companies that have similar financial characteristics, including revenues, market capitalization and total assets. The companies comprising our compensation peer group for fiscal year 2010 were:

	Financial Services	Processing	Technology

Equivalent-Sized Peers	•American Express Company •Bank of New York Mellon Corporation •BB&T Corporation •Capital One Financial Corporation •Franklin Resources, Inc. •PNC Financial Services Group •U.S. Bancorp	•Automatic Data Processing Inc. •Discover Financial Services •eBay Inc. •MasterCard Incorporated •State Street Corporation	•Google Inc. •Oracle Corporation •Qualcomm, Inc. •Texas Instruments Incorporated •Yahoo! Inc.

Large Peers	•JPMorgan Chase & Co. •Wells Fargo & Co.		•Cisco Systems, Inc. •Intel Corporation •International Business Machines Corporation

Our compensation peer group was selected from companies with between $15 billion and $170 billion in market capitalization and divided into two groups for purposes of our compensation comparison. For “equivalent-sized” companies (revenues generally less than $30 billion), the Compensation Committee selected comparative positions that most accurately reflected the responsibilities of our named executive officers. For “large” companies (revenues generally greater than $30 billion), the Compensation Committee selected comparative positions at the business unit level, where available, and positions with reporting levels that were generally one reporting level below comparable positions at Visa and the “equivalent-sized” companies in the compensation peer group. Total asset size was a supplementary measure that the Committee reviewed, however it was not a primary determinant for the composition of the peer group.

The Compensation Committee reviewed the companies that met the criteria described above, and after evaluating these companies with Cook & Co., made certain changes to our fiscal year 2010 compensation peer group. In prior years, we had considered companies from the “Business Services” industry. Because the “Processing” industry grouping is well represented within equivalent sized peers and companies of the appropriate size and scope were not found within the “Business Services” segment, the “Business Services” industry grouping was eliminated from our fiscal year 2010 criteria. For this reason, Fidelity National is no longer included in our peer group. The Committee removed Sun Microsystems Inc. from the peer group because it was acquired by Oracle and removed HSBC North America because it is a division of a larger global company and therefore compensation data for the division is not publicly available. As a result of the review by the Committee and Cook & Co., several new companies that met the established criteria were added, including Bank of New York Mellon, BB&T, Franklin Resources, Qualcomm, Texas Instruments and Yahoo!.

The compensation peer group provides a relevant gauge of compensation levels from external sources and allows us to assess the compensation practices of our primary competitors for employees. In addition, the compensation peer group indicates the practices of leading organizations of comparable scope and focus and provides a reference point for establishing corporate performance expectations for our incentive programs.

As part of the compensation review process, the Compensation Committee also reviews compensation levels to ensure they are internally consistent. While the internal review is not purely formulaic, the Compensation Committee reviews the ratio of our Chief Executive Officer’s total compensation to that of each executive officer and to that of a typical entry level employee. The resulting ratios are then assessed against comparable industry ratios. The Compensation Committee also reviews tally sheets annually for each named executive officer to ensure that it is considering a complete assessment of all compensation and benefits, including each named executive officers’ wealth accumulation, which includes the aggregate amount of equity awards and other long-term benefits accumulated by each named executive officer.

A significant percentage of a named executive officer’s total compensation is allocated to incentive-based compensation as a result of the compensation philosophy mentioned above. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between either cash or non-cash, and between either annual or long-term incentive compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of our corporate performance goals.

In establishing the design and the goals of the annual and long-term incentive programs, the Compensation Committee evaluates the potential risks associated with the performance drivers that it is considering and approves performance drivers that it believes support long-term stockholder value creation, while avoiding excessive risk taking. The Compensation Committee employs multiple performance measures, and considers the balance between annual incentives and long-term equity incentives to avoid overweighting annual objectives. The Compensation Committee also has implemented supplemental policies to reduce risk, including the stock ownership guidelines and the Clawback Policy.

We entered into employment agreements with each of our named executive officers in conjunction with our initial public offering. When entering into these employment agreements, the Compensation Committee reviewed the advice of its compensation consultant and the board of directors’ legal advisor regarding market practices for employment agreements. We intend to transition away from these original employment agreements at the end of their initial three-year term to ensure consistent severance treatment among the named executive officers and to make our executive severance program more reflective of current compensation practices and trends. The Executive Severance Plan also eliminates potential costs associated with tax gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control. Under this plan, the employment agreements with the named executive officers other than the Chief Executive Officer will not be renewed and the named executive officers will participate in our Executive Severance Plan. For additional information on this transition and for a description of these employment agreements, see “– Severance” and “– Employment Arrangements and Potential Payments upon Termination and Change in Control.”

Executive Compensation Components

Our named executive officers’ total compensation includes base salary, an annual incentive cash award, long-term equity incentive compensation and participation in plans to promote retirement income and savings.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.

Targeted at the 50th percentile of our peer group but varies based on skills, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.

Annual Incentive Awards

Rewards annual corporate and individual performance and achievement of strategic goals.

Aligns NEO’s interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains NEOs by providing market-competitive compensation.

Annual incentive payments are cash awards based on financial targets - Net Income and Net Revenue Growth, both as adjusted for unusual or non-recurring items. For NEOs, other than our Chief Executive Officer, a portion of the Annual Incentive Award also is based on individual performance evaluated against individual performance goals. For fiscal year 2011, a portion of the Chief Executive Officer’s Annual Incentive Award also will be based on individual performance.

Annual incentive awards can vary from 0% to 200% of the target amount.

Long-Term Incentive Awards (Equity Awards)	Aligns NEOs’ interests with long-term stockholder interests by linking part of each NEO’s compensation to long-term corporate performance.	Targeted at a level that will provide total direct compensation (base + annual incentive + equity awards) approximating the 50th percentile of our peer group’s total direct compensation.

	Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.	Utilizes different equity types, including stock options, restricted stock or restricted stock units and performance shares to balance the multiple objectives.

	Retention of NEOs through multi-year vesting of equity grants and multi-year performance periods.	Long-term equity awards generally vest in increments over a three year period; performance shares have a two year performance period and, to the extent earned, vest 50% two years after the date of grant and 50% three years after the date of grant.
Retirement Plan	To provide a level of retirement income for NEOs.	Provides a defined benefit plan that is transitioning to a cash balance plan. Accounts are 100% vested after three years of service.
Non-Qualified Deferred Compensation	To provide retirement savings in a tax-efficient manner.	NEOs can elect to defer up to 100% of their annual incentive cash payments.
Balances in the deferred compensation plan are unfunded obligations. Investment return on balances are linked to the returns of actual mutual funds and do not generate any above market returns.

While we target each of the NEOs’ total compensation at the 50th percentile of our compensation peer group, the actual level of total compensation is determined by individual and/or corporate performance. Because our fiscal year 2010 corporate performance exceeded our targets, and because our named executive officers demonstrated exceptional experience, skills, competencies and performance during the performance period, as discussed in more detail below, the actual level of total compensation awarded to our NEOs for fiscal year 2010 was between the 50th and 75th percentile of our compensation peer group’s total compensation.

Base Salary

Our Compensation Committee approves the base salaries of all of our named executive officers. Base salaries are targeted at the 50th percentile of our compensation peer group for comparable skills and experience, but the Compensation Committee allows for flexibility in setting salaries above or below the median amount based on the expertise, performance or proficiency of individual executive officers.

The base salary levels of our named executive officers are typically considered annually as part of our performance review process, as well as upon a named executive officer’s promotion or other change in a named executive officer’s job responsibilities. During its annual review of the base salaries of our named executive officers for fiscal year 2010, the Compensation Committee, with the assistance of Cook & Co., considered:

•	market data of our compensation peer group;

•	an internal review of each named executive officer’s compensation, both individually and relative to other executive officers; and

•	the individual performance of the named executive officer.

Based on the Compensation Committee’s review of the overall economy and the named executive officers’ salaries relative to the market data, the Compensation Committee determined that the salaries of each of the named executive officers was appropriately positioned and no salary adjustments were made for our named executive officers during fiscal year 2010.

Annual Incentive Plan

The goals under the Visa Inc. Incentive Plan, which we refer to as the annual incentive plan, are based on global corporate performance metrics for the fiscal year. For our named executive officers, the Compensation Committee establishes incentive levels targeting the 50th percentile of our compensation peer group. Individual awards are allocated based on a combination of corporate and individual performance measures. The measures used to determine awards for our named executive officers are heavily weighted toward corporate performance with a small portion dependent upon the achievement of individual performance goals or, at the Compensation Committee’s discretion, may be based entirely on corporate performance goals without an individual performance component. The Compensation Committee reviews corporate and/or individual performance and determines award amounts after the completion of each fiscal year. The Compensation Committee may, in its discretion, adjust performance measures based on unusual or non-recurring occurrences.

For the fiscal year 2010 annual award to our Chief Executive Officer, the Compensation Committee established that 100% was dependent on achievement of the Visa Inc. corporate performance measures determined by the Compensation Committee, which are described below. For our named executive officers other than the Chief Executive Officer, 80% of their fiscal year 2010 annual award was determined based on the achievement of corporate performance measures determined by the Compensation Committee, which are described below. The remaining 20% was based on individual performance measures which were determined by the Chief Executive Officer and reviewed by the Compensation Committee. The Compensation Committee determined that the split of 80% corporate and 20% individual performance goals for our other named executive officers appropriately reflects that, like our Chief Executive Officer, each of these executive officers shares the primary goals and objectives of the overall Company, but also recognizes the importance of motivating each of them to achieve the goals that relate solely to their area of responsibility.

The Compensation Committee approved the following corporate performance measures for fiscal year 2010: (1) Net Income, as adjusted, (defined below) weighted 75%; and (2) Net Revenue Growth, as adjusted (defined below) weighted 25%, with 50%, 100% and 200% payouts as a percentage of each executive’s target annual bonus at threshold, target and maximum levels of performance, respectively. The Compensation Committee selected these measures because each is closely linked to our stockholders’ interests. After introducing Net Revenue Growth as a second measure in fiscal year 2009 to balance top line growth and net income, the Compensation Committee elected to increase Net Revenue Growth’s weighting from 20% to 25% for fiscal year 2010.

The performance goals for target, threshold and maximum, as well as the actual level of performance achieved for fiscal year 2010, are displayed in the following table:

Metric	Weighting (%)	Threshold	Target	Maximum	Result	Payout as % of Target
Net Income, as adjusted (in millions, except percentages)	75	$2,559	$2,715	$2,855	$2,812	169.3% of Target
Net Revenue Growth, as adjusted (in millions, except percentages)	25	9.0%	12.2%	14.2%	15.5%	200.0% of Target

Weighted Result						177.0% of Target

For purposes of the annual incentive plan payout percentage in fiscal year 2010, our Net Income, as adjusted, of $2,812 million was determined by excluding from our as reported Net Income Attributable to Visa Inc. included in our Annual Report on Form 10-K (GAAP Net Income) of $2,966 million, items totaling $154 million, after taxes, that (i) were determined by the Compensation Committee to be unusual and non-recurring, and (ii) the operating results from CyberSource Corporation following our July 2010 acquisition. Interpolating this result between the target (100% payout) and maximum (200% payout) levels resulted in a payout percentage of 169.3% for this measure.

Our actual Net Revenue Growth, as adjusted, of 15.5% was determined as year over year growth in gross operating revenues net of incentives, adjusted for similar exclusions affecting operating revenues discussed above for Net Income, as adjusted. This result was above the maximum level and resulted in a payout percentage of 200%. Based on our actual results relative to the corporate goals, weighted 75% for Net Income, as adjusted, and 25% for Net Revenue Growth, as adjusted, the Compensation Committee determined that the corporate component of the annual incentive award for each named executive officer would be funded at 177.0% of target.

Mr. Pollitt’s fiscal year 2010 individual performance goals were: (1) implement selected financial strategies that will drive stockholder value creation; (2) deliver accurate quarterly company-wide forecasts of key financial metrics; (3) adapt the management reporting process to match our re-aligned global organization structure; and (4) enhance employee engagement in the Finance organization. Based on Mr. Pollitt’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Pollitt exceeded his individual performance goals and therefore the individual portion of Mr. Pollitt’s annual incentive was awarded at 184% of the target.

Mr. Partridge’s fiscal year 2010 individual performance goals were: (1) complete business unit and global function organization alignment; (2) execute on five year growth strategy; and (3) enhance employee engagement. Based on Mr. Partridge’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Partridge exceeded his individual performance goals and therefore the individual portion of Mr. Partridge’s annual incentive was awarded at 176% of the target.

Mr. Floum’s fiscal year 2010 individual performance goals were: (1) manage litigation and regulatory risks; (2) provide superior legal services and government relations services; (3) adapt legal and government relations functionality to re-aligned global organization structure; and (4) enhance employee engagement in the Legal & Government Relations organization. Based on Mr. Floum’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Floum exceeded his individual performance goals and therefore the individual portion of Mr. Floum’s annual incentive was awarded at 175% of the target.

Mr. Sheedy’s fiscal year 2010 individual performance goals were: (1) complete business unit and global function organization alignment; (2) execute on initiatives in the Americas supporting Visa’s five year growth strategy; and (3) enhance employee engagement. Based on Mr. Sheedy’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, determined, and the Compensation Committee agreed, that Mr. Sheedy exceeded his individual performance goals and therefore the individual portion of Mr. Sheedy’s annual incentive was awarded at 183% of the target.

Under our annual incentive plan, target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Compensation Committee, based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. The table below sets forth the fiscal year 2010 target annual incentive opportunities as a percentage of salary for our named executive officers and the threshold, target, maximum and actual payout amounts. The actual payout amounts are computed based on the actual performance, as outlined above, under our annual incentive plan for fiscal year 2010.

	FY2010 Target Award (% of base salary)	FY2010 Threshold Award (50% of Target Award) ($)	FY2010 Target Award (100% of Target Award) ($)	FY2010 Maximum Award (200% of Target Award) ($)	FY2010 Actual Award ($)
Joseph W. Saunders	250	1,187,500	2,375,000	4,750,000	4,203,750
Byron H. Pollitt	125	406,250	812,500	1,625,000	1,450,000
John M. Partridge	150	562,500	1,125,000	2,250,000	1,990,000
Joshua R. Floum	100	277,500	555,000	1,110,000	980,000
William M. Sheedy	100	262,500	525,000	1,050,000	935,000

The following table provides a supplemental breakdown of the components that make up the named executive officers’ actual fiscal year 2010 award under our annual incentive plan. Both the dollar amount of the award and the award as a percentage of the target are displayed for each component.

	Corporate Component	Percent of Target	Individual Component	Percent of Target	Total FY2010 Award	Percent of Target
Joseph W. Saunders	4,203,750	177.0%	n/a	n/a	4,203,750	177.0%
Byron H. Pollitt	1,150,500	177.0%	299,500	184.3%	1,450,000	178.5%
John M. Partridge	1,593,000	177.0%	397,000	176.4%	1,990,000	176.9%
Joshua R. Floum	785,880	177.0%	194,120	174.9%	980,000	176.6%
William M. Sheedy	743,400	177.0%	191,600	182.5%	935,000	178.1%

Long-Term Incentive Compensation

In order to achieve our long-term incentive compensation objectives, the Visa Inc. 2007 Equity Incentive Compensation Plan, which we refer to as the equity incentive plan, was designed with the flexibility to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other equity-based awards to eligible persons, covering a total of up to 59,000,000 shares of our Class A common stock. Specifically, the equity incentive plan is intended to promote our long-term success and increase stockholder value by attracting, motivating and retaining our non-employee directors, officers, and employees. Additionally, to better tie our executive officers’ long-term interests with those of our stockholders, the equity incentive plan does not allow the repricing of stock grants once they are awarded, without prior stockholder approval. Each year the Compensation Committee considers both market practices and the desired impact of the incentive award when determining the type(s) of equity award to be granted.

The Compensation Committee and, with respect to our non-employee directors, the board of directors, administers the equity incentive plan and determines, in its discretion and in accordance with the equity incentive plan, the recipients that may be granted awards under the equity incentive plan, the size and types of awards, the terms and conditions of awards, including vesting and forfeiture conditions, the timing of awards, and the form and content of the award agreements.

In determining the form and amount of the awards, the Compensation Committee considers the practices of the companies in our compensation peer group and the performance of the named executive officers as well as corporate performance. The Compensation Committee also considers that different forms of equity create different incentives. For fiscal year 2010, the Compensation Committee elected a mix of equity award types to accomplish several objectives, including: 1) providing an incentive to grow stockholder value; 2) providing an incentive to preserve stockholder value and avoid excessive risks; and 3) positively impacting employee retention.

The Compensation Committee approved annual equity awards to the NEOs in fiscal year 2010 after considering the target value of equity for each NEO, individual and corporate performance generally and total compensation levels by executive. The Compensation Committee considers both executive and corporate performance as well as the actual compensation levels of our compensation peer companies when determining the size of equity awards. The Compensation Committee elected to award equity to our named executive officers during fiscal year 2010 composed of 50% stock options, 25% restricted stock and 25% performance shares. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between the incentives provided by the different types of equity referenced above. For example, stock options only generate value if the value of the stock appreciates; a limited amount of restricted stock provides a benefit by helping to retain key employees; and performance shares are designed to vary the level of rewards a named executive officer receives dependent on actual corporate performance results that are critical to stockholders. The following table displays the grant date fair market value of the long term equity awards in total and for each component awarded in the fiscal year 2010.

	Total(1)	Components(1)
	Combined Value of Equity Awards ($)	Value of Options ($)	Value of RSAs/RSUs($) (2)	Value of Performance Shares ($)
Joseph W. Saunders	6,739,612	3,282,502	1,641,225	1,815,885
Byron H. Pollitt	3,079,775	1,500,009	749,977	829,789
John M. Partridge	4,106,367	2,000,012	999,969	1,106,386
Joshua R. Floum	1,539,957	749,990	375,028	414,939
William M. Sheedy	1,539,957	749,990	375,028	414,939

(1)	All values are displayed consistent with the method of presentation for the Summary Compensation Table set forth below under the heading “Executive Compensation.”
(2)	Mr. Saunders received restricted stock units while the other named executive officers received restricted stock.

For fiscal year 2010, the Compensation Committee continued the use of performance shares to align the achievement of management goals and the creation of stockholder value. The Compensation Committee lengthened the performance period for these awards to two years and included relative TSR as an additional performance metric to further strengthen the link to stockholder interests and longer-term performance. Lengthening the performance period to two years from one year places less emphasis on annual results and begins to create an overlap between incentive plan cycles, which serves to balance short-term and long-term goals. The addition of TSR introduces a relative measure that provides balance against the goals that are pre-established prior to the performance period. The relative TSR goal helps to lower executive rewards in periods when stockholder value is not increased and enhances executive rewards when stockholder returns exceed those of comparable companies (i.e., the returns of the companies comprising the S&P 500).

The table above displays the value of the performance shares based on the achievement of the target level of Net Income. The number of performance shares earned from this award is dependent on the actual level of Net Income achieved during fiscal years 2010 and 2011 and the number of earned shares can vary between 0% and 200% of the target number. The second performance measure of TSR over the two year period relative to the companies that comprise the S&P 500 can further increase or decrease the earned number of shares by 25%. However, in no case will the earned number of shares exceed 200% of the target number. Once deemed earned, each named executive officer’s performance shares vest 50% two years after grant and 50% three years after grant, meaning that the performance shares granted on November 5, 2009 will vest in equal installments on November 30, 2011 and November 30, 2012.

Stock Grant Practices. The Compensation Committee has adopted a policy with respect to equity awards that contains procedures to prevent stock option backdating or other timing issues, as well as to implement corporate governance standards. Under this policy, the Compensation Committee approves annual grants to executive officers and other members of the executive leadership team at a meeting to occur during the quarter following our fiscal year end. The Compensation Committee has delegated the authority to the Chairman of the Board and Chief Executive Officer as the sole member of the stock committee to make annual awards to other employees who are not members of the executive leadership team. The grant date for annual awards to all employees and non-employee directors has been established as November 5 of each year.

In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. Our policy requires that only the

Compensation Committee may make such “off-cycle” grants to executive officers and other members of the executive leadership team. The Compensation Committee has delegated the authority to the stock committee to make “off-cycle” grants to employees who are not members of the executive leadership team, subject to guidelines established by the Compensation Committee. Any “off-cycle” awards approved by the stock committee or the Compensation Committee must be granted on the fourth business day after we publicly announce our earnings. For all newly issued option awards, the exercise price of the option award will be the closing price of our Class A common stock on the NYSE on the date of the grant.

Stock Ownership Guidelines. In February 2008, the Compensation Committee established stock ownership guidelines for our executive officers and selected other employees. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders. The guidelines are expressed in terms of the value of their equity holdings as a multiple of each executive officer’s base salary, as follows:

Officer	Stock Ownership Guideline
Joseph W. Saunders	5 x base salary
Byron H. Pollitt	4 x base salary
John M. Partridge	4 x base salary
Joshua R. Floum	3 x base salary
William M. Sheedy	3 x base salary
Selected Others	1 to 3 x base salary

Equity interests that count toward the satisfaction of the ownership guideline include shares owned outright by the employee, shares jointly owned, restricted shares, restricted stock units, and any shares owned in our retirement plans. Employees have five years from the date of our initial public offering or the commencement of their appointment as an executive officer or a position otherwise subject to our stock ownership guidelines, as applicable, to attain these ownership levels. Although all of the NEOs are still within this five year period, each NEO currently meets or exceeds the applicable guideline as set forth in the table above.

Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see “—Director Compensation.”

Hedging Prohibition

As part of our insider trading policy, our executives and directors are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities and engaging in hedging transactions involving our securities.

Policy Regarding Clawback of Incentive Compensation

In fiscal year 2010, the board of directors adopted a Clawback Policy pursuant to which NEOs and other key executive officers will be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive.

The Clawback Policy provides for the board of directors to determine in its discretion if it will seek to recover applicable compensation, taking into account the following considerations as it deems appropriate:

•

Whether the amount of any bonus or equity compensation paid or awarded during the covered time period, based on the achievement of specific performance targets, would have been reduced based on the restated financial results;

•	The likelihood of success of recouping the compensation under governing law relative to the effort involved;

•	Whether the recoupment may prejudice Visa’s interest in any related proceeding or investigation;

•	Whether the expense required to recoup the compensation is likely to exceed the amount to be recovered;

•	The passage of time since the occurrence of the misconduct;

•	Any pending legal action related to the misconduct;

•	The tax consequences to the affected individual; and

•	Any other factors the board of directors may deem appropriate under the circumstances.

Under the Clawback Policy, we can require reimbursement of all or a portion of any bonus, incentive payment, equity based award including performance shares, restricted stock or restricted stock units and outstanding stock options, or other compensation to the fullest extent permitted by law. Recoupment or reimbursement may include compensation paid or awarded during the period covered by the restatement and will apply to prospective compensation awarded in periods occurring subsequent to the adoption of the Clawback Policy.

We believe the Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive took actions that in hindsight, should not have been rewarded. In addition, appropriate language regarding the policy has been included in applicable documents and award agreements. Our NEOs have also signed agreements acknowledging that compensation we have awarded to them may be subject to reimbursement, clawback or forfeiture pursuant to the terms of the Clawback Policy and/or applicable law.

Retirement and Other Benefits

Our benefits programs are designed to be competitive and cost-effective. We generally target the median of the market, with flexibility to position above or below the median where local conditions dictate. It is our objective to provide core benefits, including medical, retirement, life insurance, paid time off and leaves of absence, to all employees and to allow for supplementary non-core benefits to accommodate regulatory, cultural and/or practical differences in the different geographies in which we have operations.

We sponsor a tax-qualified defined benefit pension plan, which we refer to as the retirement plan, and a tax-qualified defined contribution thrift plan, which we refer to as the thrift plan, to provide market driven retirement benefits to all eligible employees in the United States. In addition to the tax-qualified retirement plan and the thrift plan, we maintain a non-qualified excess retirement plan and a non-qualified excess thrift plan to make up for the limitations imposed on these tax-qualified plans by the Internal Revenue Code. We sponsor an unfunded non-qualified deferred compensation plan, which we refer to as the deferred compensation plan, which allows executive officers and certain other highly compensated employees to defer a portion of their annual incentive awards and sign-on bonuses to help them with tax planning and to provide competitive benefits. See “– Pension Benefits” and “– Nonqualified Deferred Compensation.”

Perquisites and Other Personal Benefits

We may provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to attract and retain qualified executive officers and to facilitate the performance of executive officers’ management responsibilities. As part of the preparation for our initial public offering, we reviewed our overall compensation strategy and eliminated most perquisites for our executive officers, including car allowances and financial planning, beginning in fiscal year 2008.

We maintain a company car and driver that are used primarily by the Chief Executive Officer for both business and personal use, with some business and limited personal use by other executive officers. In addition, we had a policy that allowed the Chief Executive Officer, the President and other key employees or their guests, as approved by the Chief Executive Officer, to use corporate aircraft for limited personal use. In January 2010, the policy on personal use on the corporate aircraft was limited further. The revised policy allows for companion travel on business related flights, but does not permit any purely personal use of the corporate aircraft except under extraordinary circumstances. The corporate aircraft allows for a more efficient use of executives’ time given the greater flexibility it allows in flight scheduling, provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal safety. It is our policy that employees are responsible for all income taxes related to their personal usage of the corporate car or aircraft, as well as travel by their companions.

Severance

We have entered into employment agreements with each of the named executive officers that provide severance pay under certain circumstances. We believe that it is appropriate to provide severance pay to executive officers whose employment is involuntarily terminated by us without cause, and, in some cases, voluntarily terminated by the executive for good reason, to provide transition income replacement that will allow such executives to focus on our business priorities. For our named executive officers, the severance package includes a gross-up payment relating to certain parachute payment excise taxes imposed on an executive. The amount of severance pay is primarily determined based on competitive benchmarking of severance benefits for similarly-situated executives with comparable scope and responsibility in other companies. The severance and other benefits payable under our employment agreements with Messrs. Partridge, Pollitt, Floum and Sheedy upon a change in control are due only in the event of a double trigger in which there is first a change in control and subsequently a qualifying termination of employment. Qualifying terminations of employment include termination by us without “cause” (as defined in the agreements) or termination by the applicable executive officer with “good reason” (as defined in the agreements), each within a two-year protection period that commences upon a change in control. The double trigger provisions of the employment agreements are intended to provide protection for the executive officers in connection with the loss of their employment following a change in control, rather than providing an incentive to merely consummate a change in control transaction.

In November 2010, the Compensation Committee finalized a review of the employment agreements of the NEOs, and for all of the NEOs, other than the Chief Executive Officer, the Compensation Committee adopted the Executive Severance Plan and sent notices to each of Messrs. Pollitt, Partridge, Floum and Sheedy that their current employment agreements would not be renewed beyond the scheduled expiration dates in March 2011 or May 2011 in the case of Mr. Sheedy. The Compensation Committee, with the advice of Cook & Co., decided to provide the non-renewal notice and adopt the Executive Severance Plan in order to ensure our executive severance program for our NEOs below the Chief Executive Officer level is consistent. As a result, each NEO, other than the Chief Executive Officer will now participate in the new Executive Severance Plan, effective immediately following the expiration of their current employment agreements. The Executive Severance Plan also makes our executive severance program more consistent with current compensation practices of companies similar to ours. The Executive Severance Plan generally maintains a similar level of severance benefits provided by employment agreements, but eliminates any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control. Under the Plan, named executive officers may receive severance pay if the executive is involuntarily terminated by us without cause, and, in some cases, voluntarily terminated by the executive for good reason. The letter agreement provided to named executive officers eligible to participate in the Executive Severance Plan also includes a pre-change of control Constructive Termination provision, which describes the circumstances under which a named executive officer may be eligible to receive Severance Benefits upon a voluntary termination of employment in the event of specified circumstances, such as a material change in the executive’s job duties, salary, bonus or long term incentive award, during the period from the executive’s eligibility date under the Executive Severance Plan through December 31, 2013. The Compensation Committee believes implementing the Executive Severance Plan benefits our stockholders and reduces potential expenses, while continuing to provide competitive income security and incentives for the named executive officers to devote the time and energy necessary to complete any potential change of control transaction that may be in the best interest of our stockholders.

John C. (Hans) Morris stepped down as President in July 2009 and terminated his employment with Visa at the end of calendar 2009. Amounts paid to Mr. Morris upon his departure pursuant to the terms of his employment agreement are outlined in the executive compensation tables below.

Compensation for Fiscal Year 2011

Annual Incentive Plan

The Compensation Committee has approved the following corporate performance measures and weightings for fiscal year 2011: (1) Net Income, as adjusted, weighted at 70%; and (2) Net Revenue Growth, as adjusted, weighted at 30%. The Compensation Committee selected these performance goals because they are important indicators of increased stockholder value, and the Compensation Committee slightly increased the weight of the Net Revenue Growth measure to balance these objectives appropriately. The Compensation Committee also elected to change the proportion of the Chief Executive Officer’s annual incentive that is dependent on corporate performance to 80% with 20% based on individual goals. The Compensation Committee, after consultation with Cook & Co., believes it is important to have a portion of the Chief Executive Officer’s annual award determined based on the strategic goals established for him to have a balance of multiple objectives to reduce the risk of overweighting any single measure. The fiscal year 2011 target annual incentive award levels and the proportion of the award determined by corporate performance are as follows:

	2011 Target Award (% of base salary)	2011 Target Award ($)	Proportion of Award Determined by Corporate Goals
Joseph W. Saunders	250%	2,375,000	80%
Byron H. Pollitt	125%	812,500	80%
John M. Partridge	150%	1,125,000	80%
Joshua R. Floum	100%	555,000	80%
William M. Sheedy	100%	525,000	80%

The table above displays the full-year target award value.

Long-Term Incentive Compensation

On November 3, 2010, the Compensation Committee approved the annual equity awards for our named executive officers and other employees for fiscal year 2011. The awards were made on November 5, 2010. In making awards to executive officers, the Compensation Committee elected to deliver the approved value using a combination of stock options, restricted stock or restricted stock units, and performance shares. These are the same three equity vehicles used in prior years. However, after reviewing current market practices with Cook & Co., the Compensation Committee elected to increase the proportion of the annual equity award delivered as performance shares from 25% to 50% and to decrease the proportion delivered as stock options from 50% to 25%. This change was made to reduce emphasis on stock options, which represent the most leveraged form of compensation, and to place more emphasis on full value shares, while tying the delivery of these shares to performance measures that are critical to stockholders. For the performance shares granted in November 2010, the actual number of shares earned is dependent on our Net Income and our TSR relative to companies in the S&P 500 over the two year performance period. Consistent with fiscal years 2010 and 2009, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation by named executive officer relative to our peer group.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year, unless, in general, the compensation is paid pursuant to a plan that has been approved by our stockholders and is performance-related and non-discretionary. No such limitation on deductibility was applicable to compensation paid in fiscal year 2010. Compensation from awards made before our annual meeting in calendar 2012 under plans that existed before the closing of our initial public offering will be exempt from the deduction limitations otherwise imposed by Section 162(m), if the plan is not materially modified during this period. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success. In addition, Section 274(e) of the Internal Revenue Code limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executives that used the aircraft. For fiscal year 2010, the total amount of our disallowed tax deduction resulting from the personal usage of the corporate aircraft by our named executive officers and any guests was approximately $1,546,000.

The Compensation Committee also has approved the Visa Inc. Incentive Plan, as amended and restated, and the board of directors is recommending that our stockholders approve the plan at the Annual Meeting. Stockholder approval of the plan will allow us to continue to provide annual incentive awards that qualify as performance-based compensation under Section 162(m), thereby preserving the ability to deduct this compensation for tax purposes. For additional information regarding the terms of the annual incentive plan, please see “Proposal 7—Approval of The Visa Inc. Incentive Plan, As Amended and Restated” in this proxy statement.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	based on this review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

William Shanahan (Chairman)

Suzanne Nora Johnson

David J. Pang

John A. Swainson

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (whose names appear under “– Compensation Committee Report” above) is or has ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Risk Assessment of the Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•

A Balanced Mix of Compensation Components — The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors — Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company:

¡

The annual cash incentive is dependent on multiple performance metrics including net income and net revenue growth as adjusted for unusual or nonrecurring items, as well as individual goals related to specific strategic or operational objectives.

¡	The long-term incentives are equity-based, with a three-year vesting to complement our annual cash based incentives.

•	Capped Incentive Awards — Annual incentive awards capped at 200% of target.

•	Stock Ownership Guidelines — Guidelines call for significant share ownership, which aligns the interests of our executive officers with the long-term interests of stockholders.

•

Clawback Policy — The Clawback Policy provides the board of directors with the authority to recoup past incentive compensation in the event of a material restatement of Visa’s financial results due to fraud, intentional misconduct or gross negligence of the executive officer.

Additionally, the Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Visa. In making this evaluation, the Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Cook & Co, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board of directors. In addition, management completed an inventory of incentive programs below the executive level and reviewed the design of these incentives both internally and with Cook & Co. to conclude that such incentive programs do not encourage excessive risk-taking.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered during fiscal years 2010, 2009 and 2008 by: (1) the current principal executive officer and principal financial officer; and (2) the three other most highly compensated executive officers during fiscal year 2010 (which we refer to collectively as our named executive officers or NEOs), as well as one additional individual who would have been among the three other most highly compensated executive officers but for the fact that the individual was not serving as an executive officer of Visa at the end of our last completed fiscal year.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Joseph W. Saunders	2010	950,037	—	3,457,110	3,282,502	4,203,750(3)	877,841	143,641	12,914,881
Chairman and Chief Executive Officer	2009	950,037	—	3,562,466	3,562,504	4,247,119	750,600	94,788	13,167,514
	2008	950,009	1,900,000	474,980	10,999,997	2,768,241	670,988	210,281	17,974,496

Byron H. Pollitt	2010	650,025	—	1,579,766	1,500,009	1,450,000(3)	265,331	58,620	5,503,751
Chief Financial Officer	2009	650,025	297,180	1,499,956	1,499,997	1,178,320	244,941	55,336	5,425,755
	2008	650,006	955,000	—	3,250,007	845,000	56,793	43,788	5,800,594

John M. Partridge	2010	750,029	—	2,106,355	2,000,012	1,990,000(3)	2,176,874	116,830	9,140,100
President	2009	750,029	—	2,249,991	2,249,995	2,004,408	1,420,067	105,897	8,780,387
	2008	750,029	787,500	722,184	5,400,006	1,236,951	1,886,912	149,763	10,933,345

Joshua R. Floum	2010	555,021	—	789,967	749,990	980,000(3)	220,080	37,797	3,332,855
General Counsel	2009	555,022	—	724,962	725,009	1,070,965	213,281	44,636	3,333,875
	2008	555,022	388,500	445,896	2,400,001	242,459	86,854	57,506	4,176,238

William M. Sheedy	2010	525,020	—	789,967	749,990	935,000(3)	746	43,590	3,044,313
Group Executive- Americas	2009	525,020	—	737,498	737,504	778,590	634,651	43,305	3,456,568
	2008	475,020	249,375	354,772	1,449,994	-91,457	250,239	70,406	2,758,349

John C. (Hans) Morris(6)	2010	187,507	—	2,106,355	2,000,012	—	—	171,673	4,465,547
Former President	2009	750,029	—	2,800,008	2,800,011	1,814,400	212,741	4,164,367	12,541,556
	2008	750,007	787,500	—	5,999,994	1,362,500	85,383	278,216	9,263,600

(1)	The amounts in column (e) reflect restricted stock or restricted stock unit awards granted for each of fiscal years 2010, 2009 and 2008 and performance shares granted for fiscal years 2010 and 2009. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 18-Share-Based Compensation to our fiscal year 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 19, 2010. Restricted stock awards and restricted stock units vest in three annual increments from the grant date. Performance shares granted November 5, 2009 vest in two equal increments on November 30, 2011 and November 30, 2012. The table below displays the details of the components that make up the fiscal year 2010 stock award for each of our named executive officers.

Name	Components of Stock Awards		Additional Information
	RSA/RSU Value ($)	Performance Shares – Expected ($)	Performance Shares – at Maximum ($)
Joseph W. Saunders	1,641,225	1,815,885	3,631,770
Byron H. Pollitt	749,977	829,789	1,659,578
John M. Partridge	999,969	1,106,386	2,212,772
Joshua R. Floum	375,028	414,939	829,878
William M. Sheedy	375,028	414,939	829,878
John C. (Hans) Morris	999,969	1,106,386	2,212,772

(2)	The amounts in column (f) reflect option awards granted for each of fiscal years 2010, 2009 and 2008. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 18-Share-Based Compensation to our fiscal year 2010 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 19, 2010.

(3)	The amounts in column (g) for fiscal year 2010 reflect cash awards earned under the annual incentive plan based on actual performance measured against the corporate objectives established for Net Income, as adjusted, and Net Revenue Growth, as adjusted. Under our annual incentive plan, Mr. Saunders received $4,203,750, Mr. Pollitt received $1,150,500, Mr. Partridge received $1,593,000, Mr. Floum received $785,880 and Mr. Sheedy received $743,400. The amounts in column (g) also reflect cash awards earned under the annual incentive plan based on actual performance against each named executive officer’s individual goals. Under this component, Mr. Saunders received $0 as a result of the fact that the Compensation Committee established that 100% of his annual incentive award was dependent on achievement of the Visa Inc. corporate performance measures, Mr. Pollitt received $299,500, Mr. Partridge received $397,000, Mr. Floum received $194,120 and Mr. Sheedy received $191,600.
(4)	The amounts in column (h) reflect the aggregate change in the actuarial present value of benefits under all pension plans during fiscal year 2010. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 12 – Pension, Postretirement and Other Benefits to our fiscal year 2010 consolidated financial statements which are included in our Annual Report on Form 10-K filed with the SEC on November 19, 2010. Mr. Morris terminated his employment prior to vesting in the retirement benefit, therefore the aggregate change for the 2010 fiscal year is $0 and amounts from prior years were forfeited. There are no above market or preferential earnings on non-qualified deferred compensation.
(5)	The following table sets forth certain information with respect to “– All Other Compensation” reported in column (i).

Name (a)	Year	Car ($) (b)	Thrift Plan Match ($) (c)	Excess Thrift Plan Contribution ($) (d)	Companion Travel ($) (e)	Corporate Aircraft ($) (f)	Executive LTD ($) (g)	Tax Gross Up ($) (h)	Other ($) (i)	Total ($) (j)
Joseph W. Saunders	2010	8,152 (1)	14,700	42,302	—	77,151 (2)	1,336	—	—	143,641
Byron H. Pollitt	2010	33(1)	14,700	24,301	—	—	1,336	—	18,250 (3)	58,620
John M. Partridge	2010	350 (1)	14,700	30,302	6,243	43,249 (2)	1,336	—	20,650 (4)	116,830
Joshua R. Floum	2010	—	14,700	18,601	3,160	—	1,336	—	—	37,797
William M. Sheedy	2010	—	14,700	16,801	753	—	1,336	—	10,000 (5)	43,590
John C. (Hans) Morris	2010	—	—	13,125	—	—	334	—	158,214 (6)	171,673

(1)	Reflects the cost of personal use (including commuting for Mr. Saunders) of a Company provided car and driver. The amount in the table is determined based on the incremental cost to Visa of the fuel related to the proportion of time the car was used for non-business trips and also includes the cost of the driver’s salary for the proportion of time the driver was utilized for non-business trips.
(2)	Represents the aggregate incremental cost to Visa of personal travel on the corporate aircraft. The amount represents the variable operating cost per flight hour for the aircraft, which includes the cost of fuel, maintenance, engine insurance, associated travel cost for the crew, catering and any flight cost associated with repositioning the aircraft in connection with personal use “deadhead flights”. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance, are not included.
(3)	Represents contributions made on Mr. Pollitt’s behalf under our Charitable Contribution Matching Gift Program, under which contributions meeting the guidelines of our program are eligible for matching contributions.
(4)	Represents contributions made on Mr. Partridge’s behalf under our Charitable Contribution Matching Gift Program, under which contributions meeting the guidelines of our program are eligible for matching contributions.
(5)	Represents contributions made on Mr. Sheedy’s behalf under our Charitable Contribution Matching Gift Program, under which contributions meeting the guidelines of our program are eligible for matching contributions.
(6)	Represents payment to Mr. Morris for his accrued but unused vacation time following termination of his employment and legal fees paid on Mr. Morris’s behalf in conjunction with his termination of employment in accordance with the terms of his employment agreement.

(6)	Mr. Morris stepped down as President in July 2009. Mr. Morris remained with Visa through the end of calendar year 2009 reporting directly to our Chief Executive Officer and played a significant continuing role effecting an efficient reorganization, and interfacing with key clients and regulators in important markets. This Summary Compensation Table and its footnotes incorporate certain amounts related to Mr. Morris’s termination of employment. Specifically, amounts for cash severance due upon his termination are included in “All Other Compensation” in fiscal year 2009. According to the terms of his employment agreement, Mr. Morris also received an equity grant on November 5, 2009, which is reflected in fiscal year 2010.

Grants of Plan-Based Awards in Fiscal Year 2010

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock/ Units (3) (i)	All Other Option Awards: Number of Securities Underlying Options (4) (j)		Exercise or Base Price of Option Awards ($/ Share) (k)	Grant Date Fair Value of Stock & Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Joseph W. Saunders		1,187,500	2,375,000	4,750,000	—	—	—	—	—		—	—
	11/5/2009				10,311	20,621	41,242					1,815,885 (6)
	11/5/2009							20,621				1,641,225
	11/5/2009								111,309	(5)	$79.59	3,282,502

Byron H. Pollitt		406,250	812,500	1,625,000	—	—	—	—	—		—	—
	11/5/2009				4,712	9,423	18,846					829,789 (6)
	11/5/2009							9,423				749,977
	11/5/2009								50,865	(5)	$79.59	1,500,009

John M. Partridge		562,500	1,125,000	2,250,000	—	—	—	—	—		—	—
	11/5/2009				6,282	12,564	25,128					1,106,386 (6)
	11/5/2009							12,564				999,969
	11/5/2009								67,820	(5)	$79.59	2,000,012

Joshua R. Floum		277,500	555,000	1,110,000	—	—	—	—	—		—	—
	11/5/2009				2,356	4,712	9,424					414,939 (6)
	11/5/2009							4,712				375,028
	11/5/2009								25,432	(5)	$79.59	749,990

William M. Sheedy		262,500	525,000	1,050,000	—	—	—	—	—		—	—
	11/5/2009				2,356	4,712	9,424					414,939 (6)
	11/5/2009							4,712				375,028
	11/5/2009								25,432	(5)	$79.59	749,990

John C. (Hans) Morris		—	—	—	—	—	—	—	—		—	—
	11/5/2009				6,282	12,564	25,128					1,106,386 (6)
	11/5/2009							12,564				999,969
	11/5/2009								67,820	(5)	$79.59	2,000,012

(1)	Amounts represent the portion of the annual incentive plan award that is dependent on actual results against the corporate performance measure of Net Income, as adjusted, and Net Revenue Growth, as adjusted, and the portion of the award that is dependent on actual results against pre-established individual goals. The amounts shown in column (c) reflect the minimum payment level for the minimum performance level required under the annual incentive plan in order to receive any payment, which is 50% of the target amount in column (d). The amounts shown in column (e) are 200% of such target amount. The actual payout amounts under the plan for fiscal year 2010 are included in the “Non-Equity Incentive Plan Compensation” column of “– Summary Compensation Table.”
(2)	Represents an award of performance shares granted on November 5, 2009. The shares earned from this award will vest in two equal installments on November 30, 2011 and November 30, 2012, subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement). Our named executive officers who are party to employment agreements have additional vesting rights set forth in their employment agreements. See “– Employment Arrangements and Potential Payments Upon Termination and Change in Control.” For all named executive officers other than our Chief Executive Officer, in November 2010, the Compensation Committee adopted an Executive Severance Plan that will replace their existing employment agreements upon expiration. See “Compensation Discussion and Analysis – Executive Compensation Components – Severance.”
(3)	Represents an award of restricted stock or restricted stock units that vests in three equal installments on each of the first three anniversaries of the date of grant, subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement). Our named executive officers who are party to employment agreements have additional vesting rights set forth in their employment agreements. See “– Employment Arrangements and Potential Payments Upon Termination and Change in Control.” For all named executive officers other than our Chief Executive Officer, in November 2010, the Compensation Committee adopted an Executive Severance Plan that will replace their existing employment agreements upon expiration. See “Compensation Discussion and Analysis – Executive Compensation Components – Severance.”

(4)	The stock options have an exercise price equal to $79.59, which was the fair market value of our Class A common stock as of the date of grant, and will expire ten years from the date of grant. The stock options will generally vest in three equal installments on each of the first three anniversaries of the date of grant, subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement). Our named executive officers who are party to employment agreements have additional vesting rights set forth in their employment agreements. See “– Employment Arrangements and Potential Payments Upon Termination and Change in Control.” For all named executive officers other than our Chief Executive Officer, in November 2010, the Compensation Committee adopted an Executive Severance Plan that will replace their existing employment agreements upon expiration. See “Compensation Discussion and Analysis – Executive Compensation Components – Severance.”
(5)	Stock options grants made on November 5, 2009 were approved by the Compensation Committee on October 20, 2009.
(6)	Value of performance shares based on the expected outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on (i) achieving the target level of net income; and (ii) a relative stockholder return result modeled using a Monte-Carlo simulation.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name (a)	Stock Option Grant Date (b)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4) (i)	Equity Incentive Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3) (j)
Joseph W. Saunders						41,650	3,092,929	104,328	7,747,397
	11/5/2009	—	111,309	$79.59	11/5/2019	—	—	—	—
	11/5/2008	50,467	100,935	$56.47	11/5/2018	—	—	—	—
	3/18/2008	479,449	239,726	$44.00	3/18/2018	—	—	—	—

Byron H. Pollitt						18,278	1,357,324	45,408	3,371,998
	11/5/2009	—	50,865	$79.59	11/5/2019	—	—	—	—
	11/5/2008	21,249	42,499	$56.47	11/5/2018	—	—	—	—
	3/18/2008	141,655	70,829	$44.00	3/18/2018	—	—	—	—

John M. Partridge						25,846	1,919,324	64,972	4,824,821
	11/5/2009	—	67,820	$79.59	11/5/2019	—	—	—	—
	11/5/2008	31,873	63,749	$56.47	11/5/2018	—	—	—	—
	3/18/2008	235,366	117,684	$44.00	3/18/2018	—	—	—	—

Joshua R. Floum						8,992	667,746	22,262	1,653,176
	11/5/2009	—	25,432	$79.59	11/5/2019	—	—	—	—
	11/5/2008	10,270	20,542	$56.47	11/5/2018	—	—	—	—
	3/18/2008	104,607	52,304	$44.00	3/18/2018	—	—	—	—

William M. Sheedy						9,066	673,241	22,484	1,669,662
	11/5/2009	—	25,432	$79.59	11/5/2019	—	—	—	—
	11/5/2008	10,447	20,896	$56.47	11/5/2018	—	—	—	—
	3/18/2008	63,199	31,601	$44.00	3/18/2018	—	—	—	—

John C. (Hans) Morris						—	—	25,128	1,866,005
	11/5/2009	67,820	—	$79.59	11/5/2019	—	—	—	—
	11/5/2008	118,997	—	$56.47	11/5/2018	—	—	—	—
	3/18/2008	192,277	—	$44.00	3/18/2018	—	—	—	—

(1)	The stock options vest in three equal installments on each of the first three anniversaries of the date of grant.
(2)	The restricted stock and units vest in three equal installments on each of the first three anniversaries of the date of grant.
(3)	This value is based on the September 30, 2010 per share closing price of our Class A common stock of $74.26.
(4)	The number of performance shares included is based on the actual number earned from the grant made in November 2008 and, based on SEC rules, the maximum potential number for the grant made in November 2009. The performance shares determined to be earned at the completion of the performance period vest in two equal installments approximately two years and three years following the date of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Joseph W. Saunders	—	—	10,514	836,809
Byron H. Pollitt	—	—	4,426	352,265
John M. Partridge	—	—	6,640	528,478
Joshua R. Floum	—	—	2,139	170,243
William M. Sheedy	—	—	2,176	173,188
John C. (Hans) Morris	200,000	4,902,160	86,940	6,696,811

Pension Benefits

The table below shows the present value of accumulated benefits payable to our named executive officers, including the number of years of service credited to each executive, under the Visa Retirement Plan and the Visa Excess Retirement Benefit Plan, determined using interest rate and mortality rate assumptions consistent with those used in the consolidated financial statements of the applicable Visa entity.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joseph W. Saunders	Visa Retirement Plan	3.3	811,064	—
	Visa Excess Retirement Benefit Plan	3.3	1,529,477	—

Byron H. Pollitt	Visa Retirement Plan	3.0	329,952	—
	Visa Excess Retirement Benefit Plan	3.0	237,113	—

John M. Partridge	Visa Retirement Plan	11.0	2,330,659	—
	Visa Excess Retirement Benefit Plan	11.0	5,568,222	—

Joshua R. Floum	Visa Retirement Plan	6.7	596,659	—
	Visa Excess Retirement Benefit Plan	6.7	154,176	—

William M. Sheedy	Visa Retirement Plan	17.4	944,181	—
	Visa Excess Retirement Benefit Plan	17.4	575,485	—

John C. (Hans) Morris (1)	Visa Retirement Plan	2.4	—	—
	Visa Excess Retirement Benefit Plan	2.4	—	—

(1)	Mr. Morris terminated employment prior to becoming vested in the retirement benefit, therefore all accumulated benefits were forfeited.

Visa Retirement Plan

Under the Visa Retirement Plan, our U.S.-based employees generally earn the right to receive certain benefits: (1) upon retirement at the normal retirement age of 65; (2) upon early retirement at or after age 55 (or at or after age 50 if hired prior to October 1, 2002) and having completed at least ten years of service with us; or (3) upon an earlier termination of employment, but solely if the employee is vested at that time. Retirement benefits are calculated as the product of 1.25% times the employee’s years of service multiplied by the employee’s monthly final average earnings for the last 60 consecutive months before retirement (or, for employees hired prior to October 1, 2002, the product of 46.25% times the employee’s years of service divided by 25 years, multiplied by the employee’s monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement). Eligible earnings include salary, overtime, shift differentials, special and merit awards and short-term cash incentive awards. The formula below provides an illustration of how the retirement benefits are calculated.

For employees hired prior to October 1, 2002

46.25%	X	Completed years of service, including partial year based on completed months	X	Monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement
25 years

For employees hired after September 30, 2002

1.25%	X	Completed years of service, including partial year based on completed months (up to 35 full years)	X	Monthly final average earnings for the last 60 months before retirement

If the employee retires early, that is, between the ages of 55 and 64 (or between the ages of 50 and 61 if hired prior to October 1, 2002), and has completed at least ten years of service with the Company, the amount of such employee’s benefits is reduced for each complete year that such employee begins receiving early retirement benefits before the age of 65 (or before the age of 62 if hired prior to October 1, 2002). Mr. Partridge is eligible to retire early under this provision of the retirement plan, given his age and tenure with Visa. If such employee retires prior to becoming eligible for early or normal retirement, the amount of his or her benefits is actuarially reduced and is generally not as large as if the employee had continued employment until his or her early or normal retirement date.

The Visa Retirement Plan began transitioning to cash balance benefits effective January 1, 2008. Under the cash balance benefit accrual formula, 6% of an employee’s eligible monthly pay will be credited each month to the employee’s notional cash balance account, along with interest each month on the account balance at an annualized rate equal to the 30 year U.S. Treasury Bond average annual interest rate for November of the previous calendar year.

The change to a cash balance benefit formula took effect immediately for employees hired or rehired after December 31, 2007. However, for employees hired before January 1, 2008 (and not rehired thereafter), the current Visa Retirement Plan benefit formula was grandfathered for a three-year period and grandfathered employees will continue to accrue benefits under their current Visa Retirement Plan benefit formula described above. Their accrued benefits at December 31, 2010 (the last day of the grandfathered period) or the date they terminate employment, if earlier, will be preserved. After that date, employees will not accrue any additional benefits under the current Visa Retirement Plan benefit formulas and all future benefit accruals will be under the cash balance benefit formula.

Currently accrued benefits under the Visa Retirement Plan become 100% vested and nonforfeitable after three years of service.

Visa Excess Retirement Benefit Plan

To the extent that an employee’s annual retirement income benefit under the Visa Retirement Plan exceeds the limitations imposed by the Internal Revenue Code, such excess benefit is paid from our nonqualified, unfunded, noncontributory Visa Excess Retirement Benefit Plan. The vesting provisions of, and formula used to calculate the benefit payable pursuant to, the Visa Excess Retirement Benefit Plan are generally the same as those of the Visa Retirement Plan described above, except that benefits are calculated without regard to the Internal Revenue Code tax-qualified plan limits and then offset for benefits paid under the qualified plan.

Nonqualified Deferred Compensation

Pursuant to the Visa Deferred Compensation Plan, eligible U.S.-based employees, including our named executive officers, may defer all or a portion of their annual cash incentive awards or sign-on bonuses. In addition, we have an Excess Thrift Plan, which is a nonqualified noncontributory retirement savings plan for employees who exceed the Internal Revenue Code limits under the Thrift Plan, in which we continue to provide the matching contribution that could not be contributed to the Thrift Plan because of the statutory limits.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)(1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph W. Saunders	Excess Thrift Plan	—	42,302	11,991	—	146,471
	Deferred Compensation Plan	—	—	—	—	—

Byron H. Pollitt	Excess Thrift Plan	—	24,301	5,788	—	70,631
	Deferred Compensation Plan	—	—	—	—	—

John M. Partridge	Excess Thrift Plan	—	30,302	45,767	—	510,746
	Deferred Compensation Plan	—	—	615,869	—	7,761,409

Joshua R. Floum	Excess Thrift Plan	—	18,601	7,640	—	132,069
	Deferred Compensation Plan	—	—	176,585	1,507,290	1,097,935

William M. Sheedy	Excess Thrift Plan	—	16,801	1,614	—	104,843
	Deferred Compensation Plan	—	—	—	—	—

John C. (Hans) Morris(2)	Excess Thrift Plan	—	13,125	2,269	28,206	—
	Deferred Compensation Plan	—	—	—	—	—

(1)	The amounts in column (c) reflect our contribution to the Excess Thrift Plan for each named executive officer. These amounts are also reported in the “All Other Compensation” column of “—Summary Compensation Table.”
(2)	The amount in column (e) for Mr. Morris does not include $44,112 which represents the unvested portion (60%) of his account, which was forfeited when he left Visa.

The table below shows the funds available under the Visa Deferred Compensation Plan and the Excess Thrift Plan and their annual rate of return for fiscal year 2010, as reported by the administrator of the plans.

Name of Fund	Rate of Return (%)
Alger Capital Appreciation Institutional Fund-Institutional Class(1)	8.33%
Dodge & Cox Income (2)	8.84%
Dodge & Cox International Stock	7.55%
Fidelity Balanced Fund – Class K	10.52%
Fidelity Low-Priced Stock Fund	14.62%
Fidelity Retirement Money Market Portfolio	0.05%
Janus Overseas Fund – Class I	16.69%
PIMCO Total Return Fund-Instl Class(1)	10.93%
Spartan U.S. Equity Index Fund-Investor Class	10.09%
T. Rowe Price Equity Income(2)	9.33%
T. Rowe Price Financial Services Fund(1)	1.52%
Vanguard Morgan Growth Fund Class Admiral(2)	12.95%
Columbia Acorn Z	16.29%

(1)	This fund is not available under the Excess Thrift Plan.
(2)	This fund is not available under the Visa Deferred Compensation Plan.

Visa Deferred Compensation Plan

Under the terms of the Visa Deferred Compensation Plan, eligible participants are able to defer up to 100% of their cash incentive awards or signing bonuses, if they submit a qualified deferral election. Benefits under the Visa Deferred Compensation Plan will be paid based on one of the following three distribution dates or events previously elected by the participant: (1) immediately upon, or up to five years following, retirement; (2) immediately upon, or in the January following, termination; or (3) if specifically elected by the participant, in January in a specified year while actively employed. However, upon a showing of financial hardship and receipt of approval from the plan administrator, an executive officer may be allowed to access funds in his or her deferred compensation account earlier than his or her existing distribution election(s). Benefits can be received either as a lump sum payment or in annual installments, except in the case of pre-retirement termination, in which case the participant must receive the benefit in a lump sum. Participants are always fully vested in their deferrals under the Visa Deferred Compensation Plan. Upon termination of the Visa Deferred Compensation Plan within 12 months of our “change of control,” participants’ benefits under the Visa Deferred Compensation Plan will be paid immediately in a lump sum.

Visa Thrift Plan and Visa Excess Thrift Plan

The Visa Thrift Plan is a tax-qualified 401(k) retirement savings plan pursuant to which all of our U.S.-based employees are able to contribute up to 50%, or 13% for highly compensated employees, of their covered pay (base salary) up to the limit prescribed by the Internal Revenue Code to the Visa Thrift Plan on a pre-tax basis. Employees also have the option of contributing on an after-tax basis from 1% up to 50%, or 13% for highly compensated employees, of salary or a combination of pre-tax and after tax contributions that do not exceed 50%, or 13% for highly compensated employees, of salary. All contributions are subject to the Internal Revenue Code limits. If an employee reaches the statutory pre-tax contribution limit during the calendar year, an employee may continue to make contributions to the Visa Thrift Plan on an after-tax basis, subject to any applicable statutory limits.

During fiscal year 2010, we matched 200% of the first 3% of pay that was contributed by employees to the Visa Thrift Plan. All employee and matching contributions to the Visa Thrift Plan are fully vested upon contribution.

Because the Internal Revenue Code limits the maximum amount a company and an employee can contribute to an employee’s Thrift Plan account each year, we continue to provide the matching contribution, after the applicable Internal Revenue Code limits are reached, to the Visa Excess Thrift Plan, which is a nonqualified noncontributory retirement savings plan. Employees are eligible to participate in the Visa Excess Thrift Plan if their covered pay is greater than the Internal Revenue Code pay cap or if the total of their contributions and our matching contributions to the Visa Thrift Plan exceed the Internal Revenue Code benefit limit. The features of the Visa Excess Thrift Plan are generally the same as under the Visa Thrift Plan, except that benefits cannot be rolled over to an IRA or another employer’s qualified plan.

Employment Arrangements and Potential Payments upon Termination and Change in Control

We entered into employment agreements with each of our named executive officers in conjunction with our initial public offering and are described below. When entering into the employment agreements, the Compensation Committee reviewed the advice of a compensation consultant and the board of directors’ legal advisor regarding market practices for employment agreements. For all named executive officers other than our Chief Executive Officer, in November 2010, the Compensation Committee adopted an Executive Severance Plan that will replace their existing employment agreements upon expiration. For additional information about these changes, please see the section of this proxy statement entitled “– Compensation Discussion and Analysis – Executive Compensation Components – Severance.”

Mr. Saunders. On February 7, 2008, we entered into an employment agreement with Mr. Saunders pursuant to which he serves as our Chairman and Chief Executive Officer and as a member of the board of directors. Mr. Saunders’s employment agreement is for a period of three years, commencing upon the date immediately prior to the pricing of our initial public offering and ending on the third anniversary thereof, subject to automatic one-year extensions on each anniversary of the agreement after the third anniversary, unless either party gives 90-days’ notice of its intention not to renew the employment period. The employment period will terminate automatically upon Mr. Saunders’s termination of employment for any reason. During the employment period, Mr. Saunders will receive an annual base salary of at least $950,000 and, with respect to each fiscal year during the employment period, Mr. Saunders is eligible for an annual incentive payment, with a target incentive payment of no less than 250% of his annual base salary and a maximum incentive payment of no less than 500% of his annual base salary. Mr. Saunders’s annual base salary, target incentive payment percentage and maximum incentive payment percentage are subject to annual review by the Compensation Committee for increase, but not decrease. With respect to each fiscal year during the employment period, Mr. Saunders will be eligible to receive a long-term incentive award with a target value that is no less than

500% of his annual base salary. During the employment period, Mr. Saunders will be entitled to employee benefits and fringe benefits on a basis no less favorable than those provided to our other executive officers and perquisites on a basis that is no less favorable than those provided to him immediately prior to the employment period.

If, during the employment period, Mr. Saunders’s employment is terminated by us without “cause”, by Mr. Saunders for “good reason” (each as defined in his employment agreement) or by reason of disability, Mr. Saunders is entitled to receive: (1) certain accrued payments and benefits; (2) (x) if the termination occurs during the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code, a pro-rata annual incentive payment based on his target annual incentive payment and (y) if the termination occurs after such period, a pro-rata annual incentive payment based on our actual performance; and (3) a lump sum cash payment equal to three times the sum of his annual base salary and target annual incentive payment. In addition, upon such a termination Mr. Saunders and his spouse will be entitled to continued health care benefits (or supplemental coverage to Medicare, as applicable) for the remainder of their lives, which will be provided to them through a combination of continued coverage under our plans and cash payments. Mr. Saunders’s equity-based compensation awards also will be treated as follows:

•	all stock options held by Mr. Saunders that are outstanding as of the date of termination will vest in full and become immediately exercisable for the remainder of their term;

•

all equity-based compensation awards (other than stock options) held by Mr. Saunders that are outstanding as of the date of termination which (i) were granted to Mr. Saunders during the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code or (ii) which were otherwise not intended to satisfy the “qualified performance-based” exception of Section 162(m) of the Internal Revenue Code, will vest in full and all restrictions on these awards will lapse; and

•

all equity-based compensation awards (other than stock options) held by Mr. Saunders that are outstanding as of the date of termination which (i) were granted to Mr. Saunders following the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code and (ii) were intended to satisfy the “qualified performance-based” exception of Section 162(m) of the Internal Revenue Code will remain outstanding and continue to vest (or be forfeited) in accordance with the terms of the applicable award agreement.

To receive these severance benefits, Mr. Saunders is required to execute a general release of claims against Visa. The pro-rata incentive payment and lump sum severance payments and payments in respect of certain of Mr. Saunders’s equity-based compensation awards may be delayed for six months following his “separation from service” with us if such delay in payments is necessary to comply with Internal Revenue Code Section 409A, and any delayed cash payments will accrue interest at the then-applicable federal rate.

Mr. Saunders is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Internal Revenue Code Section 4999 on change-in-control severance payments or benefits received by Mr. Saunders, unless the value of the payments and benefits does not exceed 110% of the greatest amount that could be paid to him without incurring the excise tax, in which case the payments and benefits will be reduced below the greatest amount that could be paid to him without incurring the excise tax.

We are also required to reimburse Mr. Saunders for any legal fees and expenses that he may reasonably incur in connection with any dispute involving his employment agreement provided that he prevails on any material issue in such dispute. Mr. Saunders’s employment agreement contains restrictive covenants, which prohibit him from disclosing confidential information obtained while employed by us and from soliciting our employees and customers during the employment period and for the one-year period following termination of his employment.

Other Named Executive Officers. We entered into employment agreements with each of Messrs. Partridge, Pollitt, Floum and Sheedy pursuant to which the executive officers agreed to serve following our initial public offering as President, Chief Financial Officer, General Counsel and Group Executive – Americas, respectively. Each of these employment agreements are for a period of three years, subject to automatic one-year extensions on each anniversary of the agreement after the third anniversary, unless either party gives 90-days notice of its intention not to renew the employment period. However, in the event we experience a

“change of control” (as defined in the equity incentive plan) during the employment period, the employment period will be the longer of the then-remaining period or the two-year anniversary of such change of control. The employment period will terminate automatically upon the executive’s termination of employment for any reason. The annual base salary for each of Messrs. Partridge, Pollitt, Floum and Sheedy during the term of the named executive officer’s employment will be at least $750,000, $650,000, $555,000 and $525,000, respectively. In addition, with respect to each fiscal year during the employment period, each of Messrs. Partridge, Pollitt, Floum and Sheedy will be eligible to receive an annual incentive payment with a target incentive opportunity that is no less than 150%, 125%, 100% and 100%, respectively, of the executive’s annual base salary. For Mr. Pollitt, the target was raised to 125% from 100% effective October 1, 2009. The executives’ annual base salaries and target incentive payment percentages are subject to annual review by our Compensation Committee for increase, but not decrease. With respect to each fiscal year during the applicable employment period, each of Messrs. Partridge, Pollitt, Floum and Sheedy will be eligible to receive an annual long-term incentive award with a target value that is no less than $3,000,000, $2,000,000, $1,000,000 and $1,000,000, respectively. For Mr. Pollitt, the target was raised to $2,000,000 from $1,500,000 effective for the award in November 2010. During the employment period, each executive also will be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to our other executive officers.

Pursuant to the terms of their employment agreements, if, during the employment period, the employment of any of Messrs. Partridge, Pollitt, Floum and Sheedy is terminated by us without “cause” (as defined in the agreements) or by the applicable executive for “good reason” (as defined in the agreements, which provide that the executives may only terminate their employment for good reason during the two-year period following a change in control), the executives are entitled to receive: (1) certain accrued payments and benefits; (2) a pro-rata annual incentive payment determined and payable in the same manner as Mr. Saunders’s pro-rata annual incentive payment; and (3) a lump sum cash payment equal to two times the sum of the executive’s annual base salary and target annual incentive payment. In addition, upon such a termination, the executive and his eligible dependents will be entitled to continued health care benefits for two years following the termination of such executive’s employment. Such benefits will be provided through a combination of continued coverage under our plans and cash payments. The executives’ equity-based and cash long-term incentive plan compensation awards also will be treated in substantially the same manner as Mr. Saunders’s awards.

To receive these severance benefits, the applicable executive is required to execute a general release of claims against us. The pro-rata incentive payment and lump sum severance payments and payments in respect of certain of the executives’ equity-based compensation awards may be delayed for six months following the executive’s “separation from service” with us if such delay in payment is necessary to comply with Internal Revenue Code Section 409A, and any delayed cash payments will accrue interest at the then-applicable federal rate.

Each executive is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Internal Revenue Code Section 4999 on change-in-control severance payments or benefits received by the executive, unless the value of the payments and benefits does not exceed 110% of the greatest amount that could be paid to him without incurring the excise tax, in which case the payments and benefits will be reduced below the greatest amount that could be paid to him without incurring the excise tax.

We are also required to reimburse each executive for any legal fees and expenses that he may reasonably incur in connection with any dispute involving such executive’s employment agreement, provided that he prevails on any material issue in such dispute. Each executive’s employment agreement contains restrictive covenants, which prohibit the executive from disclosing confidential information he obtained while employed by us and from soliciting our employees and customers during the executive’s employment period and for the one-year period following the termination of his employment.

Quantification of Termination Payments and Benefits

The tables below reflect the amount of compensation that would be paid to each of our named executive officers in the event of termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2010 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. See “—Grants of Plan-Based Awards in Fiscal Year 2010,” “—Pension Benefits” and “—Nonqualified Deferred Compensation.” Payments that would be made over a period of time have been estimated as the lump sum present value using 120% of the applicable federal rate (with the exception of the retirement plan benefit). The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Visa.

Mr. Saunders

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination or Voluntary Good Reason Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)	Death ($)
Health and Welfare Benefits	133,160	133,160		133,160	67,080
Disability Income	0	0		42,088	0
Excise Tax Gross-Up	0	0		0	0
Cash Severance	9,975,000	9,445,291	(1)	9,975,000	0
Pro-rata incentive for fiscal 2010	2,375,000	2,375,000		2,375,000	2,375,000
Unvested Restricted Shares	3,092,929	3,092,929		3,092,929	3,092,929
Unvested Options	9,049,742	9,049,742		9,049,742	9,049,742
Unvested Performance Shares	6,216,082	6,216,082		6,216,082	6,216,082
Total	30,841,913	30,312,204		30,884,001	20,800,833

(1)	As of September 30, 2010, the total of the payments due would fall between 100% and 110% of the safe harbor amount under Section 280G of the Internal Revenue Code. Accordingly, per the terms of the employment contract, the cash severance due would be reduced by $529,709 so that the payments in aggregate would not exceed the safe harbor amount.

Mr. Pollitt

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Health and Welfare Benefits	53,992	53,992	43,343	10,613
Disability Income	0	0	1,686,418	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	2,925,000	2,925,000	0	0
Pro-rata incentive for fiscal 2010	812,500	812,500	812,500	812,500
Unvested Restricted Shares	1,357,324	1,357,324	1,357,324	1,357,324
Unvested Options	2,899,343	2,899,343	2,899,343	2,899,343
Unvested Performance Shares	2,672,246	2,672,246	2,672,246	2,672,246
Total	10,720,405	10,720,405	9,471,174	7,752,026

Mr. Partridge

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Health and Welfare Benefits	53,992	53,992	43,343	10,613
Disability Income	0	0	1,085,975	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	3,750,000	3,750,000	0	0
Pro-rata incentive for fiscal 2009	1,125,000	1,125,000	1,125,000	1,125,000
Unvested Restricted Shares	1,919,324	1,919,324	1,919,324	1,919,324
Unvested Options	4,695,213	4,695,213	4,695,213	4,695,213
Unvested Performance Shares	3,891,818	3,891,818	3,891,818	3,891,818
Total	15,435,347	15,435,347	12,760,673	11,641,968

Mr. Floum

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Health and Welfare Benefits	53,992	53,992	43,343	10,613
Disability Income	0	0	3,657,852	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	2,220,000	2,220,000	0	0
Pro-rata incentive for fiscal 2010	555,000	555,000	555,000	555,000
Unvested Restricted Shares	667,746	667,746	667,746	667,746
Unvested Options	1,582,719	1,582,719	1,582,719	1,582,719
Unvested Performance Shares	1,303,263	1,303,263	1,303,263	1,303,263
Total	6,382,720	6,382,720	7,809,923	4,119,341

Mr. Sheedy

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination ($)	Involuntary Not For Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Health and Welfare Benefits	53,992	53,992	43,343	10,613
Disability Income	0	0	6,033,343	0
Excise Tax Gross-Up	0	0	0	0
Cash Severance	2,100,000	2,100,000	0	0
Pro-rata incentive for fiscal 2009	525,000	525,000	525,000	525,000
Unvested Restricted Shares	673,241	673,241	673,241	673,241
Unvested Options	1,327,986	1,327,986	1,327,986	1,327,986
Unvested Performance Shares	1,319,749	1,319,749	1,319,749	1,319,749
Total	5,999,968	5,999,968	9,922,662	3,856,589

Mr. Morris

Termination Payments & Benefits

Mr. Morris stepped down as our President in July 2009 and ended his employment with Visa at the end of calendar year 2009. Upon his termination of employment, Mr. Morris became entitled to receive $4,031,250 in severance per the terms of his employment agreement. This amount is included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2009. Upon his termination of employment, his equity awards vested in full subject to meeting the performance conditions on any unearned performance shares. The value of restricted shares realized on vesting was $2,531,091, the value of options that vested and were exercised was $1,697,177 and the value realized on vesting of performance shares was $3,508,068. An additional number of options vested but have not yet been exercised and an additional number of performance shares may become vested if the performance conditions are satisfied. Health and welfare benefits in the amount of approximately $15,373 have been provided to Mr. Morris following his termination of employment. Because Mr. Morris was not employed as of the last day of fiscal year 2010, no table of potential payments that would have been made based on a termination of employment on the last day of fiscal year 2010 is provided.

PROPOSAL 5 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 38 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, in fiscal year 2010 and for fiscal year 2011 the Compensation Committee made the following changes to our executive compensation practices:

•

lengthened the performance period used for our performance shares from one-year to two-year performance results to encourage management to make decisions that align our long-term goals with our stockholders’ interests;

•	added a relative total stockholder return measure to our long-term incentive awards to further align the compensation of our executives with our performance relative to our peers;

•

adopted a Clawback Policy to allow the board of directors to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive;

•

adopted an Executive Severance Plan in place of individual employment contracts with our senior executive officers, other than the Chief Executive Officer, to create uniform severance arrangements for senior executives; and

•	adjusted our policy to further limit personal use of the corporate aircraft by prohibiting any purely personal use, except under extraordinary circumstances.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF

THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 6 – ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 5 included on page 67 of this proxy statement. By voting on this Proposal 6, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Visa, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Visa, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or Visa in any way, the board may decide that it is in the best interests of our stockholders and Visa to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 7 – APPROVAL OF

THE VISA INC. INCENTIVE PLAN, AS AMENDED AND RESTATED

Background

The Visa Inc. Incentive Plan, or the VIP, was originally adopted by our Compensation Committee in 2007 prior to our initial public offering. In October 2010, our Compensation Committee unanimously approved amendments to the VIP. The board of directors then directed that the VIP be submitted to our stockholders for approval at the Annual Meeting.

As described in detail in the section titled Compensation Discussion and Analysis beginning on page 38 of this proxy statement, the VIP is a cash-based annual incentive plan that is designed to reward annual performance and achievement of strategic goals, align employee interests with those of our stockholders, and provide market-competitive compensation to eligible employees on an individual basis.

The VIP is designed to preserve the deductibility of payments that constitute performance-based compensation under Section 162(m) of Internal Revenue Code, as well as payments not intended to constitute performance-based compensation under Section 162(m). Under Section 162(m), certain executive compensation in excess of $1 million per year paid to some of our executive officers is generally not deductible for federal income tax purposes unless that compensation is paid under a performance based plan that is approved by our stockholders and satisfies certain other criteria.

Plans adopted prior to an initial public offering, such as the VIP, have the benefit of a reliance period under Section 162(m), during which compensation paid is deemed to be deductible. Following the reliance period, the plan’s material terms must be approved by stockholders no later than the first stockholder meeting that occurs after three calendar years have elapsed since the year in which the initial public offering occurred.

Since our initial public offering, we have been operating the VIP in the reliance period. We are now asking our stockholders to approve the VIP so that we may continue to take the federal tax deduction under Section 162(m) for performance-based compensation payable to certain of our executive officers. Accordingly, the VIP has been amended to comply with the requirements of Section 162(m), including presenting the allowable performance measures upon which incentive compensation may be paid for stockholder approval.

Description of the VIP

The following is a summary of the material features of the VIP, and does not describe all of the VIP’s terms. We urge you to read the complete text of the VIP included as Annex C to this proxy statement. Capitalized terms used in this Proposal are defined in the VIP. In the event of any inconsistency between the VIP and this summary, the VIP will control.

Purpose

The purpose of the VIP is to provide a cash incentive opportunity to our employees whose performance contributes to our ability to achieve our business results. The VIP focuses our employees’ efforts on the achievement of specific goals in support of our business strategy and provides for an opportunity to receive annual payouts based on individual and/or corporate performance, depending on the employee’s level at Visa.

Eligibility and Participation

Unless otherwise determined by the Compensation Committee, all of our regular full-time and part-time active employees who are employed no later than July 1 and for a minimum of three months in the plan year are eligible to participate in the VIP unless they participate in another annual incentive plan. The plan year runs from October 1 through September 30, which is our fiscal year and which is also called the performance period under the VIP. In addition, subject to certain exceptions, employees must be employed on the date the Compensation Committee or our Chief Executive Officer, as applicable, determines the amount of the individual awards under the VIP. Temporary employees, leased employees, consultants and independent contractors are not eligible to participate in the VIP. As of October 31, 2010, we had approximately 6,395 employees who are eligible to participate in the VIP.

Incentive Awards Performance Goals

Threshold Corporate Goals. The Compensation Committee may establish a pool for an applicable performance period, pursuant to which incentive awards are granted to participants, subject to the achievement of one or more threshold corporate goals and subject to a maximum award amount of $10 million for any participant who is subject to Section 162(m).

Additional Performance Goals. Incentive awards may also be subject to additional corporate and individual performance goals, the targeted achievement of which may be expressed as a percentage of an employee’s pay.

Corporate goals, including any applicable threshold corporate goals, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) must be based on one or more of the following criteria:

•	Revenue;

•	Earnings Per Share;

•	Net Income;

•	Cash Flow;

•	Operating Margins, Gross Margin, Cash Margin or Profit Margin;

•	Operating Income or Operating Profit;

•	Assets or Return on Assets;

•	Stockholder Equity or Return on Equity;

•	Return on Capital;

•	Economic Value Added; or

•	Stock Price or Total Stockholder Return.

Corporate goals, including any applicable threshold corporate goals, may be based on absolute target numbers or relative results in one or more such categories compared to a prior period. At the Compensation Committee’s discretion, the measures associated with the corporate goals may be based on pro forma numbers and may either include or exclude the effect of payment of the bonuses under the VIP and any of our other bonus plans. The Compensation Committee also may provide for the adjustment of a performance goal to exclude (i) certain extraordinary non-recurring items or (ii) the effect of any changes in accounting principles affecting our overall or a business unit’s reported results. For our Chief Executive Officer and other participants who are covered by Section 162(m), corporate goals, including threshold corporate goals, that apply to compensation intended to constitute performance-based compensation under Section 162(m) must be approved by the Compensation Committee within the time period required under the regulations applicable under Section 162(m).

Individual goals, if applicable, are determined and documented at the beginning of the plan year, or shortly after hire for new hires. Depending on the participant’s level, his or her goals will be established by either the Compensation Committee, our management, or jointly by the participant and management with the final determination to be made by management. Individual goals can be revised after the beginning of the plan year to reflect changing business priorities or changes in a participant’s job or role.

If a participant’s target award percentage, if applicable, is changed during the plan year, his or her final target award percentage will be prorated for the portion of time spent at each target award percentage. However, to the extent necessary to comply with Section 162(m), the target award percentage, if applicable, may be reduced but not increased for the Chief Executive Officer and any other participants who are covered by Section 162(m) after the percentage has been established for the plan year.

Incentive Award Payment

Determination of Award Amounts. After the plan year ends, our management (subject to final approval of the Chief Executive Officer) or, for any participant covered by Section 162(m), the Compensation Committee, will determine the payment amount of individual awards based on the achievement of: (i) threshold corporate performance goals; and/or (ii) corporate and individual performance goals, provided that no payment based on the achievement of these goals may be greater than $10 million in any plan year for each of the Chief Executive Officer and other participants covered by Section 162(m).

With respect to any individual performance goals other than those for the Chief Executive Officer and other participants covered by Section 162(m), management will recommend a payout level of the individual component for the participant based on the participant’s performance and certain payout guidelines determined by the Chief Executive Officer with respect to the plan year. The Compensation Committee determines the payout level relating to any individual goals for the Chief Executive Officer and any other participants who are covered by Section 162(m).

Payment Eligibility. Participants generally must be actively employed on the date final awards are approved by the Chief Executive Officer or the Compensation Committee, as applicable. However, with respect to employees who are on a leave of absence as of such approval date or whose employment terminates prior to such approval date by reason of death, Disability or Normal Retirement or pursuant to a severance benefit plan or agreement, our Global Head of Human Resources or, with respect to the Chief Executive Officer and other participants covered by Section 162(m), the Compensation Committee, may provide for a pro rata award payment based on the portion of the plan year that the participant was eligible to participate in the VIP, provided that any applicable threshold corporate goals and/or corporate goals with respect to any participant covered by Section 162(m) shall have been attained in order for such pro rata payment to be made.

Form of Payment. Awards are paid to participants in cash, provided that the Compensation Committee, in its discretion, may determine for any performance period that all or a portion of awards to one or more participants will instead be paid in shares of our common stock to the extent permitted under the applicable equity plan.

Timing of Payment. Awards are paid to participants as soon as practical after the end of each plan year, but no later than December 15 of the subsequent plan year.

VIP Administration

The VIP is interpreted and administered by our Global Head of Human Resources, in consultation with our Head of Total Rewards, and determinations by the Global Head of Human Resources as to plan interpretation and administration are final and binding on all parties. With respect to compensation intended to constitute performance-based compensation under Section 162(m), the Compensation Committee plays this role to the extent required under Section 162(m). The VIP shall be interpreted and construed in a manner as to cause payments intended to constitute performance-based compensation under Section 162(m) to qualify as performance-based compensation under Section 162(m). The VIP may be amended or terminated at any time for any reason by the Compensation Committee. Stockholder approval shall be obtained in connection with any amendment for which stockholder approval is necessary.

Unfunded Plan; Participants are General Creditors

Award amounts are paid from our general funds and participants are considered unsecured general creditors with no special or prior right to any of our assets for payments under the VIP. Nothing in the VIP is intended to create a trust for the benefit of any participant or to create a fiduciary relationship between us and any participant with respect to any of our assets.

Tax Withholding

Awards paid under the VIP are subject to all applicable withholding taxes.

Clawback Policy

Awards granted and amounts payable or paid under the VIP are subject to the applicable provisions of our clawback policy, as it may be amended from time to time. Accordingly, such awards and amounts may be subject to cancellation, rescission, payback or other action in accordance with the policy.

New Plan Benefits

The amount of awards payable under the VIP, if any, to any participant is not determinable as awards have not yet been determined under the VIP. Participation in the VIP does not guarantee the payment of an award, and all awards under the VIP are discretionary and subject to approval by our Chief Executive Officer or the Compensation Committee, as described above. In addition, following the reliance period described above, no amounts will be paid to any participant under the VIP if stockholder approval of the VIP is not obtained. In that event, we would likely consider other forms of incentive compensation as necessary or appropriate to attract or retain key employees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE VISA INC. INCENTIVE PLAN, AS AMENDED AND RESTATED.

PROPOSAL 8 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

The Audit and Risk Committee has appointed KPMG LLP as our independent registered public accounting firm to audit the financial statements of Visa Inc. and its subsidiaries for the fiscal year ending September 30, 2011. KPMG was our independent registered public accounting firm for the fiscal year ended September 30, 2010.

A proposal will be presented at the Annual Meeting to ratify KPMG’s appointment. If the stockholders do not ratify KPMG’s appointment, the Audit and Risk Committee may reconsider the selection of our independent registered public accounting firm for fiscal year 2011. Even if the appointment is ratified, the Audit and Risk Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines such a change would be in our best interests and the best interests of our stockholders.

A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

AUDITOR SERVICES AND FEES

The following table sets forth the aggregate fees billed to the Company by KPMG for fiscal years 2010 and 2009:

	Fiscal Year
	2010	2009
	(in thousands)
Audit fees(1)	$5,819	$6,196
Audit-related fees(2)	1,061	1,067
Tax fees(3)	209	283
All other fees	—	—

Total	$7,089	$7,546

(1)	Represents aggregate fees billed for professional services rendered in connection with annual financial statement audits, audits of our internal control over financial reporting and for services related to local statutory audits.
(2)	Represents aggregate fees billed for assurance and related audit services (but not included in the audit fees set forth above). The assurance and related audit services include employee benefit plan audits, review of internal controls for selected information systems and business units (Statement on Auditing Standards No. 70 audits), and services related to web trust certifications.
(3)	Represents aggregate fees billed for tax services in connection with the preparation of tax returns, other tax compliance services, tax planning and expatriate tax services.

Consistent with SEC and Public Company Accounting Oversight Board, or PCAOB, requirements regarding auditor independence, the Audit and Risk Committee has responsibility for appointing, setting the compensation for and overseeing the work of our independent registered public accounting firm. In accordance with its charter and the Audit and Risk Committee’s Pre-Approval Policy, the Audit and Risk Committee is required to pre-approve all audit and internal control-related services and permitted non-audit services, including the terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Risk Committee prior to the completion of the audit. In addition, the Audit and Risk Committee’s charter requires the Committee to review and discuss with the independent registered public accounting firm any documentation supplied by it as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the firm’s independence. During fiscal year 2010, all services KPMG provided to the Company were pre-approved by the Audit and Risk Committee in accordance applicable SEC regulations and the Pre-Approval Policy, and the Audit and Risk Committee reviewed and discussed the documentation KPMG supplied to it as to tax services and the potential effect of the provision thereof on KPMG’s independence.

To further help ensure the independence of our independent registered public accounting firm, we have adopted policies and procedures relating to the engagement of our independent registered public accounting firm and the hiring of employees or former employees of the independent registered public accounting firm.

REPORT OF THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee is responsible for monitoring and overseeing Visa’s financial reporting process on behalf of the board of directors. Visa’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. KPMG LLP, Visa’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit and Risk Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2010. In addition, the Audit and Risk Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Risk Committee also has received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit and Risk Committee has discussed the independence of KPMG with that firm.

Based on the Audit and Risk Committee’s review and discussions noted above, the Audit and Risk Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended September 30, 2010, for filing with the Securities and Exchange Commission.

Submitted by:	Robert W. Matschullat (Chairman) Gary P. Coughlan Mary B. Cranston Francisco Javier Fernandez-Carbajal Cathy E. Minehan

ADDITIONAL ANNUAL MEETING INFORMATION

Attending the Meeting in Person

If you plan to attend the Annual Meeting in person, please visit the Investor Relations page of our website at http://investor.visa.com for directions to Le Méridien Hotel, 333 Battery Street, San Francisco, California 94111. The Annual Meeting will start at 8:30 a.m. Pacific Time on January 27, 2011. Please note that the doors to the meeting room will not open until 8:00 a.m. Pacific Time.

When you arrive, signs will direct you to the meeting room. Due to security measures, all bags will be subject to search, and all persons who attend the Annual Meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. We will not permit the use of cameras (including cell phones with photographic capabilities) and other recording devices in the meeting room. Stockholders attending the Annual Meeting in person will be permitted to submit questions to management.

Only stockholders of our Class A common stock as of the close of business on the Record Date, who can prove such ownership and provide valid identification, will be allowed admittance to attend the Annual Meeting. Individuals who own shares through a broker or other nominee should bring to the Annual Meeting a legal proxy, brokerage statement or written proof of ownership as of the close of business on the Record Date. Beneficial owners who plan to vote their shares must follow the instructions under “How do I vote and what are the voting deadlines?” Representatives of institutional stockholders should bring a legal proxy or other proof that they are representatives of a firm that held shares on the Record Date and are authorized to vote on behalf of the institution. Stockholders intending to attend the Annual Meeting in person must reserve their seat by January 25, 2011 by contacting our Investor Relations Department at (415) 932-2213. In addition, you must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.

Anyone seeking admittance who cannot provide valid identification and proof of ownership or representation as of the close of business on the Record Date, and has not reserved his or her seat in advance, may not be admitted.

Annual Meeting Webcast

An audio webcast of the Annual Meeting will be available on the Investor Relations page of our website at http://investor.visa.com at 8:30 a.m. Pacific Time on January 27, 2011. The webcast will allow stockholders to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote through the webcast or ask questions. An archived copy of the webcast will be available on our website through February 28, 2011. Registration to listen to the webcast will be required.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of our Class A common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our executive officers, directors and persons who beneficially own more than ten percent of our Class A common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2010.

Stockholder Proposals

Stockholder Proposals for 2012 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is August     , 2011, except as may

otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2012 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2012 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary and received at our principal executive offices, Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the stockholders’ meeting. However, if we provide less than one hundred (100) days’ notice or other prior public disclosure of the date of the meeting, the stockholder notice must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address listed above or by visiting the Investor Relations page of our website at http://investor.visa.com, under “Corporate Governance.”

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at (415) 932-2213 or Investor Relations, Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Fiscal Year 2010 Annual Report and SEC Filings

Our financial statements for the fiscal year ended September 30, 2010 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at http://investor.visa.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

By Order of the Board of Directors

Joseph W. Saunders
Chief Executive Officer and
Chairman of the Board

ANNEX A

Amendments to the Fifth Amended and Restated Certificate of Incorporation

to Declassify the Board of Directors

Article V

* * * * *

Section 5.1        Composition of the Board.

* * * * *

(e)        ~~The Board, other than as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock, if any, shall be divided into three (3) classes, designated Class I, Class II and Class III.~~ Each ~~Regional Director shall be designated a Class I~~ director~~, and~~ shall be elected ~~for a term commencing on October 1, 2007 and expiring on the date of the~~ at each annual meeting of ~~the Corporation held in the calendar year 2008 (or, if no annual meeting is held in the calendar year 2008 after October 1, 2007, the first annual meeting of the Corporation held after October 1, 2007). The Executive Director and one or more of the Independent Directors shall be designated a Class II director, and shall be elected for a term commencing on October 1, 2007 and expiring on the date of the annual meeting of the Corporation held in the calendar year 2009. One or more of the Independent Directors shall be designated a Class III director, and shall be elected for a term commencing on October 1, 2007 and ending on the date of the annual meeting of the Corporation held in the calendar year 2010. Successors to each class of directors whose term is expiring shall be elected by the~~ stockholders for a term expiring at the next succeeding annual meeting of stockholders ~~on which the terms of directors of such class are scheduled to expire,~~ and ~~shall be elected for a term expiring at the third annual meeting of stockholders immediately following the annual meeting at which such successor director is elected; provided that the term of the Class I Directors elected at the first annual meeting held after October 1, 2007 shall, in any event expire on the day of the annual meeting of the Corporation held in the calendar year 2011. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The foregoing notwithstanding,~~ each director shall ~~serve~~ remain in office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. ~~unless he or she shall die, resign, retire, become disqualified or be removed.~~ If the number of directors is ~~changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock. Any~~ increased at or following the 2011 annual meeting of stockholders, any additional director ~~of any class~~ elected to fill a newly created directorship ~~resulting from an increase in such class~~ shall hold office for a term ~~that shall coincide with the remaining term of that class.~~expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

* * * * *

Section 5.2        Vacancies; Newly-Created Directorships; Qualification.

* * * * *

(b)        Except as provided in Section 5.2(a), and subject to the rights of the holders of any series of Preferred Stock then outstanding and to the By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation or other cause shall be filled only by a resolution adopted by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and each director so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders ~~at which the term of office of the class to which such director has been elected expires~~ and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification, removal from office or other reason. For clarity, no period of vacancy contemplated by this Section 5.2(b) shall be deemed to give rise to any conflict with the terms of Sections 5.1(c) or 5.1(d).

* * * * *

A-1

Section 5.4        Election of Directors by Preferred Stock Holders.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms~~.

* * * * *

A-2

ANNEX B

Amendments to the Fifth Amended and Restated Certificate of Incorporation to

Implement a Majority Vote Standard in Uncontested Elections of Directors

Section 5.1    Composition of the Board.

* * * * *

(d)        From and after the day of the annual meeting of the Corporation occurring in the calendar year 2011, the Board shall consist, subject to this Certificate of Incorporation and the By-Laws, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the affirmative vote of the majority of the Board; provided, however, that at least fifty-eight percent (58%) of the Board shall at all times be comprised of Independent Directors. ~~Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares of Common Stock of all classes present in person or represented by proxy at the meeting and entitled to vote on the election of such directors.~~

* * * * *

B-1

ANNEX C

Visa Inc. Incentive Plan (VIP)

Plan Document

(As Amended and Restated Effective January 27, 2011)

Section 1: DEFINITIONS

1.1	Board: the Board of Directors of Visa Inc.

1.2	CEO: Chief Executive Officer of Visa Inc.

1.3	Code: the Internal Revenue Code of 1986, as amended.

1.4	Compensation Committee: the Compensation Committee of the Board, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Code Section 162(m).

1.5	Company: Visa Inc. and its Company Affiliates.

1.6	Company Affiliate: any trade or business (whether or not incorporated) of which at least 25% is owned, directly or indirectly, by Visa Inc.

1.7	Corporate Goals: the goal(s) (or combined goal(s)) determined by the Compensation Committee (in its discretion) to be applicable to a Participant with respect to payments hereunder. As determined by the Compensation Committee, the Corporate Goals applicable to a payment hereunder may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Cash Flow, (e) Operating Margins, Gross Margin, Cash Margin or Profit Margin, (f) Operating Income or Operating Profit, (g) Assets or Return on Assets, (h) Stockholder Equity or Return on Equity, (i) Return on Capital, (j) Economic Value Added and (k) Stock Price or Total Stockholder Return, or such similar objectively determinable financial or other measures as may be adopted by the Compensation Committee. The Corporate Goals may be based on absolute target numbers or relative results in one or more such categories compared to a prior period. The measures which constitute the Corporate Goals may, at the discretion of the Compensation Committee, be based on pro forma numbers and may, as the Compensation Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Corporate Goals may differ from Participant to Participant. In establishing a Corporate Goal, the Compensation Committee may, to the extent doing so does not cause any amount payable hereunder that is intended to be performance-based compensation under Code Section 162(m) to cease to so qualify, provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

1.8	Disability: the termination of employment of a Participant due to the Participant’s permanent disability (as determined pursuant to the Company’s or its Affiliate’s long-term disability plan under which the Participant is covered from time to time).

1.9	Employee: any “regular” full-time or part-time active employee (as defined in the Company’s Employee Handbook) of the Company, as determined by the Company and reported as a common law employee on the payroll records of the Company. Employee excludes every other individual, including employees classified as temporary under the Company’s policies, leased employees, consultants, and independent contractors (including freelancers), regardless of whether a court or administrative agency subsequently determines that such individuals are common law employees.

1.10	Maximum Award: means as to any 162(m) Covered Employee, $10 million per Performance Period.

1.11	Normal Retirement: termination of a Participant’s employment due to the Participant’s termination at or after attainment of normal retirement eligibility under the generally applicable retirement plan of the Company or its Affiliate under which the Participant is covered in his or her home country.

1.12	Participant: an Employee who satisfies the requirements of Section 3 and who is not excluded from participation under the Plan.

1.13	Performance Period: the fiscal year beginning October 1 and ending September 30, which shall also be the Plan Year.

1.14	Performance Period Pool: The pool established for each Performance Period from which awards may be granted and paid, if any.

1.15	Plan: this Visa Inc. Incentive Plan, as amended and restated.

1.16	Plan Year: the fiscal year beginning October 1 and ending September 30.

1.17	Severance Notice Period: is the period, if any, between the date on which the Company provides notice of the severance, or the Notice Date as defined in the applicable Company severance plan or arrangement, and the Employee’s termination date.

1.18	Threshold Corporate Goal: the threshold Corporate Goal or Goals set by the Compensation Committee with respect to each Performance Period.

1.19	162(m) Covered Employee: any Participant for whom the Compensation Committee intends that all or any portion of an award hereunder constitute performance-based compensation under Code Section 162(m).

Section 2: OBJECTIVE

The Plan is a global annual incentive program designed to reward Employees whose performance during the fiscal year enabled the Company to achieve favorable business results. The Plan focuses Employee efforts on the achievement of specific goals in support of Company’s business strategy and provides for an opportunity to receive annual payouts based on individual and corporate performance. The Plan is intended to permit the payment of amounts that constitute performance-based compensation under Code Section 162(m) as well as payments not intended to constitute performance-based compensation under Code Section 162(m).

Section 3: ELIGIBILITY

3.1	Unless otherwise determined by the Compensation Committee, eligibility to participate in the Plan is automatic for all Employees hired or rehired by July 1 of the Plan Year ending September 30, who do not participate in any other Company annual incentive plan.

3.2	To be eligible for consideration for an award, a Participant must be employed by the Company and actively performing his or her job for a minimum of three months during the Plan Year with continued employment through the date of CEO or Compensation Committee approval as required in Section 5, except as provided below in the event of death, Disability or Normal Retirement.

3.3	If a Participant dies or terminates employment due to Normal Retirement or Disability during the Plan Year, the Employee may be eligible for a prorated payout for the portion of the year the Participant was employed by the Company subject to and in accordance with Section 6.9. A Participant not actively at work during a Severance Notice Period or while on military leave will be treated as actively at work for purposes of this Section 3.3 to the extent required by applicable law.

Section 4: INCENTIVE AWARDS

4.1	Performance Period Award Pool; Threshold Corporate Goals.

The Compensation Committee may establish with respect to each Performance Period a Performance Period Pool from which incentive awards may be granted to Participants, subject to the achievement of one or more Threshold Corporate Goals, as determined by the Compensation Committee in its discretion, provided that notwithstanding any other provision in the Plan, the incentive award amount to be paid out to any 162(m) Covered Employee with respect to any Performance Period shall not exceed the Maximum Award. Awards granted to Participants also may be subject to other corporate and/or individual performance goals, subject to the terms and conditions described below.

4.2	Additional Performance Goals.

Individual incentive awards also may be subject to additional corporate goals or individual performance goals, the targeted achievement of which may be expressed as a percentage of a Participant’s pay. The percentages attributed to each of the corporate and individual performance goals, if applicable, will be based upon the global level of the Participant’s job. The percent tied to corporate results increases for Participants in job levels with a greater direct impact on Visa Inc.’s performance.

Such corporate and individual performance goals, including any applicable targeted achievement levels, will be determined by the Company’s management and if required to comply with Code Section 162(m) with respect to any 162(m) Covered Employee, approved by the Compensation Committee. Participants whose targeted award percentage is changed during the Plan Year will have their final target incentive award percent prorated for the portion of time spent at each target award percentage; provided that with respect to a Participant whose award hereunder is intended to constitute performance-based compensation under Code Section 162(m), solely to the extent required to comply with Code Section 162(m), such target award percentage may be reduced but not increased following the date it is initially established for the applicable Plan Year.

4.2(i) Corporate Goals

Specific additional corporate goals may be established for an applicable Plan Year. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee or the Company’s management. To the extent required to comply with Code Section 162(m), corporate goals with respect to payments intended to constitute performance-based compensation under Code Section 162(m) shall be based on one or more of the Corporate Goals set forth in Section 1.7 as of the date this Plan is approved by the Company’s shareholders and shall be approved by the Compensation Committee in writing prior to the latest date on which Corporate Goals may be established in accordance with Treasury Regulation Section 1.162-27(e)(2)(i).

4.2(ii) Individual Goals
Individual goals and success criteria for each Plan Year may be established for Participants. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee, the Company’s management, or jointly by the Participant and Company management with the final determination made by Company management. Such individual goals can be revised after the beginning of the Plan Year to reflect changing business priorities or changes in job or role.

4.3	Any awards for Participants who began participating in the Plan after the beginning of the Plan Year (October 1) or were in an unpaid leave of absence status for a portion of the Plan Year, and who met the eligibility requirements above, will be prorated to reflect the portion of the Plan Year during which the Participant was eligible to participate in the Plan; provided, that, solely to the extent required for payments to qualify as performance-based compensation under Code Section 162(m), payments to Participants who begin participating in the Plan following the latest date on which Threshold Corporate Goals or Corporate Goals, as applicable, may be established in accordance with Treasury Regulation Section 1.162-27(e)(2)(i) shall not constitute performance-based compensation under Code Section 162(m).

Section 5: VIP PAYOUT DETERMINATION

Following the Performance Period, the Company’s management, or the Compensation Committee with respect to awards intended to constitute performance-based compensation under Code Section 162(m), in their discretion, as applicable, will determine the amount of individual awards based on the achievement of the applicable previously designated Threshold Corporate Goals or Corporate Goals, as applicable, provided that the incentive award amount to be paid out to any 162(m) Covered Employee with respect to any Performance Period shall not exceed the Maximum Award.

To the extent additional corporate goals are applicable to all or certain Participants for an applicable Performance Period, the payout amount of any incentive award payment to any such Participant related to such corporate goals will be calculated based on actual performance against the specific goals selected for such Participants.

With respect to any individual performance goals, other than for 162(m) Covered Employees, Company management may make recommendations for the payment amount associated with such individual component based upon the Participant’s performance during the Plan Year and payout guidelines determined at the discretion of the CEO based on the amount of the total Performance Period Pool. The Compensation Committee will make such determination with respect to any individual performance goals applicable to 162(m) Covered Employees.

Final incentive award payouts are approved by the CEO except those requiring approval of the Compensation Committee. Awards for the CEO and other 162(m) Covered Employees require approval of the Compensation Committee. Awards intended to constitute performance-based compensation under Code Section 162(m) shall be based on the extent to which the Threshold Corporate Goals or Corporate Goals, as applicable, have been attained (subject to Section 6.6) and shall be paid only upon certification by the Compensation Committee of the extent to which the Threshold Corporate Goals or Corporate Goals, as applicable, and any other material terms for the applicable Plan Year have been satisfied, in accordance with Treasury Regulation Section 1.162-27(e)(5).

Section 6: AWARD ADMINISTRATION

6.1	The Plan Year is the fiscal year beginning October 1 and ending September 30.

6.2	Final incentive award payouts are approved by the CEO except that awards for the CEO and 162(m) Covered Employees require approval of the Compensation Committee (and certification in accordance with Section 5, above).

6.3	Awards are paid as soon as practical after the end of the Plan Year, but no later than December 15 of the subsequent Plan Year.

6.4	Award payments shall be made to Participants in cash, provided that the Compensation Committee may, in its discretion, with respect to any Performance Period and with respect to one or more Participants, provide that all or any portion awards to such Participants shall be paid in Company common stock or awards in respect of Company common stock pursuant to an equity plan maintained by the Company to the extent permitted by the terms of such plan.

6.5	Participants generally must be actively working at the close of the Plan Year with continued employment through the date of CEO or Compensation Committee approval as required in Section 5, to be eligible for the payment of an award. However, Participants on unpaid leaves of absence are eligible to receive an award prorated for the period of time they were on paid status and actively performing their jobs, and with respect to amounts intended to constitute performance-based compensation under Code Section 162(m), solely on attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the applicable Plan Year. Payouts to those Participants on such unpaid leave of absence at the time of payout are at the discretion of the Global Head of Human

Resources (or the Compensation Committee with respect to Section 162(m) Covered Employees); provided that to the extent required to qualify payments as performance-based compensation under Code Section 162(m), such discretion with respect to amounts intended to constitute performance-based compensation under Code Section 162(m) shall only be exercised in a manner which reduces the amount otherwise payable as a result of the attainment of the Threshold Corporate Goals or Corporate Goals, as applicable.

6.6	Participation in the Plan does not guarantee the Participant the payment of an award. All awards under the Plan are discretionary and subject to approval by the CEO, or the Compensation Committee, as applicable; provided that any discretion with respect to amounts intended to constitute performance-based compensation under Code Section 162(m) shall be exercised only in a manner which reduces the amount otherwise payable as a result of the attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, and, solely to the extent necessary to ensure that any award intended to qualify as performance-based compensation under Code Section 162(m) so qualifies, and such exercise of discretion to reduce an amount otherwise payable may not increase the award amount of any 162(m) Covered Employee.

6.7	Except as would result in amounts intended to constitute performance-based compensation under Code Section 162(m) ceasing to be performance-based compensation under Code Section 162(m) and subject to the limitation on discretion set forth in Section 6.6, extraordinary occurrences may be considered by the Compensation Committee when assessing performance results, and adjustments may be made to the performance measures at the discretion of the Compensation Committee to ensure that the objectives of the Plan are served.

6.8	Awards payable under the Plan may not be assigned, transferred or subjected to liens except as otherwise provided by law.

6.9	Except as provided in Section 6.10, if a Participant’s employment is terminated before September 30 of the Plan Year for reasons other than Disability, death or Normal Retirement, the Participant shall not be paid any award for the Plan Year in which employment terminates. If such employment is terminated as a result of Disability or death, a prorated payout for the portion of the Plan Year the Participant was employed by the Company may, at the sole discretion of the Global Head of Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees), be made to the Participant or, in the event of death, to the Participant’s estate. If a Participant’s employment is terminated as a result of a Normal Retirement, the Participant may, at the sole discretion of the Global Head of Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees) be paid a pro-rata award for the Plan Year, subject to the provisions of this Plan; provided that the incentive awards applicable to any 162(m) Covered Employees shall be payable only upon attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year.

6.10	Except as would result in amounts intended to constitute performance-based compensation under Code Section 162(m) ceasing to be performance-based compensation, upon termination of a Participant’s employment under a severance benefits plan or agreement, a prorated payment may be made at the sole discretion of the Global Head of Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees); provided that the incentive awards applicable to any 162(m) Covered Employees shall be payable only upon attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year. Any payment under this Section 6.10 shall be conditioned upon the Participant’s prior execution and non-revocation of a severance agreement and release in the form provided by the Company within the time specified by such severance agreement and release form.

6.11	Participation in the Plan does not confer any right to employment nor create an employment contract or agreement of any sort with any Participant.

Section 7:	MAXIMUM PERFORMANCE PERIOD PAYMENTS; FUNDING; NO CREATION OF
TRUST

Plan payments are paid by the Company and may not exceed the Performance Period Pool, if any, approved in advance by the Compensation Committee with respect to any Performance Period.

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

Section 8: GENERAL

8.1	Notwithstanding any other provision of this Plan to the contrary, any award granted, and/or amount payable or paid hereunder shall be subject to potential cancellation, rescission, recoupment payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”), to the extent the Policy applies to such award or amount. By accepting an award or the payment of any amount under the Plan, each Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy and any future amendment of the Policy or similar policies that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agrees that the Company may take such actions as are permitted under the Policy any similar policy (as applicable to any Participant) or applicable law without further consent or action being required by such Participant. To the extent that the terms of this Plan and the Policy conflict, then the terms of such Policy shall prevail.

8.2	The Global Head of Human Resources, in consultation with the Head of Total Rewards, has the sole responsibility for interpreting and administering the Plan as necessary. The decisions of the Global Head of Human Resources regarding the interpretation and administration of the Plan are final and binding on all parties. Notwithstanding the foregoing, to the extent required by Code Section 162(m), the Compensation Committee shall be responsible for interpreting and administering the Plan with respect to awards intended to constitute performance-based compensation under Code Section 162(m).

8.3	All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income and employment taxes. The Participant’s employer shall withhold such taxes in accordance with applicable tax law.

8.4	The Plan shall be interpreted and construed in a manner as to cause payments intended to constitute performance-based compensation under Code Section 162(m) to qualify as performance-based compensation under Code Section 162(m). The Plan may be amended or terminated at any time for any reason by the Compensation Committee. In particular and without limitation, the Compensation Committee may at any time amend or add to the provisions of the Plan and the terms of participation in the Plan as it considers necessary or desirable to take account of or to comply with relevant overseas law or regulation or for any other reason. Notwithstanding the foregoing, shareholder approval shall be obtained in connection with an amendment for which shareholder approval is necessary to ensure that payments hereunder may constitute performance-based compensation under Code Section 162(m).

8.5	The effective date of the Plan as amended and restated is January 27, 2011, subject to approval of the Company’s stockholders at the 2011 Annual Meeting of Stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

8.6	The laws of the State of California shall control all matters relating to the Plan.

VISA INC. P.O. BOX 8999 SAN FRANCISCO, CA 94128-8999 ATT: VICTORIA HYDE-DUNN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 26, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Visa Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 26, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28032-P04016	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VISA INC.
The Board of Directors recommends you vote		For	Against	Abstain
FOR the following proposals:
1.	To amend the Company’s Certificate of Incorporation to declassify the board of directors;	☐	☐	☐

2.	To amend the Company’s Certificate of Incorporation to implement a majority vote standard in uncontested elections of directors;	☐	☐	☐

The Board of Directors recommends that you		(Proposals 3 and 4)
vote FOR each of the nominees:		For All ☐	Withhold All ☐	For All Except ☐
3.	If Proposal 1 to declassify the Board of Directors is approved, to elect the ten directors nominated by the Board of Directors;
Nominees:

01) Gary P. Coughlan	06) Suzanne Nora Johnson
02) Mary B. Cranston	07) David J. Pang
03) Francisco Javier Fernandez-Carbajal	08) Joseph W. Saunders
04) Robert W. Matschullat	09) William S. Shanahan
05) Cathy E. Minehan	10) John A. Swainson

4.

If Proposal 1 to declassify the Board of Directors is not approved, to elect the three Class I directors nominated by the Board of Directors to serve until the Company’s 2014 annual meeting of stockholders;

Nominees:
11) Suzanne Nora Johnson
12) Joseph W. Saunders
13) John A. Swainson

The Board of Directors recommends you vote		For	Against	Abstain
FOR the following proposal:
5.	An advisory vote on executive compensation;	☐	☐	☐

To withhold authority to vote for any individual nominee(s) under Proposal 3 or Proposal 4, mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote for a 1 year frequency:		1 Year	2 Year	3 Year	Abstain

6.	An advisory vote on the frequency of holding an advisory vote on executive compensation;	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain
7.	To approve the Visa Inc. Incentive Plan, as amended and restated;		☐	☐	☐

8.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 27, 2011: The Notice and Proxy Statement and Our Annual Report to Stockholders can be accessed electronically at http://investor.visa.com or www.proxyvote.com.

M28032-P04016

This proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of the Stockholders of Visa Inc.

on January 27, 2011.

The undersigned hereby constitute(s) and appoint(s) Joshua R. Floum, Thomas A. M’Guinness and Ariela St. Pierre and each or either of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote all shares of Class A common stock of Visa Inc. that the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Visa Inc. to be held on January 27, 2011, and at any adjournment or postponement thereof, upon the matters referred to in the Notice of 2011 Annual Meeting of the Stockholders of Visa Inc. and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of 2011 Annual Meeting of the Stockholders of Visa Inc. and Proxy Statement for said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 3 (if Proposal 1 is approved), “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 4 (if Proposal 1 is not approved), “FOR” PROPOSALS 5, 7 AND 8, AND “FOR” A ONE YEAR FREQUENCY (Proposal 6).

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” Proposals 1, 2, 5, 7 and 8, “FOR” each of the nominees listed in Proposal 3 (if Proposal 1 is approved), “FOR” each of the nominees listed in Proposal 4 (if Proposal 1 is not approved), and “FOR” a one year frequency (Proposal 6).

See reverse for voting instructions.